Exhibit 4(a)(v)

Conformed copy

THIS AGREEMENT is effective (as between the Company and HM Treasury only) as of 7 March 2009 and amended and restated by the parties hereto as of, and effective from, 20 March 2009 and 18 May 2009 among:

(1)

LLOYDS BANKING GROUP PLC, a company incorporated in Scotland with registered number 095000 and whose registered office is at Henry Duncan House, 120 George St, Edinburgh, Scotland EH2 4LH (the “Company”);

(2)

CITIGROUP GLOBAL MARKETS U.K. EQUITY LIMITED, a company incorporated in England and Wales with registered number 2019774 and whose registered office is at Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB (“CGMEL”);

(3)	UBS LIMITED, a company incorporated in England and Wales with registered number 2035362 whose registered office is at 1 Finsbury Avenue, London EC2M 2PP (“UBS”);

(4)	J.P. MORGAN CAZENOVE LIMITED, a company incorporated in England and Wales with registered number 04153386 and whose registered office is 20 Moorgate, London EC2R 6DA (“JPMC”); and

(5)	THE COMMISSIONERS OF HER MAJESTY’S TREASURY of 1 Horse Guards Road, London SW1A 2HQ (“HM Treasury”).

WHEREAS:

(A)

The Company and HM Treasury have agreed, subject, inter alia, to the passing of the Resolutions as set out herein that the Preference Shares are to be redeemed as provided in this Agreement. The amount payable on redemption is to be funded in part by the issue of the New Shares.

(B)

The Company proposes to invite Qualifying Shareholders to apply to subscribe for New Shares at the Issue Price by way of an open offer and otherwise on the terms and subject to the conditions to be set out in the Prospectus and the Application Form.

(C)

On the terms and subject to the provisions of this Agreement (a) each of the Joint Bookrunners is willing (severally and not jointly or jointly and severally) as agent of the Company to use reasonable endeavours to procure subscriber(s) for the Non-Accepted Shares (or, at their discretion, for as many as can be so procured) if an amount which is not less than the Minimum Rump Placing Amount can be obtained, and (b) if and to the extent that the Joint Bookrunners are unable to procure subscriber(s) for Non-Accepted Shares as described in (a) above, HM Treasury is willing to subscribe for (or procure that its nominee subscribes for) such Non-Accepted Shares itself.

(D)

Applications will be made to the FSA and the London Stock Exchange for the admission of the Accepted Shares and the Non-Accepted Shares to the Official List and to trading on the London Stock Exchange’s main market for listed securities.

(E)

Pursuant to the placing and open offer agreement among the Company and HM Treasury entered into on 7 March 2009 (the “Original Placing Agreement”), the Company has agreed, inter alia, to appoint joint sponsors and joint bookrunners in connection with the Open Offer.

(F)	As at, and effective from, 20 March 2009, the parties hereto entered into an agreement (the “Amended and Restated Placing Agreement”) which amended and restated the Original Placing Agreement.

(G)

The Joint Sponsors shall act as Joint Sponsors in connection with the applications for Accepted Shares Admission and Non-Accepted Shares Admission and the Joint Bookrunners shall act as joint bookrunners and joint placing agents in connection with the Open Offer, all on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement (including the Recitals):

“Acceptance”

means application and payment validly made (or, where the context so requires, treated as validly made) in accordance with the procedures to be set out in the Prospectus and (where appropriate) the Application Form;

	“Accepted Shares”	has the meaning given in clause 7.1(A);

“Accounts”

means the audited consolidated accounts of the Group for the three years ended 31 December 2006, 2007 and 2008 (including, without limitation, the related directors’ and auditors’ reports, the consolidated income statement, the consolidated balance sheet, the consolidated cashflow statement, the consolidated statement of changes in equity and all related notes);

	“Accounts Date”	means 31 December 2008;

“Accepted Shares Admission”

means the admission of the Accepted Shares to the Official List becoming effective in accordance with paragraph 3.2.7G of the Listing Rules and admission to trading on the London Stock Exchange’s main market for listed securities becoming effective in accordance with paragraph 2.1 of the Admission and Disclosure Standards;

“Admission and Disclosure Standards”	means the Admission and Disclosure Standards of the London Stock Exchange, as amended from time to time;

“ADSs”

means American depositary shares issued pursuant to the Deposit Agreement, each representing the right to receive four Ordinary Shares, and reference to Ordinary Shares or New Shares shall be deemed to include any such Ordinary Shares or New Shares represented by ADSs;

“Adverse Interest”	means any option, lien, mortgage, charge, equity, trust, any other right or interest of any third party and any other encumbrance of any kind;

“Affiliate”	means, unless otherwise specified herein, “affiliate” as defined in Rule 405 under the Securities Act or, as the context may require, Rule 501(b) under Regulation D of the Securities Act;

“Application Form”

means the application form (or, where applicable, form of direction), in a form acceptable to HM Treasury and to the Joint Sponsors and the Joint Bookrunners, acting reasonably, to be despatched to Qualifying Shareholders for use in connection with the Open Offer;

“APS”	means the asset protection scheme to be established by HM Treasury;

“Auditors”	means PricewaterhouseCoopers LLP and, with respect to any historical financial information of the HBOS Group, KPMG Audit plc;

“Board”	means the Board of Directors of the Company or a duly authorised committee thereof;

“Business Day”	means any day (other than a Saturday or Sunday) on which clearing banks are open for a full range of banking transactions in London;

“CA 1985”	means the Companies Act 1985;

“CA 2006”	means the Companies Act 2006;

“Capital Resources Requirement”	has the meaning given in the FSA Rules;

“Chairmanship Announcement”	means the press announcement issued by the Company on 17 May 2009 giving details relating to the chairmanship of the Company;

“CGMEL Indemnified Person”	means:

(a) CGMEL and any subsidiary, branch or affiliate of CGMEL;

(b) a person who is, on or at any time after the date of this Agreement, a director, officer, partner or employee of an undertaking specified in sub paragraph (a) above; and

(c)

CGMEL, their selling agents and each person, if any, who controls CGMEL within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and CGMEL’s respective affiliates, subsidiaries, branches, affiliates, associates and holding companies and the subsidiaries of such subsidiaries, branches, affiliates, associates and holding companies and each of such person’s respective directors, officers and employees;

and “CGMEL Indemnified Person” shall be construed accordingly;

“Circular”

means the circular, in a form acceptable to HM Treasury to be sent to the Qualifying Shareholders (other than the Prohibited Shareholders) giving summary details of the Open Offer and the redemption of the Preference Shares and containing notice of the GM;

“Claims”

means any and all claims, actions, liabilities, demands, proceedings, investigations, judgments or awards whatsoever (and in each case whether or not successful, compromised or settled and whether joint or several) threatened, asserted, established or instituted against any Indemnified Person and “Claim” shall be construed accordingly;

“Class B Shares”	means the B shares in the Company which are proposed to be issued in connection with the APS;

“Closing Date”	means the last date for Acceptance under the terms of the Open Offer;

“Companies Acts”	means the CA 1985 and/or the CA 2006 as the context requires;

“CREST”	means the relevant system (as defined in the Regulations) in respect of which Euroclear is the Operator (as defined in the Regulations);

“Dealing Day”	means a day on which dealings in securities may take place on, and with the authority of, the London Stock Exchange;

“Deposit Agreement”	means the deposit agreement dated 27 November 2001 made between the Company, The Bank of New York, as depositary, and the owners and holders of ADSs issued thereunder (as amended and restated);

“Directors”	means the directors of the Company from time to time;

“Draft Circular”	means the draft of the Circular provided to the Joint Bookrunners and HM Treasury immediately prior to the release of the Second Press Announcement and dated 18 May 2009, in the agreed form;

“Draft Prospectus”	means the draft of the Prospectus provided to the Joint Bookrunners and HM Treasury immediately prior to the release of the Second Press Announcement and dated 18 May 2009, in the agreed form;

“DTRs”	means the Disclosure and Transparency Rules, as amended from time to time, made by the FSA pursuant to Part VI of FSMA;

“Due Diligence Meetings”	means:

(a)

in the case of HM Treasury (including, for the avoidance of doubt, in the context of any qualification of the Warranties), the due diligence meetings held on dates between 11 February 2009 and 20 March 2009 between representatives of the Group and HM Treasury (including their respective legal counsel, accountants and financial advisors); and

(b)

in the case of the Joint Sponsors and the Joint Bookrunners (including, for the avoidance of doubt, in the context of any qualification of the Warranties), the Telephone Note prepared by Linklaters LLP and dated 26 February 2009 (the “26 February Note”), the Telephone Note prepared by Linklaters LLP and dated 6 March 2009 and the Appendix thereto (the “6 March Note”), the document entitled “Lark - Note of call with E&Y on 25 February 2009 on sanctions” (the “Sanctions Note”) and the memorandum from Nicola Myatt to the Company’s Audit Committee dated 13 February 2009 (the “Audit Committee Memo” and, together with the 26 February Note, the 6 March Note and the Sanctions Note, the “Due Diligence Materials”), in each case in the form agreed between Linklaters LLP (on behalf of the Company) and Freshfields Bruckhaus Deringer LLP (on behalf of the Joint Sponsors and the Joint Bookrunners). For the avoidance of doubt, the term Due Diligence Meetings for the purposes of this paragraph (b) does not include any agreement, contract, document, note, script, report, e-mail, information, matter, disclosure, meeting, conversation or discussion referred to but not included in any of the Due Diligence Materials;

“EEA”	means the European Economic Area;

“Effective Date”	means 7 March 2009;

“Enablement Letter”

means a letter, in a form acceptable to HM Treasury and to the Joint Sponsors and to the Joint Bookrunners, acting reasonably, from the Company to Euroclear confirming that the conditions for admission of the Accepted Shares and the Non-Accepted Shares to CREST are satisfied;

“Engagement Letters”

means the engagement letters agreed or to be agreed between the Company and each of the Joint Sponsors relating to the Open Offer, and the engagement letter between the Company and the Joint Bookrunners;

“Euroclear”	means Euroclear UK & Ireland Limited;

“Exchange Act”	means the United States Securities Exchange Act of 1934;

“FCPA”	means the US Foreign Corrupt Practices Act of 1977, including the rules and regulations thereunder;

“Form of Proxy”

means the form of proxy, in a form acceptable to HM Treasury and to the Joint Sponsors and the Joint Bookrunners, acting reasonably, to be sent to Qualifying Shareholders (other than Prohibited Shareholders) in connection with the GM;

“FSA”	means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA;

“FSA Rules”	means the rules, as amended from time to time, made by the FSA under the FSMA;

“FSMA”	means the Financial Services and Markets Act 2000 including any regulations made pursuant thereto;

“GM”	means the general meeting of the Company to be convened at which the Resolutions are to be proposed, or any adjournment of it;

“GM Date”	means the date on which the GM is held, being no later than 30 June 2009, or such later date as HM Treasury may require (but not later than 31 December 2009);

“Group”

means the Company and its subsidiary undertakings from time to time and “Group Company” means any of them (and for the avoidance of doubt, references in this Agreement to the “Group”, “Group Companies” and “members of the Group” include, without limitation, the HBOS Group);

“HBOS”	means HBOS plc, a company incorporated in Scotland with registered number SC218813 and whose registered office is at The Mound, Edinburgh EH1 1YZ;

“HBOS Accounts”

means the audited consolidated accounts of the HBOS Group for the three years ended 31 December 2006, 2007 and 2008 (including, without limitation, the related directors’ and auditors’ reports, the consolidated income statement, the consolidated balance sheet, the consolidated cashflow statement, the consolidated statement of recognised income and expense and all related notes);

“HBOS Accounts Date”	means 31 December 2008;

“HBOS Group”	means HBOS and its subsidiaries and subsidiary undertakings;

“HMT Indemnified Persons”	means:

	(a)	The Commissioners of Her Majesty’s Treasury;

	(b)	the Treasury;

	(c)	the Treasury Solicitor;

	(d)	any entity to which HM Treasury novates its rights and obligations under this Agreement pursuant to clause 18; and

	(e)	any person who is, on or at any time after the date of this Agreement, a director, officer, official, agent or employee of or under any person specified in paragraph (a), (b), (c) or (d) above;

and “HMT Indemnified Person” shall be construed accordingly;

“IFRS”	means International Financial Reporting Standards as adopted by the European Union;

“Indemnified Persons”

means each and any HMT Indemnified Person, each and any CGMEL Indemnified Person, each and any UBS Indemnified Person and each and any JPMC Indemnified Person and “Indemnified Person” shall be construed accordingly;

“Intellectual Property Rights”

means patents, trade marks, service marks, logos, get-up, trade names, rights in designs, copyright (including rights in computer software), internet domain names, moral rights, utility models, rights in know how, rights in databases and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Investment Company Act”	means the United States Investment Company Act of 1940;

“Issue Documents”

means the Press Announcement, the Second Press Announcement, the Chairmanship Announcement, the Application Form, the Circular, the Form of Proxy, the Prospectus, any Supplementary Prospectus, the Presentation, any interim management statement published after the Effective Date and before Accepted Shares Admission or, if later, Non-Accepted Shares Admission and any other document published or issued after the Effective Date by or on behalf of the Company in connection with the Open Offer, the placing of the Non-Accepted Shares pursuant to clause 3.5 or clause 4.1 or the redemption of the Preference Shares;

“Issue Price”	means the price of 38.43 pence per New Share;

“Joint Bookrunners”	means CGMEL, UBS and JPMC;

“Joint Sponsors”	means JPMC and UBS;

“JPMC Indemnified Person”	means:

(a) JPMC and any subsidiary, branch or affiliate of JPMC;

(b) a person who is, on or at any time after the date of this Agreement, a director, officer, partner or employee of an undertaking specified in sub-paragraph (a) above; and

(c)

JPMC, their selling agents and each person, if any, who controls JPMC within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and JPMC’s respective affiliates, subsidiaries, branches, affiliates, associates and holding companies together with JPMorgan Chase & Co and Cazenove Group Limited and the subsidiaries of such subsidiaries, branches, affiliates, associates and holding companies and each of such person’s respective directors, officers and employees;

and “JPMC Indemnified Person” shall be construed accordingly;

“Listing Rule Resolution”

means the resolution, in a form acceptable to HM Treasury, required under Chapter 11 of the Listing Rules in connection with the Open Offer and the redemption of the Preference Shares to be proposed at the GM;

“Listing Rules”	means the Listing Rules made by the FSA pursuant to section 73A of the FSMA, as amended from time to time;

“London Stock Exchange”	means London Stock Exchange Group plc;

“Losses”

means any and all loss, damage, cost, liability, demand, charge or expense (including legal fees), in each case whether joint or several, which any Indemnified Person may suffer or incur (including, but not limited to, all Losses suffered or incurred in investigating, preparing for or disputing or defending or settling any Claim and/or in establishing its right to be indemnified pursuant to clause 12 and/or in seeking advice regarding any Claim or in any way related to or in connection with the indemnity contained in clause 12) and “Loss” shall be construed accordingly;

“Material Adverse Effect”

means an event has occurred or is reasonably likely to occur which has resulted in or may result in a material adverse change in or affecting the condition (financial, operational, legal or otherwise), profitability, prospects, solvency, business affairs or operations of the Group taken as a whole, whether or not arising in the ordinary course of business;

“Minimum Rump Placing Amount”

means that amount that is equal to the sum of (a) the Issue Price multiplied by the number of Non-Accepted Shares for which subscriber(s) are procured by the Joint Bookrunners pursuant to clause 3.5, and (b) the expenses of procurement (including any applicable brokerage, transaction levies, trading fees, currency conversion costs, commissions and amounts in respect of VAT thereon which are not recoverable);

“New Shares”	means 10,408,535,000 new Ordinary Shares;

“Non-Accepted Shares”	has the meaning given in clause 7.1(B);

“Non-Accepting Shareholders”	means those Qualifying Shareholders that are not Open Offer Acceptors and “Non-Accepting Shareholder” shall be construed accordingly;

“Non-Accepted Shares Admission”

means the admission of the Non-Accepted Shares to the Official List becoming effective in accordance with paragraph 3.2.7G of the Listing Rules and admission to trading on the London Stock Exchange’s main market for listed securities becoming effective in accordance with paragraph 2.1 of the Admission and Disclosure Standards, which is expected to occur, at a time and date agreed by the parties, that is no later than 8.00 a.m. on the date that is three Dealing Days after the Time of Sale;

“Notifying Sponsor”	has the meaning given in clause 14.4;

“OECD Convention”	means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

“Official List”	means the Official List maintained by the FSA in its capacity as UK Listing Authority;

“Open Offer”	means the conditional invitation by the Company to Qualifying Shareholders to apply to subscribe for New Shares on the basis to be referred to in the Prospectus and, as relevant, the Application Form;

“Open Offer Acceptors”	means those Qualifying Shareholders that have validly applied (or are treated as having validly applied) to subscribe for New Shares under the Open Offer;

“Open Offer Date”	means the date on which the Application Form is issued;

“Open Offer Documents”	means the Prospectus, any Supplementary Prospectus and the Application Form;

“Open Offer Entitlement”	an entitlement to apply to subscribe for New Shares allocated to a Qualifying Shareholder pursuant to the Open Offer;

“Ordinary Shareholders”	means holders of Ordinary Shares;

“Ordinary Shares”	means ordinary shares of 25 pence each in the capital of the Company;

“Overall Financial Resources Rule”	has the meaning given in the FSA Rules;

“Panel”	means the Panel on Takeovers and Mergers;

“Participating Security”	has the meaning given to it in the Regulations (and “Participating Securities” shall be construed accordingly);

“Placing Schedule”	has the meaning given to it in clause 3.7;

“Posting Date”	means the date on which the Company publishes the Prospectus and despatches the Circular to Qualifying Shareholders (other than Prohibited Shareholders);

“Preference Share Dividend”	means the dividend accrued on the Preference Shares from and including 15 January 2009 to but excluding the relevant date of redemption;

“Preference Shares”	means the 4,000,000 preference shares of £0.25 each in the Company owned by HM Treasury;

“Presentation”

means any presentation, in the form to be agreed, used by the Company during presentations to institutional investors in connection with the Open Offer (including, for the avoidance of doubt, in connection with the Joint Bookrunners’ endeavours, if any, to procure subscriber(s) for Non-Accepted Shares pursuant to clauses 3.5 and 4.1) and any other publicity materials relating to the Open Offer prepared by or at the request of the Company;

“Press Announcement”	means the press announcement issued by the Company dated the Effective Date giving details of, inter alia, the Open Offer and the redemption of the Preference Shares;

“Previous Announcements”

means all documents issued (including circulars, annual reports and prospectuses) and announcements (other than the Press Announcement) made by or on behalf of the Company or any member of the Group through a Regulatory Information Service or by way of a public regulatory filing in the three year period immediately prior to the Effective Date of this Agreement which, for the avoidance of doubt, shall include the prospectus issued by HBOS on 18 November 2008, the supplementary prospectus published by HBOS on 18 December 2008, the supplementary prospectus published by the Company on 18 December 2008 and the Previous Prospectus;

“Previous Prospectus”	means the prospectus issued by the Company in respect of Ordinary Shares on 18 November 2008;

“Profit Forecast Report”

means the profit forecast report to be prepared by PricewaterhouseCoopers LLP, in the form to be agreed, relating to the forecast loss before tax, before the recognition of negative goodwill, for the Group for the period ending 31 December 2009 set out in Part XVII of the Prospectus;

“Prohibited Shareholders”	means holders of Ordinary Shares with registered addresses in any jurisdiction(s) in which the Open Offer cannot lawfully be made, as may be agreed by the Company and the Joint Sponsors and CGMEL;

“Prospectus”

means the document (including the information incorporated by reference therein) comprising a prospectus for the purposes of the Prospectus Rules to be published by the Company in relation to the Open Offer, in the form to be agreed;

“Prospectus Directive”	means Directive 2003/71/EC;

“Prospectus Rules”	has the meaning given in Section 73A(4) of FSMA;

“Qualifying CREST Shareholders”	means Qualifying Shareholders whose Ordinary Shares on the register of members of the Company at the close of business on the Record Date are in uncertificated form;

“Qualifying Non-CREST Shareholders”	means Qualifying Shareholders whose Ordinary Shares are held in certificated form;

“Qualifying Shareholders”	means holders of Ordinary Shares whose names are on the register of members of the Company as at the close of business on the Record Date;

“QIB Purchasers”	has the meaning given in clause 6.8(C)(i);

“QIBs”	has the meaning given to it in clause 6.2;

“Receiving Agent”	means the receiving agent to be appointed pursuant to clause 3.10;

“Receiving Agent Agreement”	means an agreement among the Company and the Receiving Agent relating to the Open Offer, in the form to be agreed;

“Record Date”	means the record date for the Open Offer, being 13 May 2009 (or such other date as the Company, HM Treasury, and the Joint Bookrunners shall agree, all acting reasonably);

“Registrars”	means Equiniti Limited;

“Regulations”	means the Uncertificated Securities Regulations 2001;

“Regulation D”	means Regulation D under the Securities Act;

“Regulation S”	means Regulation S under the Securities Act;

“Regulatory Information Service”	has the meaning given in the Listing Rules;

“Relevant Cost”	has the meaning given in clause 9.10;

“Relevant Member State”	has the meaning given in clause 6.6;

“Relevant Time”	has the meaning given in clause 6.1(C) (iii);

“Reports”	means the reports and letters prepared by the Auditors in connection with the Open Offer;

“Residual Shares”	has the meaning given to it in clause 7.3;

“Resolutions”	means the Share Capital Resolutions, the Whitewash Resolution and the Listing Rule Resolution;

“SDRT”	means stamp duty reserve tax;

“Second Press Announcement”	means the press announcement issued by the Company on 18 May 2009 giving further details of the Open Offer and the redemption of the Preference Shares;

“Securities Act”	means the United States Securities Act of 1933;

“Share Capital Resolutions”	means the resolutions, in a form acceptable to HM Treasury, acting reasonably:

(a) to increase the authorised share capital of the Company to allow for the creation and issue of the New Shares;

(b) to authorise the Directors to allot under Section 80 of CA 1985 such number of Ordinary Shares as equals or exceeds the number of New Shares; and

(c)

to authorise the Directors pursuant to Section 95 of CA 1985 to allot such number of Ordinary Shares as equals or exceeds the number of New Shares as if Section 89(1) of CA 1985 did not apply to any such allotment, to be proposed at the GM;

“Solicitors to the Joint Sponsors and Joint Bookrunners”	means Freshfields Bruckhaus Deringer LLP;

“Specified Event”	means an event occurring or matter arising on or after the Effective Date, which:

(a) if it had occurred or arisen before or at the Effective Date; or

(b) if it had been known by the Directors before or at the Effective Date,

would have rendered any of the Warranties (whether under the Original Placing Agreement, the Amended and Restated Placing Agreement or this Agreement) untrue, inaccurate or misleading in any respect;

“Stamp Tax”

means any stamp, documentary, registration or capital duty or tax (including, without limitation, stamp duty, SDRT and any other similar duty or similar tax) and any fines, penalties and/or interest relating thereto;

“Supplementary Prospectus”	means any prospectus supplementary to the Prospectus published by the Company pursuant to section 87G of FSMA;

“Tax” or “Taxation”

means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including, for the avoidance of doubt, Stamp Tax), in each case in the nature of taxation, duty, contribution or levy, whether of the United Kingdom or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and all penalties, charges, costs and interest relating thereto;

“Tax Authority”

means any government, state, municipal, local, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world having the power to impose, collect or administer any Tax or exercising a fiscal, revenue, customs or excise function with respect to Tax (including, without limitation, H.M. Revenue and Customs);

“The New York Stock Exchange”	means The New York Stock Exchange, Inc.;

“Time of Sale”

means a time falling within the period commencing at 7.00 a.m. on the first Dealing Day following the Closing Date and ending on the second Dealing Day after the Company has publicly announced the number of Accepted Shares, as is notified to the Company and HM Treasury by the Joint Bookrunners as the time of sale with respect to any subscriber(s) for Non-Accepted Shares procured by the Joint Bookrunners, pursuant to clauses 3.5 and 4.1;

“Time of Sale Documents”	means the documents specified as being delivered at, or with respect to, the Time of Sale in Part IV of Schedule 2;

“Treasury Solicitor”	has the same meaning as in the Treasury Solicitor Act 1876;

“UBS Indemnified Persons”	means:

(a) UBS and any subsidiary, branch or affiliate of UBS;

(b) a person who is, on or at any time after the date of this Agreement, a director, officer, partner or employee of an undertaking specified in sub paragraph (a) above; and

(c)

UBS, their selling agents and each person, if any, who controls UBS within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and UBS’s respective affiliates, subsidiaries, branches, affiliates, associates and holding companies and the subsidiaries of such subsidiaries, branches, affiliates, associates and holding companies and each of such person’s respective directors, officers and employees;

and “UBS Indemnified Person” shall be construed accordingly;

“UK Listing Authority”

means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA and in the exercise of its functions in respect of the admission of securities to the Official List otherwise than in accordance with Part VI of the FSMA;

“United States”	means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“US Shareholders”

means Ordinary Shareholders who are within the United States or are holding Ordinary Shares on behalf of, or for the account or benefit of, persons within the United States for whom they are acting without investment discretion (but only with respect to any such holdings);

“VAT”	means:

(a)

any tax imposed in conformity with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by the VATA and legislation and/or any regulations supplemental thereto); and

(b) any other tax of a similar nature (whether imposed in a member state of the European Union in substitution for or in addition to the tax referred to in sub-paragraph (a) or imposed elsewhere);

“VATA”	means the Value Added Tax Act 1994;

“Verification Materials”

means verification materials in a form acceptable to HM Treasury and to the Joint Sponsors and to CGMEL, acting reasonably, evidencing the verification process supporting the accuracy of certain information contained in the Issue Documents, including the verification questions and the answers thereto, signed by each of the persons named therein as being responsible for such answers;

“Warranties”	means the representations, warranties and undertakings contained in Schedule 3;

“Whitewash Resolution”

means the resolution in a form acceptable to HM Treasury, acting reasonably, pursuant to which Ordinary Shareholders are to waive any obligation of HM Treasury to make an offer under Rule 9 of the City Code on Takeovers and Mergers in relation to the matters contemplated by the Agreement;

“Wholly-Owned Entity”	has the meaning given in clause 18.1; and

“Working Capital Report”	means the working capital review report to be prepared by PricewaterhouseCoopers LLP, in the form to be agreed, relating to the Group, to be dated the date of the Prospectus.

1.2

Any reference to a document being “in the agreed form” or “form to be agreed” means in the form of the draft or proof thereof signed or initialled for the purpose of identification by Linklaters LLP (on behalf of the Company), Slaughter and May (on behalf of HM Treasury) and Freshfields Bruckhaus Deringer LLP (on behalf of the Joint

Sponsors and/or the Joint Bookrunners) or (in the case of documents to be agreed) in such form as may be satisfactory to HM Treasury and the Joint Bookrunners, the Joint Sponsors and the Joint Bookrunners (acting reasonably), and initialled, for the purposes of identification only, by such firms on behalf of their clients. No such initialling shall imply approval of all or any part of its contents by or on behalf of the person initialling it or any of the parties to this Agreement.

1.3	The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

1.4	References to a statutory provision include any subordinate legislation made from time to time under that provision.

1.5

References to a statutory provision include that provision as from time to time modified, supplemented or re-enacted so far as such modification or re-enactment applies or is capable of applying to any transactions entered into in accordance with this Agreement.

1.6

In this Agreement, a reference to a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the CA 2006 and a “subsidiary” or “holding company” is to be construed in accordance with section 1159 of the CA 2006.

1.7	Expressions defined or used in the Regulations shall have the same meaning in this Agreement (except where the context otherwise requires).

1.8	References to this Agreement include its Schedules and references in this Agreement to clauses, sub-clauses and Schedules are to clauses and sub-clauses of, and Schedules to, this Agreement.

1.9

The obligations of the Joint Sponsors and the Joint Bookrunners under this Agreement shall be several and not joint or joint and several. No provision of this Agreement shall impose any liability on any of the Joint Sponsors or the Joint Bookrunners for, nor shall the rights or remedies of any of the Joint Sponsors or the Joint Bookrunners be adversely affected by, any act or omission by any other Joint Sponsor or any other Joint Bookrunner or for any breach by the other Joint Sponsor of the provisions of this Agreement. The obligations owed by the Company to the Joint Sponsors and the Joint Bookrunners are owed to them as separate and independent obligations, and each Joint Sponsor and each Joint Bookrunner shall have the right to protect and enforce its rights hereunder without joining any other Joint Sponsor or the Joint Bookrunners in any proceedings.

1.10	Headings shall be ignored in construing this Agreement.

1.11	References to time of day are to London time unless otherwise stated.

1.12

When construing any provision relating to VAT, any reference in this Agreement to any person shall (where appropriate) be deemed, at any time when such person is a member of a group of companies for VAT purposes, to include a reference to the representative member of such group at such time.

1.13

Any reference to any indemnity, covenant to pay or payment (a “Payment Obligation”) being given or made on an “after-Tax basis” or expressed to be calculated on an “after-Tax basis” means that, in calculating the amount payable pursuant to such Payment Obligation (the “Payment”), there shall be taken into account (if and to the extent that the same has not already been taken into account in the calculation of the Payment):

(A)

any Tax suffered by the person entitled to receive the Payment to the extent that it arises as a result of the matter giving rise to the Payment Obligation or as a result of receiving, or being entitled to receive, the Payment; and

(B)

any relief, exemption, allowance or credit which is available to set against any Tax otherwise payable or against any income, profits or gains for Tax purposes, and any right to any refund or reimbursement of any Tax, which in each case is available to the person entitled to receive the Payment if and to the extent that the same arises as a result of the matter giving rise to the Payment Obligation or as a result of receiving, or being entitled to receive, the Payment, such that the person entitled to receive the Payment is in the same economic position after Tax that it would have been in if the matter giving rise to the Payment Obligation had not occurred.

1.14

Each reference in this Agreement to the Joint Sponsors, the Joint Bookrunners or any of them by any description or in any capacity includes a reference to it in each other capacity in which it may act pursuant to this Agreement or otherwise with the agreement of the Company in connection with the Open Offer and/or the publication of the Circular and/or Accepted Shares Admission and/or Non-Accepted Shares Admission.

1.15

Any reference to the Joint Sponsors, the Joint Bookrunners or to HM Treasury approving or agreeing the form of an Issue Document, shall be a reference to such approval or agreement being given solely for the purposes of this Agreement.

1.16

A reference to “certificated” or “certificated form” in relation to a share or other security is a reference to a share or other security title to which is recorded on the relevant register of the share or other security as being held in certificated form.

1.17

A reference to “uncertificated” or “uncertificated form” in relation to a share or other security is a reference to a share or other security title to which is recorded on the relevant register of the share or other security as being held in uncertificated form, and title to which, by virtue of the Regulations, may be transferred by means of CREST.

1.18	Words and expressions defined in the Companies Acts shall bear the same meaning.

2.	CONDITIONS

2.1

The obligations of HM Treasury and of the Joint Sponsors and the Joint Bookrunners under this Agreement (save for the obligations under clauses 3.4, 3.5 and 3.6 and such other obligations hereunder which fall due for performance before Accepted Shares Admission) are conditional on:

(A)	the release of the Press Announcement via a Regulatory Information Service by 8.00 a.m. on the Effective Date;

(B)	there having occurred, as at Accepted Shares Admission, no material default or breach by the Company of the terms of this Agreement;

(C)	the New Shares being validly created under applicable law and forming part of the Company’s authorised but unissued share capital;

(D)	the Directors being duly authorised under applicable law to allot and issue the New Shares in accordance with the terms of this Agreement;

(E)

the Company having obtained such approvals, authorisations, permits and consents as may be required by any government, state or other regulatory body and all necessary filings having been made and all necessary waiting periods having expired, in each case in any part of the world and as a consequence of the actions contemplated by this Agreement;

(F)

HM Treasury having obtained such approvals, authorisations, permits and consents as may be required by any governmental, state or other regulatory body in any part of the world and all necessary filings having been made and all necessary waiting periods having expired, in each case as a consequence of the issue of New Shares and/or redemption of the Preference Shares contemplated by this Agreement;

(G)

each Warranty in Part I of Schedule 3 of this Agreement being true and accurate in all material respects and not misleading in any material respect as at the Effective Date and when given under clause 11.1 with respect to HM Treasury and when given under clause 11.1A in respect of the Joint Bookrunners and remaining true and accurate in all material respects and not misleading in any material respect on the Posting Date, at such time as a Supplementary Prospectus shall be issued in accordance with this Agreement before Accepted Shares Admission and immediately prior to Accepted Shares Admission by reference to the facts and circumstances then existing;

(H)

each Warranty in Part II of Schedule 3 of this Agreement being true and accurate in all material respects and not misleading in any material respect on the Posting Date and remaining true and accurate in all material respects and not misleading in any material respect, at such time as a Supplementary Prospectus shall be issued in accordance with this Agreement before Accepted Shares Admission and immediately prior to Accepted Shares Admission by reference to the facts and circumstances then existing;

(I)	there being, in the opinion of HM Treasury (acting in good faith), no Material Adverse Effect;

(J)

there being no contracts or arrangements to which the Company or any member of the Group are party which would become capable of being terminated by a party thereto (other than a member of the Group) or would permit such a party to exercise a right against a member of the Group or may otherwise give rise to material adverse consequences for the Group as a whole, in each case as a result of the issue of New Shares and/or redemption of the Preference Shares contemplated by this Agreement, in each case where this or any other consequences thereof would be, or would be reasonably likely to be, material in the context of the business of the Group or the Open Offer, redemption of the Preference Shares or any subscription for New Shares by HM Treasury, Qualifying Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares;

(K)	the delivery to HM Treasury and to the Joint Sponsors and CGMEL, as applicable:

	(i)	simultaneously with the execution of this Agreement, of the documents listed in Part I of Schedule 2;

	(ii)	prior to despatch of the Circular, of the documents listed in Part II of Schedule 2;

	(iii)	prior to the publication of the Prospectus, of the documents listed in Part III of Schedule 2;

(iv)

at the date of each Supplementary Prospectus issued prior to Accepted Shares Admission, the documents (or “bring downs” from such documents) listed in Part III of Schedule 2 (as applicable) requested by the Joint Sponsors, CGMEL and by HM Treasury in respect of such Supplementary Prospectus and dated as of such date;

	(v)	immediately prior to Accepted Shares Admission, of the documents listed in Part IV of Schedule 2,

in each case to the extent not already delivered and provided that HM Treasury shall not be entitled to rely on this condition in the case of non-delivery of any document which is not material, in the respective judgments of HM Treasury and the Joint Sponsors and CGMEL, in the context of the Open Offer or the applications for Accepted Shares Admission and Non-Accepted Shares Admission or the redemption of the Preference Shares;

(L)	the GM being duly convened and held no later than the GM Date;

(M)

subject to applicable law, (including directors’ fiduciary duties), the Directors recommending (without qualification and maintaining such recommendation) that the Company’s shareholders vote in favour of the Resolutions;

(N)	subject to applicable law, the Directors voting all Ordinary Shares held by them in favour of the Resolutions;

(O)	the Company’s shareholders passing the Resolutions (without amendment) at the GM;

(P)	the Prospectus and, to the extent necessary, the Circular, being approved by the FSA in accordance with the Prospectus Rules, the Listing Rules and FSMA;

(Q)	the Company having reached agreement with the FSA as to the redemption of the Preference Shares on or before the date of Accepted Shares Admission;

(R)	the Circular being approved by the Panel in relation to the Whitewash Resolution;

(S)

subject to satisfaction of the condition set out in clause 2.1(P), the Prospectus being made available to Qualifying Shareholders (other than Prohibited Shareholders) with, as relevant, an Application Form, in accordance with clause 3 and in accordance with the Prospectus Rules;

(T)

subject to satisfaction of the conditions set out in clauses 2.1(P) and 2.1(R), the posting to Qualifying Shareholders of the Company (other than Prohibited Shareholders) of the Circular and the Form of Proxy;

(U)

the Company having applied for Accepted Shares Admission and admission of the Accepted Shares to CREST as Participating Securities and all of the conditions to such admissions having been satisfied, in each case, on or before Accepted Shares Admission;

(V)	the Company allotting, subject only to Accepted Shares Admission, the Accepted Shares to Open Offer Acceptors in accordance with clauses 3 and 5;

(W)

the Directors having waived all change of control provisions set out in their respective service contracts which would otherwise be or have been triggered as a result of the redemption of the Preference Shares and/or the issue of New Shares contemplated by this Agreement;

(X)

no event referred to in Section 87G of the FSMA arising between the time of publication of the Prospectus and the time of Accepted Shares Admission and no Supplementary Prospectus being published by or on behalf of the Company before Accepted Shares Admission which, in any of the foregoing cases, HM Treasury or the Joint Sponsors or CGMEL consider in their respective sole judgment acting in good faith to be (singly or in the aggregate) material in the context of the business of the Group, the Open Offer, the redemption of the Preference Shares, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares Admission or Non-Accepted Shares Admission dealings in the Ordinary Shares;

(Y)	Accepted Shares Admission occurring at or before 8.00 a.m. on 7 July 2009 (or such later time or date as HM Treasury may agree);

(Z)

the Prospectus and the Circular containing and not omitting disclosure of any fact, matter or circumstance material in the context of the Group or the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders

or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares or Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares Admission or Non-Accepted Shares Admission dealings in the Ordinary Shares and the Circular containing all such disclosures as are required by the Listing Rules;

(AA)

HM Treasury, having consulted with the Company, being satisfied, as at Accepted Shares Admission, that the arrangements contemplated by this Agreement continue to be proportionate and appropriate for the maintenance of the financial stability of the Company, each in the context of the general economic and market conditions then prevailing; and

(BB)	the Company not having indicated an intention not to participate in the APS.

2.2

Subject to the fiduciary duties of the Directors, the Company shall use all reasonable endeavours to procure the fulfilment of the conditions set out in clause 2.1 and, where applicable, by the times and dates stated therein (or such later times and/or dates as HM Treasury may agree) and shall notify HM Treasury forthwith in the event that the Company or any of the Directors becomes aware that any of the conditions set out in clause 2.1 has become or might reasonably be expected to become incapable of fulfilment by the time and/or date stated in such condition (or such later time and/or date as HM Treasury may agree) or at all. In addition, the Company shall provide HM Treasury with such information as it may reasonably require to enable it to ascertain whether the condition in clause 2.1(J) has been satisfied.

2.3

Each Joint Sponsor shall use its reasonable endeavours to provide to the Company such assistance as the Company shall reasonably request in connection with the procedural steps required for the performance of the obligations of the Company set out in clauses 2.1(P), (U), and (Y).

2.4

Subject to clause 2.7, HM Treasury shall be entitled, in its absolute discretion and upon such terms as it shall think fit, to waive fulfilment of all or any of the conditions set out in clause 2.1 (other than clauses 2.1(C) and 2.1(E), 2.1(O) (save in relation to the Whitewash Resolution), 2.1(P) and 2.1(Y)) or to extend the time provided for fulfilment of any of the conditions set out in clause 2.1 in respect of all or any part of the performance thereof.

2.5	The Company shall be entitled to waive fulfilment of the condition set out in clause 2.1(E).

2.6

If the condition set out in clause 2.1(E) is not satisfied at the time at which all other conditions set out in clause 2.1 are satisfied or, to the extent permitted, waived, the parties shall treat such condition as waived (and the Company shall be treated as having waived such condition) if the relevant matter in respect of which the condition has not been satisfied is not likely to lead to material consequences for the Company or the Directors and is not material in the judgment of HM Treasury, the Joint Sponsors or the Joint Bookrunners in the context of the Open Offer, the subscription of Non-Accepted Shares by subscribers procured by the Joint Bookrunners pursuant to clauses 3.5 and 4.1, the redemption of the Preference Shares, Accepted Shares

Admission, Non-Accepted Shares Admission or post-Accepted Shares Admission or Non-Accepted Shares Admission dealings in the Ordinary Shares and, in all cases, for the avoidance of doubt, taking account of the financial circumstances of the Company.

2.7	If:

(A)

any of the conditions set out in clause 2.1 (other than clause 2.1(AA)) is not fulfilled or, if capable of waiver pursuant to clause 2.4 or clause 2.5, waived, or treated as waived pursuant to clause 2.6, by the time and/or date specified therein (or such later time and/or date as HM Treasury may agree); and

	(B)	HM Treasury does not consider it to be necessary that the arrangements contemplated by this Agreement proceed to completion in order to maintain the financial stability of the United Kingdom,

or

	(C)	the condition set out in clause 2.1(AA) is not fulfilled as at Accepted Shares Admission,

then on notice from HM Treasury to the Joint Sponsors and the Company, the Joint Sponsors shall, on behalf of the Company, withdraw any application made to the FSA and/or the London Stock Exchange in connection with Accepted Shares Admission and Non-Accepted Shares Admission, this Agreement shall cease and determine and no party to this Agreement shall have any claim against any other party to this Agreement for costs, damages, compensation or otherwise except as provided in clause 2.9.

2.8

Without prejudice to the rights of HM Treasury, the Joint Sponsors and CGMEL under clause 13, if any of the conditions set out in clause 2.1 are not fulfilled or, if capable of waiver pursuant to clause 2.4 or clause 2.5, waived, or treated as waived pursuant to clause 2.6, by the date and/or time specified herein (or such later time as HM Treasury may agree) and if HM Treasury does consider it necessary that the arrangements contemplated by this Agreement proceed to completion in order to maintain the financial stability of the United Kingdom, HM Treasury shall treat as waived any outstanding conditions in clause 2.1 (other than any condition referred to as not being waivable by HM Treasury).

2.9	Where this Agreement has terminated pursuant to clause 2.7:

	(A)	such termination shall be without prejudice to any accrued rights or obligations under this Agreement;

	(B)	the Company shall pay any commissions, fees and expenses as are payable in such circumstance under and in accordance with clauses 9.1 and 9.2; and

	(C)	the provisions of this clause 2.9 and clauses 1, 9, 10.3, 10.4, 10.12, 11, 12, 13, 14, 16, 17, 18, 19 and 20 shall remain in full force and effect.

2.10	HM Treasury and the Company shall use all reasonable endeavours to procure that, by no later than Accepted Shares Admission, all approvals, authorisations and consents as may be required from any government, state or other regulatory body shall have been obtained in order that the conditions set out in clauses 2.1(E) and 2.1(F) may be satisfied. The Company and HM Treasury shall co-operate with each other (at the cost of the Company) in order that the conditions set out in clauses 2.1(E) and 2.1(F) may be satisfied, which co-operation shall include the Company:

(A)

promptly providing to HM Treasury and to HM Treasury’s lawyers and other advisers where appropriate, any necessary information and documents reasonably required for the purpose of obtaining such approvals, authorisations, permits and consents and making such necessary filings;

(B)

promptly notifying HM Treasury or HM Treasury’s lawyers and other advisers where appropriate, of any material communications received in the course of obtaining such approvals, authorisations, permits and consents and making such necessary filings; and

	(C)	generally supporting HM Treasury in obtaining such approvals, authorisations, permits and consents and making such necessary filings.

2.11	Upon Accepted Shares Admission, each of the conditions set out in clause 2.1 shall, to the extent not fulfilled, be deemed to have been fulfilled or waived.

3.	THE OPEN OFFER AND APPOINTMENTS

3.1	The Company hereby:

(A)

appoints (i) each of UBS and JPMC as joint sponsors in connection with the applications for Accepted Shares Admission and Non-Accepted Shares Admission and, if and to the extent that a sponsor is required by the Listing Rules to be appointed in respect of or to provide guidance in connection with the Circular, the publication of the Circular, and (ii) each of CGMEL, UBS and JPMC as joint bookrunners and joint placing agents in connection with the Open Offer and each of CGMEL, UBS and JPMC accepts such appointments;

(B)

agrees that such appointments shall confer on each of the Joint Sponsors and each of the Joint Bookrunners all powers, authorities and discretions on behalf of the Company which are necessary for or incidental to the performance of its function as joint sponsor, joint bookrunner and/or joint placing agent, as the case may be, to the Open Offer (including the power to appoint sub-agents or to delegate the exercise of any of its powers, authorities or discretions to such persons as it may think fit); and

(C)

agrees to ratify and approve all documents, acts and things which each of the Joint Sponsors and Joint Bookrunners shall lawfully do in the exercise of such appointments, powers, authorities and discretions.

3.2

This Agreement amends and restates the Amended and Restated Placing Agreement. For the avoidance of doubt, this Agreement does not affect any accrued rights (a) of the Company or HM Treasury under the Original Placing Agreement and/or the Amended and Restated Placing Agreement, and (b) of the Joint Sponsors and/or the Joint Bookrunners under the Amended and Restated Placing Agreement.

3.3

The Company hereby agrees, subject always to clause 6.1, to invite Qualifying Shareholders who are not Prohibited Shareholders by means of the Prospectus and, as relevant, the Application Form to apply to subscribe for the New Shares at the Issue Price and otherwise on the terms and conditions set out therein. The Company shall procure that, under the terms of the Open Offer, Qualifying Shareholders who are not Prohibited Shareholders shall be entitled to subscribe for their pre-emptive entitlements.

3.4

As soon as practicable after 12.00 p.m. on the Closing Date and by not later than 5.00 p.m. on 8 June 2009, the Company will (or will procure that the Receiving Agent will) notify the Joint Bookrunners and HM Treasury in writing of the number of Non-Accepted Shares.

3.5

On the terms and subject to the provisions of this Agreement and on the basis of the information in the Issue Documents and in reliance on the representations, warranties and undertakings of the Company set out in this Agreement, each of the Joint Bookrunners hereby agrees severally (and not jointly or jointly and severally) as agent of the Company to use reasonable endeavours to procure subscriber(s) for any Non-Accepted Shares by no later than 4.30 p.m. on the second Dealing Day after the date on which the Company publicly announces the number of Accepted Shares (or, at their discretion, for as many as can be so procured) if an amount which is not less than the Minimum Rump Placing Amount can be obtained from such subscriber(s). Any subscriber(s) so procured by the Joint Bookrunners shall subscribe the Non-Accepted Shares at the Issue Price and any amount in excess of the Issue Price shall be paid by the subscriber(s) and received by the Joint Bookrunners on the basis that the same shall be applied in meeting the Joint Bookrunners’ expenses of procuring such acquisition (including any applicable brokerage, transaction levies, trading fees, currency conversion costs, commissions and amounts in respect of VAT thereon which are not recoverable) and, other than in relation to New Shares representing the aggregate of fractional entitlements for which subscribers are procured pursuant to clause 4.1, that, subject to clause 5.4(C), any balance remaining shall be received as agent for (and on trust for) and payable to Non-Accepting Shareholders (pro rata to the number of New Shares each such Non-Accepting Shareholder did not validly apply to subscribe for (or was treated as having not validly applied to subscribe for)) in accordance with clause 5.4(C). The Joint Bookrunners shall not be obliged to endeavour to procure such subscriber(s) and may, at any time on or after the date on which the Company publicly announces the number of Accepted Shares, cease or decline to endeavour to procure any such subscriber(s) if, in their reasonable opinion (and following consultation with the Company), it is unlikely that any such subscriber(s) can be so procured by such time and on the terms referred to above, or if the procurement of subscriber(s) would give rise to a breach of law, whereupon the Joint Bookrunners shall not be under any obligation to endeavour to procure any such subscriber(s) pursuant to this clause 3.5. The parties hereto acknowledge and understand that, if having used such reasonable endeavours, the Joint Bookrunners are unable to procure subscriber(s) for such Non-Accepted Shares, or exercise their right as described in this clause 3.5 to cease or decline to endeavour to procure any such subscriber(s) for any such Non-Accepted Shares, or if any subscriber(s) who are so procured fail to meet their payment obligations, for all or any of the Non-Accepted

Shares, the Joint Bookrunners shall not themselves be obliged to subscribe for such Non-Accepted Shares which shall be Residual Shares to be taken up solely by HM Treasury in accordance with clause 7.3.

3.6

The Joint Bookrunners agree to consult regularly with HM Treasury and the Company whilst performing the procedure set out in clause 3.5 and clause 4.1 in relation to the status of their endeavours to procure subscriber(s) for the Non-Accepted Shares and to provide updates as to the identity of subscriber(s) for the Non-Accepted Shares and the number of Non-Accepted Shares for which such subscriber(s) have been procured on at least a daily basis. Subject to compliance with this clause 3 and with the restrictions in clause 6, each of the Joint Bookrunners shall have discretion to procure subscriber(s) for Non-Accepted Shares in the manner and otherwise as it thinks fit in compliance with applicable laws as are customarily complied with by banks of international reputation.

3.6A

Except with the consent of HM Treasury and other than in the ordinary course of business not connected to the Open Offer or the procuring of subscribers as contemplated by this Agreement, the Company undertakes not to (directly or indirectly) agree or pay or offer any fee, commission or other form of consideration to the subscriber(s) of Non-Accepted Shares procured pursuant to clause 3.5 or clause 4.1 (or for the purposes of procuring them). For the avoidance of doubt and subject to the preceding sentence, this clause 3.6A does not apply to any fee, commission or other form of consideration agreed with or paid to or offered by a Joint Bookrunner to any subscriber of Non-Accepted Shares procured by it pursuant to clause 3.5 or clause 4.1 (or for the purposes of procuring them).

In addition, the Joint Bookrunners shall, not less than two Business Days in advance of the Closing Date, inform HM Treasury and the Company as to the basis on which they propose to conduct the procedures in clause 3.5 or clause 4.1 (and shall consult with HM Treasury and the Company as far as practical before departing materially from such basis.

3.7

The Joint Bookrunners will procure that a schedule is delivered to the Company (or the Registrar on behalf of the Company) and to HM Treasury no later than 4.30 p.m. on the second Dealing Day following the date on which the Company publicly announces the number of Accepted Shares following completion of the procedure set out in clause 3.5 showing the names of the subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1 and allocated Non-Accepted Shares (and the number of New Shares comprised in such allocations) and shall specify whether such shares are to be issued in certificated or uncertificated form together with details of (and the number of New Shares comprised in) the proposed number of Residual Shares to be subscribed for by HM Treasury (or its nominee) pursuant to clause 7.3 (the “Placing Schedule”). HM Treasury, the Company and the Joint Bookrunners will consult each other in respect of, and agree a final version of, the Placing Schedule promptly after, and in any event within two hours of, its receipt pursuant to this clause 3.7.

3.8

Without prejudice to the Joint Sponsors’ obligations under Chapter 8 of the Listing Rules, the Company acknowledges and agrees that none of the Joint Sponsors nor the Joint Bookrunners nor HM Treasury is responsible for and has not authorised and will not authorise the contents of any Issue Document and that none of the Joint Sponsors nor the Joint Bookrunners nor HM Treasury shall be responsible for verifying the accuracy, completeness or fairness of any information in any of the Issue Documents (or any supplement or amendment to any of the foregoing).

3.9

The Company consents to each Joint Sponsor or CGMEL disclosing to the FSA at any time before or after Accepted Shares Admission or Non-Accepted Shares Admission, any information that such Joint Sponsor is required to disclose to satisfy its obligations as a sponsor under the Listing Rules and/or the DTRs provided that, where legally permitted and practicable, such Joint Sponsor or CGMEL notifies the Company prior to making, and consults as to the timing and manner of, such disclosure.

3.10	The Company undertakes that it will appoint a receiving agent to act as registrar and receiving agent in connection with the Open Offer on terms acceptable to HM Treasury and in particular that:

(A)

until Accepted Shares Admission, all proceeds of subscriptions for New Shares received from Qualifying Shareholders pursuant to the Open Offer will be held for the benefit of the relevant Qualifying Shareholders (including, if relevant, HM Treasury) under the Open Offer, in proportion to the amounts they have each paid;

(B)

on and after Accepted Shares Admission and up to Non-Accepted Shares Admission, to the extent that such amounts are to be used to subscribe for the New Shares (which, for the avoidance of doubt, will not include any amounts received from subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 which are in excess of the Minimum Rump Placing Amount which will, subject to clause 5.4(C), at all times be held as agent for and on trust for Non-Accepting Shareholders pro rata to the number of New Shares each such Non-Accepting Shareholder did not validly apply to subscribe for (or was treated as having not validly applied to subscribe for)), such amounts will be held as agent for and for the benefit of the Company, such amount to be used solely for the purpose of redeeming the Preference Shares in accordance with the terms of this Agreement; and

	(C)	immediately upon redemption of the Preference Shares and until completion of the transfer of such amount to HM Treasury, such amount will be held on trust for the benefit of HM Treasury,

and that the Receiving Agent will be admitted as registrar and receiving agent in respect of CREST. The Company shall not unreasonably refuse consent to executing such documents and doing such things as HM Treasury may reasonably require to ensure that amounts received by the Receiving Agent in connection with the Open Offer (other than any amounts received from subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 which are in excess of the Minimum Rump Placing Amount which will, subject to clause 5.4(C), at all times be held as agent for and on trust for Non-Accepting Shareholders pro rata to the number of New Shares each such Non-Accepting Shareholder did not validly apply to subscribe for (was treated as not having validly applied to subscribe for)) are applied to redeem the Preference Shares in accordance with the terms of this Agreement.

3.11

The Company shall give all such assistance and provide all such information as each of the Joint Sponsors and the Joint Bookrunners may reasonably require for the making and implementation of the Open Offer, including Accepted Shares Admission and Non-Accepted Shares Admission, and will do (or procure to be done) all such things and execute (or procure to be executed) all such documents as may be reasonably necessary or desirable to be done or executed by the Company or by its officers, employees or agents in connection therewith.

3.12

The Company undertakes to HM Treasury to do all such acts and things as may be required and as HM Treasury may require in connection with, and in order to achieve, Non-Accepted Shares Admission, and in order for any Residual Shares which are to be subscribed by HM Treasury pursuant to clause 7.3 to be duly authorised, validly issued and (upon final allotment) admitted to listing on the Official List and to trading on the London Stock Exchange’s main market for listed securities, including, without limitation, appointing sponsors, executing documents, paying fees, giving undertakings, submitting all application forms and documents, engaging with relevant regulatory authorities, publishing any supplementary prospectus, giving instructions to third parties, passing board resolutions, obtaining and maintaining authorities to allot shares and delivery of documents pursuant to clause 3.26.

3.13

The Company undertakes that it shall release the Press Announcement to a Regulatory Information Service at, or as soon as practicable after, 7.00 a.m. on the Effective Date and the Second Press Announcement to a Regulatory Information Service at, or as soon as practicable after, 10.00 a.m. on 18 May 2009.

3.14	The Company undertakes to:

	(A)	make an application:

		(i)	(within the meaning of and for the purposes of the Prospectus Rules) to the FSA for the approval of the Prospectus and, to the extent required under the Listing Rules, the Circular; and

		(ii)	to the Panel for the approval of the Circular in relation to the Whitewash Resolution; and

(B)

apply to the FSA and to the London Stock Exchange for Accepted Shares Admission and Non-Accepted Shares Admission and further undertakes to provide such information, supply and/or execute such documents, pay such fees, give such undertakings and do all such acts and things as may be required (a) by the UK Listing Authority and the London Stock Exchange for the purposes of obtaining formal approval of the Circular and the Prospectus, any Supplementary Prospectus and obtaining Accepted Shares Admission and Non-Accepted Shares Admission, and (b) to comply with the Listing Rules, the Prospectus Rules, the Admission and Disclosure Standards, FSMA and the Companies Acts, and (c) by the UK Listing Authority for the passporting of the Prospectus into any Relevant Member State in which New Shares will be offered to the public (within the meaning set out in clause 5.6) for the purposes of the Prospectus Directive, and (d) by Euroclear for the purposes of obtaining permission for the admission of the New Shares as Participating Securities in

CREST and (e) by the FSA and the London Stock Exchange, in each case to obtain the grant of Accepted Shares Admission and Non-Accepted Shares Admission. Subject to the fiduciary duties of the Directors, the Company will use all reasonable endeavours to obtain the grant of Accepted Shares Admission (subject only to the allotment of the relevant New Shares) by no later than 8.00 a.m. on 7 July 2009 (or such later time or date as HM Treasury may require in writing) and, without prejudice to clause 3.12, Non-Accepted Shares Admission (subject only to the allotment of the relevant New Shares) by no later than 8.00 a.m. on the date that is three Dealing Days after the Time of Sale (or such earlier or later date as HM Treasury and the Joint Bookrunners may agree in writing).

3.15

The Company undertakes that it shall not include any reference to HM Treasury or the Joint Sponsors or CGMEL in any of the Issue Documents without the prior written consent of HM Treasury or the Joint Sponsors or CGMEL, as applicable.

3.16

Subject to obtaining the approval of the Circular by the FSA (if and to the extent required under the Listing Rules) and the Panel in relation to the Whitewash Resolution, the Company shall procure that:

	(A)	the Circular and the Forms of Proxy are posted to Qualifying Shareholders (other than Prohibited Shareholders) on the Posting Date; and

	(B)	if required, a copy of the Circular is filed with the FSA pursuant to the Listing Rules and, if required, with the Panel.

3.17	Subject to obtaining the approval of the Prospectus by the FSA and such other regulators as may be appropriate the Company shall procure that:

	(A)	the Prospectus is made available to Qualifying Shareholders (other than Prohibited Shareholders) in accordance with the Prospectus Rules subject to clause 6;

	(B)	a copy of the Prospectus is filed with the FSA pursuant to the Prospectus Rules;

	(C)	copies of the Prospectus, together with any other required documents, are made available to the public by or on behalf of the Company in accordance with the Prospectus Rules;

	(D)	Application Forms are posted to, amongst others, all Qualifying Non-CREST Shareholders (other than Prohibited Shareholders); and

(E)

the Open Offer Entitlements of Qualifying CREST Shareholders (other than Prohibited Shareholders) are credited to their respective stock accounts on the first Dealing Day after the Ordinary Shares go ‘ex’ the entitlement to apply under the Open Offer.

3.18

As soon as practicable after the Posting Date, the Company shall procure delivery to Euroclear of security application forms in a form acceptable to HM Treasury and to the Joint Sponsors and the Joint Bookrunners, acting reasonably, in respect of the Open

Offer Entitlements and the New Shares and the Company undertakes to use reasonable endeavours to obtain permission for the admission of each of the Open Offer Entitlements and the New Shares as a Participating Security in CREST.

3.19	On the Posting Date, prior to the despatch of the Circular and the Application Form, the Company shall deliver, or procure there are delivered:

	(A)	if and to the extent that a sponsor is required by the Listing Rules to be appointed in respect of or to provide guidance in connection with the Circular, to the Joint Sponsors; and

	(B)	to HM Treasury,

those documents listed in Part II of Schedule 2.

3.20

On the Posting Date, prior to publication of the Prospectus and on the date on which any Supplementary Prospectus is published, prior to the publication of such Supplementary Prospectus, the Company shall deliver or procure there are delivered to the Joint Sponsors, CGMEL and to HM Treasury those documents listed in Part III of Schedule 2.

3.21

At or with respect to the date of the Time of Sale, the Company shall deliver or procure there are delivered to the Joint Sponsors, CGMEL and to HM Treasury the documents listed in Part IV of Schedule 2.

3.22	The Company authorises the Joint Sponsors and CGMEL to date the Enablement Letter and deliver it to Euroclear.

3.23

Subject always to the fiduciary duties of the Directors, the Company shall procure that the GM is duly convened and held no later than 30 June 2009 or such later date as HM Treasury may require in writing (but in any case not later than 31 December 2009) and that the Resolutions are proposed at it.

3.24

Subject to clause 3.25, neither the Open Offer, nor any of its terms and conditions shall be varied, extended, amended or withdrawn without the prior written consent of HM Treasury, except as required by any applicable law or regulation.

3.25

If at any time between the Posting Date and Accepted Shares Admission or, if later, Non-Accepted Shares Admission: (i) any event shall have occurred as a result of which the Prospectus, as amended or supplemented from time to time, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such document is delivered, not misleading, or if for any other reason, including compliance with Section 87G of FSMA, it shall be necessary to amend or supplement the Prospectus, the Company will (without prejudice to the rights of HM Treasury, the Joint Sponsors and CGMEL under this Agreement) promptly:

	(A)	notify HM Treasury, the Joint Sponsors and CGMEL of the relevant circumstances;

	(B)	consult with HM Treasury, the Joint Sponsors and CGMEL in considering any requirement to publish a Supplementary Prospectus;

	(C)	consult with HM Treasury, the Joint Sponsors and CGMEL as to the contents of any Supplementary Prospectus and comply with all reasonable requirements of in relation thereto; and

	(D)	publish such Supplementary Prospectus in such manner as may be required by the Prospectus Rules.

3.26

Immediately prior to Accepted Shares Admission, the Company shall deliver or procure that there are delivered to the Joint Sponsors, CGMEL and to HM Treasury those documents listed in Part IV of Schedule 2.

3.27

Immediately prior to Non-Accepted Shares Admission, the Company shall deliver or procure that there are delivered to the Joint Sponsors, CGMEL and to HM Treasury those documents listed in Part IV of Schedule 2.

3.28

The Company shall procure (to the extent that it lies in its power to do so) to be communicated or delivered to the Joint Sponsors and the Joint Bookrunners all such information and documents (signed by the appropriate person where so required) as the Joint Sponsors and the Joint Bookrunners may reasonably require to enable them to discharge their obligations hereunder and pursuant to or in connection with obtaining Accepted Shares Admission and Non-Accepted Shares Admission, the Open Offer or as may be required to comply with the requirements of the FSMA, the FSA or the London Stock Exchange.

3.29

The Company confirms to the Joint Sponsors, CGMEL and to HM Treasury that a meeting or meetings of the Board has been held (and/or, in the case of (C), (D), (E) and (F) below, undertakes to hold such a meeting) which has (or will have, as the case may be):

	(A)	authorised the Company to enter into and perform its obligations under this Agreement;

	(B)	approved the form and release of the Press Announcement;

(C)

approved the form of the Circular, Prospectus, and Form of Proxy and authorised and approved the publication of the Circular, Prospectus, the Form of Proxy, each of the other Issue Documents and all other documents connected with the Open Offer, the redemption of the Preference Shares and Accepted Shares Admission and Non-Accepted Shares Admission, as appropriate;

	(D)	approved the making of the Open Offer and the redemption of the Preference Shares;

	(E)	approved the making of the applications for Accepted Shares Admission and Non-Accepted Shares Admission; and

	(F)	authorised (or authorise, as the case may be) all necessary steps to be taken by the Company in connection with each of the above matters.

3.30

The Company irrevocably authorises each of the Joint Sponsors and each of the Joint Bookrunners to give to the Registrars and/or Euroclear any instructions consistent with this Agreement and/or the Issue Documents that it reasonably considers to be necessary for, or incidental to, the performance of its functions as joint sponsor or joint bookrunner or placing agent (as the case may be).

3.31

The Company acknowledges that the Joint Sponsors’ responsibilities as sponsors pursuant to the Listing Rules are owed solely to the FSA and that agreeing to act as sponsor does not of itself extend any duties or obligations to any one else, including the Company.

4.	FRACTIONAL ENTITLEMENTS

4.1

No later than 5.00 p.m. on 8 June 2009, the Company shall inform each of the Joint Bookrunners and HM Treasury of the number of New Shares representing the aggregate of fractional entitlements and the New Shares representing the aggregate of such fractional entitlements shall for the purposes of this Agreement, unless otherwise stated, be treated as Non-Accepted Shares. Each of the Joint Bookrunners hereby agrees severally (and not jointly or jointly and severally) as agent of the Company to use reasonable endeavours to procure subscriber(s) for any such shares by no later than 4.30 p.m. on the second Dealing Day after the date on which the Company publicly announces the number of Accepted Shares (or, at their discretion, for as many as can be so procured) if an amount which is not less than the Minimum Rump Placing Amount can be obtained from such subscriber(s). Any subscriber(s) so procured by the Joint Bookrunners shall subscribe such shares at the Issue Price and any amount in excess of the Issue Price shall be paid by the subscriber(s) and received by the Joint Bookrunners on the basis that the same shall be applied in meeting, as so permitted pursuant to this Agreement, the Joint Bookrunners’ expenses of procuring such acquisition (including any applicable brokerage, transaction levies, trading fees, currency conversion costs, commissions and amounts in respect of VAT thereon which are not recoverable). The Joint Bookrunners shall not be obliged to endeavour to procure such subscriber(s) and may, at any time on or after the date on which the Company publicly announces the number of Accepted Shares, cease or decline to endeavour to procure any such subscriber(s) if, in their reasonable opinion (and following consultation with the Company), it is unlikely that any such subscriber(s) can be so procured by such time and on the terms referred to above, or if the procurement of subscriber(s) would give rise to a breach of law, whereupon the Joint Bookrunners shall not be under any obligation to endeavour to procure any such subscriber(s) pursuant to this clause 4.1. The parties hereto acknowledge and understand that, if having used such reasonable endeavours, the Joint Bookrunners are unable to procure subscriber(s) for such shares, or exercise their right as described in this clause 4.1 to cease or decline to endeavour to procure any such subscriber(s) for any such shares, or if any subscriber(s) who are so procured fail to meet their payment obligations, for all or any of the shares, the Joint Bookrunners shall not themselves be obliged to subscribe for such shares which shall be Residual Shares to be taken up solely by HM Treasury in accordance with clause 7.3.

4.2

No later than Non-Accepted Shares Admission, and subject to compliance by the Company with the provisions of clauses 5.1 and 5.2, subject to clause 4.1, each Joint Bookrunner shall pay or procure payment to the Company (or to the Receiving Agent on behalf of the Company) of the net proceeds of the placing of the New Shares representing fractional entitlements, such amount to be used for the purpose of redeeming the Preference Shares in accordance with the terms of this Agreement. For the avoidance of doubt, each of the Joint Bookrunners will be under no obligation to pay or procure payment to the Company or to the Receiving Agent of an amount in excess of the amount received by them from subscriber(s) procured by them pursuant to clause 4.1.

5.	ALLOTMENT OF THE NEW SHARES, CONSIDERATION AND REGISTRATION

5.1

The Company shall, prior to Accepted Shares Admission, pursuant to a resolution of the Board, allot, conditional only on Accepted Shares Admission, the Accepted Shares to the Open Offer Acceptors in each case in accordance with the terms of the Open Offer Documents.

5.2

The Company shall, in relation to Non-Accepted Shares, as soon as reasonably practicable following agreement of the Placing Schedule pursuant to clause 3.7 and in any event prior to Non-Accepted Shares Admission:

(A)

as regards the Non-Accepted Shares which are required by subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 and clause 4.1 to be certificated shares, pursuant to a resolution of the Board, allot, conditional only upon Non-Accepted Shares Admission, such Non-Accepted Shares as certificated shares, subject to the terms of the Issue Documents, to the subscriber(s) of such Non-Accepted Shares in the proportions set out in the Placing Schedule; and

(B)

as regards the Non-Accepted Shares which are required by subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 and clause 4.1 to be uncertificated shares, pursuant to a resolution of the Board, allot, conditional only upon Non-Accepted Shares Admission, such Non-Accepted Shares as uncertificated shares, subject to the terms of the Issue Documents:

(i)

in the case of subscriber(s) procured by CGMEL pursuant to clause 3.5 or clause 4.1, to such CREST account of such entity as will be notified by CGMEL to the Company no later than the Business Day prior to Non-Accepted Shares Admission, such person to hold such Non-Accepted Shares as nominee for such subscriber(s);

(ii)

in the case of subscriber(s) procured by UBS pursuant to clause 3.5 or clause 4.1, to such CREST account of such entity as will be notified by UBS to the Company no later than the Business Day prior to Non-Accepted Shares Admission, such person to hold such Non-Accepted Shares as nominee for such subscriber(s); and

		(iii)	in the case of subscriber(s) procured by JPMC pursuant to clause 3.5 or clause 4.1, to such CREST account of such entity as will be notified by JPMC to the Company no later than the Business Day prior to Non-Accepted Shares Admission, such person to hold such Non-Accepted Shares as nominee for such subscriber(s).

5.3	No later than Non-Accepted Shares Admission, and subject to compliance by the Company with the provisions of clauses 5.1 and 5.2, subject to clause 3.5, each Joint Bookrunner shall:

(A)

pay or procure payment to the Company (or to the Receiving Agent on behalf of the Company), of an amount equal to the product of (i) the number of Non-Accepted Shares subscribed for by (and for which payment in full has been received by it from) subscriber(s) procured by it pursuant to clause 3.5, and (ii) the Issue Price; and

(B)

subject to clause 5.4(C), pay or procure payment to the Receiving Agent as agent for and on behalf of the relevant Non-Accepting Shareholders, of an amount equal to the aggregate amount it has received from subscriber(s) procured by it pursuant to clause 3.5, less the sum of (i) the amount calculated pursuant to clause 5.3(A), and (ii) the expenses of procurement (including any applicable brokerage, transaction levies, trading fees, currency conversion costs, commissions and amounts in respect of VAT thereon which are not recoverable).

For the avoidance of doubt, each of the Joint Bookrunners will be under no obligation to pay or procure payment to the Company or to the Receiving Agent of an amount in excess of the amount received by them from subscriber(s) procured by them pursuant to clause 3.5 or clause 4.1. If any subscriber(s) who are so procured fail to meet their payment obligations, for all or any of the Non-Accepted Shares, the Joint Bookrunners shall not themselves by obliged to subscribe for such Non-Accepted Shares which shall be Residual Shares to be taken up solely by HM Treasury in accordance with clause 7.3.

5.4	Following payment of the monies to the Company (or to the Receiving Agent on behalf of the Company) in accordance with clause 5.3, the Company shall:

(A)

procure that the Receiving Agent will, immediately upon Non-Accepted Shares Admission, effect the registration, without registration fee, of the persons referred to in clauses 5.1 and 5.2 above as the holders of the relevant New Shares and shall procure that such New Shares are credited to any relevant accounts as specified in CREST (without charging any administration fee);

(B)

procure that the Receiving Agent will, immediately upon Non-Accepted Shares Admission, effect the registration, without registration fee, of the persons referred to in clause 5.2(A) in the register of members and to issue definitive certificates; and

(C)

procure that the Receiving Agent makes payment of the amount received by the Receiving Agent pursuant to clause 5.3(B) to the Non-Accepting Shareholders pro rata to the number of New Shares each such Non-accepting Shareholder did not validly apply to subscribe for (or was treated as having not validly applied to subscribe for) as soon as practicable after receipt (save that individual amounts of less than £3.00 will not be so paid but will be paid to the Company for onward transmission to charity and will at all times be held for and on behalf of the Company). Subject to the terms and conditions of the Open Offer set out in the Prospectus, if a Non-Accepting Shareholder’s holding of Ordinary Shares on the register of members of the Company at the close of business on the Record Date is in certificated form, such payment will be made to the person whose name and address appears on page one of the Application Form. Subject to the terms and conditions of the Open Offer set out in the Prospectus, if a Non-Accepting Shareholder’s holding of Ordinary Shares on the register of members of the Company at the close of business on the Record Date is in uncertificated form, such payment will be made to the person registered as the holder of those Ordinary Shares on the date the Ordinary Shares go “ex” the entitlement to apply under the Open Offer; and

(D)

procure that the Receiving Agent will, immediately upon Non-Accepted Shares Admission, effect the registration, without registration fee, of HM Treasury (or its nominee) as the holder of the Residual Shares in the register of members, in accordance with clause 7.3, and issue a definitive certificate.

5.5

The New Shares will, as from the date when they are issued, rank pari passu in all respects with, and be identical to, the Ordinary Shares then in issue and will rank in full for all dividends and other distributions declared, made or paid on the Ordinary Shares after such date of issue. The New Shares shall be allotted and issued free from all Adverse Interests.

6.	OVERSEAS SHAREHOLDERS

6.1

The Company shall procure that no Application Forms and no copies of the Prospectus (or any Supplementary Prospectus) shall be posted to Prohibited Shareholders and that no Open Offer Entitlements are credited to stock accounts in CREST of Prohibited Shareholders unless they have supplied the Company with an address in the United Kingdom for the giving of notices to them.

6.2

The Application Forms, together with the Prospectus and any Supplementary Prospectus shall specify, to the reasonable satisfaction of the Joint Sponsors and the Joint Bookrunners, such procedures as to ensure that no New Shares are credited to the account or for the benefit of any person located in the United States unless they have established to the reasonable satisfaction of the Company that, in the case of US Shareholders, they are qualified institutional buyers (“QIBs”) as defined in Rule 144A under the Securities Act or accredited investors as defined in Rule 501 under the Securities Act, or in the case of Prohibited Shareholders, they may take up their entitlements to the New Shares in accordance with an applicable exemption from local securities laws.

6.3

The Company shall not without the written consent of the Joint Sponsors and the Joint Bookrunners, not to be unreasonably withheld, make ADSs available to the holders of ADSs representing the Ordinary Shares with respect to any Ordinary Shares underlying such holder’s ADSs.

6.4

Each of the Joint Sponsors and the Joint Bookrunners (severally and not jointly or jointly and severally) and the Company acknowledges and agrees that offers and sales of New Shares will be made as described in the Prospectus and in accordance with the terms of this Agreement. The rights of Prohibited Shareholders and US Shareholders to participate in the Open Offer shall be limited as set out in the Prospectus and in this Agreement.

6.5	It is agreed and understood that the New Shares do not meet the eligibility requirements of Rule 144A under the Securities Act.

6.6

Each of the Company and the Joint Sponsors and the Joint Bookrunners (severally and not jointly or jointly and severally) confirms and agrees that, except in relation to each Member State of the EEA which has implemented the Prospectus Directive (each a “Relevant Member State”), none of the New Shares have been or will be offered to the public for the purposes of the Prospectus Directive in that Relevant Member State prior to the publication of a prospectus in relation to the New Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except:

	(A)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

	(B)	to any legal entity which has two or more of:

		(i)	an average of at least 250 employees during the last financial year;

		(ii)	a total balance sheet of more than €43,000,000; and

		(iii)	an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

	(C)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of any New Shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in the Relevant Member State.

For the purposes of this provision, the expression an “offer of New Shares to the public” in relation to any New Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the New Shares to be offered so as to enable an investor to decide to purchase or subscribe for the New Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

6.7	Each of the Company, HM Treasury and the Joint Sponsors and the Joint Bookrunners (severally and not jointly or jointly and severally) acknowledges and agrees that the

New Shares and the Open Offer Entitlements have not been and will not be registered under the Securities Act and may not be offered or sold except in accordance with Rule 903 of Regulation S, to QIBs or to certain pre-identified US employees of the Company who are accredited investors (as defined in Rule 501 under the Securities Act) only if such employees have executed and delivered to the Company an investor letter in a form reasonably satisfactory to the Joint Sponsors, the Joint Bookrunners and HM Treasury, in each case pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

6.8	Each of the Company, HM Treasury and the Joint Sponsors and the Joint Bookrunners (severally and not jointly or jointly and severally) represents, warrants and agrees that it:

	(A)	has not engaged and will not engage in any directed selling efforts (within the meaning of Regulation S) in the United States with respect to the New Shares;

(B)

has not offered or sold and will not offer or sell New Shares in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or in a manner involving a public offering within the meaning of Section 4(2) of the Securities Act;

	(C)	has only solicited and will only solicit subscriptions of and has only offered or sold and will only offer or sell the New Shares:

(i)

to persons that it reasonably believes are QIBs pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, (“QIB Purchasers”) and, in the case of the Company and HM Treasury only, only if such QIB Purchasers have executed and delivered an investor letter in the form of Schedule 5 to this Agreement;

(ii)

to certain pre-identified US employees of the Company who are accredited investors (as defined in Rule 501 under the Securities Act) only if such employees have executed and delivered to the Company an investor letter in a form reasonably satisfactory to the Joint Sponsors and the Joint Bookrunners in accordance with an applicable exemption from local securities laws;

(iii) in reliance upon and in compliance with Regulation S; or

(iv) to Prohibited Shareholders in accordance with an applicable exemption from local securities laws and in reliance upon and in compliance with Regulation S; and

(D)

has complied and will comply with all applicable provisions of FSMA and all other applicable securities laws with respect to anything done by it in relation to any New Shares in, from or otherwise involving the United Kingdom.

6.9	The Company acknowledges and agrees that it has not, directly or indirectly:

	(A)	made nor will it make offers or sales of any security;

	(B)	solicited nor will it solicit offers or sales of any security;

	(C)	otherwise negotiated nor will it negotiate in respect of any security;

	(D)	taken nor will it take any other action,

in any of the foregoing cases under circumstances that would require registration of the New Shares under the Securities Act.

6.10

For so long as any New Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will during any period in which it is neither subject to Section 13 or 15(d) of the Exchange Act nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, provide to any holder or beneficial owner of such restricted securities or to any prospective purchaser of such restricted securities designated by such holder or beneficial owner, upon the request of such holder, beneficial owner or prospective purchaser, the information required to be provided by Rule 144A(d)(4) under the Securities Act; this undertaking is also for the benefit of the holders and beneficial owners from time to time of such restricted securities and prospective purchasers designated by such holders or beneficial owners from time to time.

6.11

The Company shall ensure that each of its Affiliates and each person acting on behalf of the Company or its Affiliates (other than the Joint Sponsors or Joint Bookrunners and their respective Affiliates and persons acting on behalf of any of the Joint Sponsors or Joint Bookrunners and their respective Affiliates) has complied and will comply with clauses 6.6, 6.7, 6.8 and 6.9.

6.12

Each of the Joint Sponsors and the Joint Bookrunners shall ensure that each of its Affiliates and each person acting on its behalf or on behalf of its Affiliates has complied and will comply with clauses 6.6, 6.7, and 6.8.

7.	HM TREASURY SUBSCRIPTION

7.1	For the purposes of this clause 7:

	(A)	“Accepted Shares” shall mean any New Shares in respect of which an Acceptance has been made before 12.00 p.m. on the Closing Date;

(B)

“Non-Accepted Shares” shall mean any New Shares which are not Accepted Shares together with any New Shares which are treated as Non-Accepted Shares pursuant to clause 7.1(C) and any New Shares representing the aggregate of fractional entitlements; and

	(C)	the Company shall, with the consent of HM Treasury, be entitled to treat as Non-Accepted Shares:

(i)

any New Shares comprised in an Acceptance which has been validly rejected by the Company, with the consent of HM Treasury, not later than 2.00 p.m. on the Closing Date in accordance with the terms of the Open Offer, by reason of insufficient evidence as to identity having been received by that time in accordance with the procedures maintained by the Registrars under the Money Laundering Regulations 2007;

	(ii)	any New Shares comprised in an Acceptance which has been validly withdrawn pursuant to the rights of investors to withdraw acceptances in accordance with Section 87Q of FSMA;

	(iii)	any New Shares comprised in an Acceptance in respect of which cleared payment has not been received by 5:00 pm on the Closing Date (the “Relevant Time”); and

(iv)

any New Shares comprised in any other Acceptance which the Company, with the consent of HM Treasury, has elected not later than 9.00 p.m. on 7 June 2009 to treat as invalid, in accordance with the terms of the Open Offer.

7.2

Without prejudice to clause 9, if there are no Non-Accepted Shares, the obligations of HM Treasury and the Joint Bookrunners with regards to Non-Accepted Shares under this clause 7 and clause 3.5 will cease.

7.3

If, following Accepted Shares Admission and compliance by the Company with clause 3.12 and subject to Non-Accepted Shares Admission occurring, having used reasonable endeavours, the Joint Bookrunners are unable to procure subscriber(s) for all or any Non-Accepted Shares at an amount which is not less than the Minimum Rump Placing Amount or if the Joint Bookrunners exercise their right as set out in clause 3.5 and clause 4.1 to cease or decline to endeavour to procure any such subscriber(s) for such Non-Accepted Shares or if any subscriber(s) who are so procured fail to meet their payment obligations for all or any Non-Accepted Shares (any such Non-Accepted Shares being together “Residual Shares”), HM Treasury shall itself (or shall procure that its nominee shall) subscribe for such Residual Shares at the Issue Price and on the terms, subject to the conditions and on the basis of the information contained in the Issue Documents and in reliance on the Warranties given under clause 11. For the avoidance of doubt, HM Treasury shall not be required to subscribe for Residual Shares at a price above the Issue price notwithstanding that a subscriber who fails to meet their payment obligations had agreed to pay a premium to the Issue Price. If HM Treasury is required to subscribe for any Residual Shares pursuant to this clause 7.3, on Non-Accepted Shares Admission HM Treasury will hold the subscription monies for such Residual Shares for the benefit of the Company and the Company hereby irrevocably and unconditionally authorises HM Treasury on behalf of the Company to apply such subscription monies in redemption, pro tanto, of the Preference Shares on the date of Non-Accepted Shares Admission. Such application shall constitute a complete discharge of HM Treasury’s obligations to make payment in respect of the Residual Shares. If, following the Relevant Time, payment is dishonoured in respect of any Acceptances previously made, the relevant New Shares shall be dealt with in accordance with the terms of the Open Offer and shall not be Residual Shares.

7.4

HM Treasury (or its nominee) shall be deemed, without being required to complete an Application Form, to subscribe for its take-up of its pro rata entitlement of New Shares at the Issue Price pursuant to the terms of the Open Offer (the “HMT Open Offer Shares”). On Accepted Shares Admission HM Treasury will hold the subscription monies for such HMT Open Offer Shares for the benefit of the Company and the Company hereby irrevocably and unconditionally authorises HM Treasury on behalf of the Company to apply such subscription monies in redemption, pro tanto, of the Preference Shares on the date of Accepted Shares Admission. Such application shall constitute a complete discharge of HM Treasury’s obligations to make payment in respect of the HMT Open Offer Shares.

7.5

If HM Treasury (or its nominee) subscribes for New Shares pursuant to this clause 7, it has, in addition to any other rights and remedies it may have, the rights and remedies of a person subscribing for New Shares on the basis of the Issue Documents.

7.6	The Company agrees that it shall on the date of Accepted Shares Admission or, if later, Non-Accepted Shares Admission:

(A)

amend the terms of the registration rights agreement entered into with HM Treasury on 12 January 2009 (the “US Registration Rights Agreement”) to include as “Registrable Securities” (as defined in the US Registration Rights Agreement) any New Shares subscribed for hereunder, any Class B Shares and other securities held by the Treasury in the Company from time to time, and any securities of any description issued by HM Treasury from time to time and which are exchangeable for, convertible into, give rights over or are referable to such New Shares or other securities; and

(B)

enter into a resale rights agreement (the “Resale Rights Agreement”) with HM Treasury, in the form and substance reasonably satisfactory to HM Treasury, in order to enable the Ordinary Shares, Class B Shares and other securities held by HM Treasury in the Company from time to time, and any securities of any description issued by HM Treasury from time to time and which are exchangeable for, convertible into, give rights over or are referable to such ordinary shares or other securities, to be sold in such jurisdictions and in such manner as HM Treasury may determine, including, without limitation, the provision of assistance with due diligence, marketing and such documentation (including without limitation any offering memorandum, whether or not a prospectus) as HM Treasury may reasonably require.

7.7	HM Treasury and the Company agree that neither the Company nor any member of its Group shall be required under the Resale Rights Agreement:

(A)

to obtain a listing for any securities on any exchange or in any market in which it does not already have a listing where the Company and HM Treasury, both acting reasonably, decide that obtaining such listing would be unduly onerous having regard to the additional listing obligations to which the Company or the relevant member of its Group would be subject as a result of or in connection with obtaining such listing; or

(B)

to provide any assistance to HM Treasury prior to 22 July 2009 in relation to the preparation of any prospectus, listing particulars, offering memorandum or other marketing materials if such work would require (in the view of the Company and HM Treasury, both acting reasonably) onerous financial, accounting or audit work in order to ensure that the requested materials comply with relevant securities laws.

7.8

Without prejudice to the obligations of each of the Joint Bookrunners pursuant to clause 3.5, the Company confirms to the Joint Bookrunners that any information which any of the Joint Bookrunners may obtain as to whether or not subscriber(s) have been procured to take up any Non-Accepted Shares or, if any such subscriber(s) have been so procured, as to the identities of any such persons, is not information obtained by the Joint Bookrunners as financial advisers to the Company. Accordingly (and notwithstanding any relationship which Joint Bookrunners may have with the Company as financial adviser), the Joint Bookrunners shall be under no obligation to disclose to the Company any of such information.

7.9

Without prejudice to the condition in clause 2.1(X), in the event that a Supplementary Prospectus is issued by the Company two or fewer Business Days prior to the Closing Date (or such later date as may be agreed between the parties) all references to the Closing Date in this Agreement (other than in this clause 7.9) shall be deemed to be the date which is three Business Days after the date of issue of the Supplementary Prospectus and all dates in this Agreement referenced to the Closing Date (excluding, without limitation, the date specified in clause 2.1(Y) (or such later date as HM Treasury may agree)) shall also be extended mutatis mutandis and the obligations of the parties under this Agreement shall, to the extent applicable, be required to be performed by the relevant party by reference to such extended dates.

7.10

Each party shall execute such documents (including, without limitation, any agreement varying the terms of this Agreement) and do such acts and things as may be required for the purpose of giving full effect to the extension of the timetable for the Open Offer as contemplated by clause 7.9 above.

8.	CAPACITY

8.1

Any transaction carried out by the Joint Bookrunners pursuant to clause 3.5 will constitute a transaction carried out in the capacity of agent at the request of the Company and not in respect of the Joint Bookrunners’ own account.

8.2	Notwithstanding that the Joint Bookrunners may act as the Company’s agent in connection with the Open Offer, the Joint Bookrunners and any of their respective Affiliates and/or their agents may:

(A)

receive and keep for their own benefit any commissions, fees, brokerage or other benefits paid to or received by them in connection with the Open Offer and shall not be liable to account to the Company for any such commissions, fees, brokerage or other benefits; and

(B)

acting as investors for their own account, take-up their entitlements to, or subscribe for or purchase, New Shares in the Open Offer and, in that capacity, may retain, purchase, sell or offer to sell for their own account(s) such New Shares and any securities of the Company or related investments issued otherwise than in connection with the Open Offer.

8.3

The Joint Bookrunners will not be responsible for any loss or damage to any person arising from any insufficiency or alleged insufficiency of the amount obtained from, the Open Offer or from the timing of any such transaction.

8.4

The Company acknowledges and agrees that HM Treasury and the Joint Sponsors and the Joint Bookrunners are acting solely pursuant to a contractual relationship with the Company on an arm’s length basis with respect to the Open Offer and the redemption of the Preference Shares (including in connection with determining the terms of the Open Offer) and not, in relation to the Open Offer or the redemption of the Preference Shares, as financial advisers (except in the cases of the Joint Bookrunners and Joint Sponsors, solely on and subject to the strict terms of the Engagement Letters) or fiduciaries to the Company or any other person. Additionally, the Company acknowledges that neither HM Treasury nor the Joint Sponsors nor Joint Bookrunners are advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby and neither HM Treasury nor the Joint Sponsors nor the Joint Bookrunners shall have any responsibility or liability to the Company with respect thereto. The Company further acknowledges and agrees that any review by HM Treasury and/or the Joint Sponsors and/or the Joint Bookrunners (or their respective advisers and agents) of the Company, the Open Offer, the redemption of the Preference Shares, the Issue Documents and other matters relating thereto will be performed solely for the benefit of HM Treasury and/or the Joint Sponsors and/or the Joint Bookrunners, as relevant, and shall not be on behalf of the Company or any other person. This is without prejudice to any obligations of the Joint Sponsors under the FSA Rules, including any obligations to make recommendations to the Company concerning the allocation of the Open Offer under the Engagement Letters.

9.	FEES, COMMISSIONS, EXPENSES AND VAT

9.1	Subject to clause 9.2, in consideration of HM Treasury and the Joint Sponsors and Joint Bookrunners agreeing to provide their services under this Agreement, the Company shall pay:

	(A)	to HM Treasury a commission of 0.5 per cent. of the aggregate value of the New Shares at the Issue Price per New Share;

(B)

subject to Non-Accepted Shares Admission occurring, to HM Treasury a further commission of 1 per cent. of the aggregate value of the New Shares subscribed for by subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1 at the Issue Price per New Share or by HM Treasury (or its nominee); and

(C)

each of HM Treasury’s and the Joint Sponsors’ and the Joint Bookrunners’ legal and other costs and expenses (properly incurred in the case of the Joint Sponsors and the Joint Bookrunners and excluding, for the avoidance of doubt, the expenses of procuring subscriber(s) pursuant to clause 3.5 and clause 4.1 (including any applicable brokerage, transaction levies, trading fees, currency conversion costs, commissions and amounts in respect of VAT thereon which are not recoverable)) and the costs and expenses of HM Treasury’s financial advisers, in each case incurred for the purpose of or in connection with the Open Offer, the redemption of the Preference Shares or any arrangements referred to in, or contemplated by, this Agreement.

9.2	With respect to the fees, commissions and expenses payable pursuant to clause 9.1 above:

	(A)	the commissions referred to in clause 9.1(A) shall be payable on the earlier of Accepted Shares Admission and the second Business Day after the day on which this Agreement is terminated;

(B)

the commissions referred to in clause 9.1(B) shall be payable (i) in respect of New Shares subscribed by HM Treasury pursuant to clause 7.4, on the date of Accepted Shares Admission, and (ii) otherwise on the date of Non-Accepted Shares Admission; and

(C)

the expenses referred to in clause 9.1(C) shall be payable whether or not this Agreement becomes unconditional or is terminated for any reason and shall be payable on the earlier of Accepted Shares Admission and the second Business Day after the day on which this Agreement is terminated.

9.3

Each of the Joint Sponsors, the Joint Bookrunners and the Company agree that, with the exception of the reimbursement of expenses referred to in clause 9.1(C) above, no fees or commissions shall be payable to the Joint Sponsors, the Joint Bookrunners or any of them by the Company for the services to be performed by such Joint Sponsor and the Joint Bookrunners under this Agreement or otherwise in connection with or in any way related to the transactions contemplated by this Agreement.

9.4

HM Treasury may deduct the amount of the commissions and expenses payable under clause 9.1 together with, in each case, an amount in respect of any VAT chargeable thereon, from any payment to be made by HM Treasury to the Company under clause 7.3. For the avoidance of doubt, HM Treasury acknowledges and agrees that the Company shall not be required to pay any commission except that provided for in clauses 9.1(A) and 9.1(B) in respect of any New Shares subscribed for by subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1.

9.5

In consideration of the Joint Bookrunners agreeing to use reasonable endeavours to procure subscriber(s) for any Non-Accepted Shares, the Joint Bookrunners shall be entitled to deduct an amount equal to 0.20 per cent. of the aggregate value of the Non-Accepted Shares at the price per Non-Accepted Share at which subscribers are procured pursuant to clause 3.5 and clause 4.1, which may be taken into account in calculating and deducted from any payment to be made by the Joint Bookrunners to the Receiving Agent on behalf of Non-Accepting Shareholders pursuant to clause 5.3(B) or to the Company (or to the Receiving Agent on behalf of the Company) pursuant to clause 4.2.

9.6

Without prejudice to clause 9.1(C), the Company shall bear all reasonable costs and expenses of or incidental to the Open Offer, the matters contemplated by this Agreement (including, for the avoidance of doubt, any applicable amounts in respect of VAT thereon, in accordance with clause 9.10), such expenses including, without limitation, the fees and expenses of its professional advisers, the cost of preparation, advertising, printing and distribution of the Issue Documents and all other documents connected with the Open Offer, the redemption of the Preference Shares, the Registrars’ fees, the listing fees of the FSA, any charges by CREST and the fees of the London Stock Exchange. The Company shall forthwith (and, in relation to VAT, in accordance with clause 9.10) upon demand by HM Treasury or any of the Joint Sponsors or the Joint Bookrunners (accompanied by the relevant receipt therefor) reimburse such person the amount of any such expenses. This clause 9.6 shall not apply to any Tax (provision for which is, for the avoidance of doubt, made in clauses 9.7, 9.8, 9.9 and 9.10), except to the extent provided for in clauses 9.7, 9.8, 9.9 or 9.10.

9.7

The Company shall pay and bear any Stamp Tax which is payable or paid (whether by HM Treasury, any of the Joint Sponsors, the Joint Bookrunners or otherwise) in connection with the allotment and issue of the New Shares, the redemption of the Preference Shares, the delivery of the New Shares and/or the subscription for the New Shares in the manner contemplated by this Agreement or the execution, delivery, performance or enforcement of this Agreement, provided that this clause 9.7 shall not apply to:

(A)

any Stamp Tax payable in respect of transfers of, or agreements to transfer, New Shares subsequent to any such New Shares having been subscribed for by HM Treasury in the manner contemplated by this Agreement; or

	(B)	any stamp duty chargeable at a rate determined under section 67 or 70 of the Finance Act 1986 or SDRT chargeable under section 93 or 96 of the Finance Act 1986.

References in this clause 9.7 to New Shares include any interest in or rights to allotment of New Shares.

9.8

If any of the Joint Sponsors, CGMEL, HM Treasury or any other Indemnified Person is subject to Tax in respect of any sum payable under this Agreement (other than any fees or commission payable under clause 9.1, clause 9.2, clause 9.3 or 9.5) or any sum payable on redemption of the Preference Shares, or if any such sum is taken into account in computing the taxable profits or income of any of the Joint Sponsors, CGMEL or HM Treasury or such other Indemnified Person, the sum payable shall be increased to such amount as will ensure that after payment of such Tax (including, for the avoidance of doubt, any additional Tax payable as a result of such increase) the relevant Joint Sponsor, CGMEL, HM Treasury or the relevant Indemnified Person (as the case may be) retains a sum equal to the sum that it would have received and retained in the absence of such Tax.

9.9

All sums (including, for the avoidance of doubt, any fees or commission payable under clause 9.1, clause 9.2, clause 9.3 or clause 9.5) payable by the Company (the “Payer”) to HM Treasury, to the Joint Sponsors (or any of them), to CGMEL or to any other Indemnified Person (the “Payee”) pursuant to this Agreement are expressed exclusive of any amount in respect of VAT which is chargeable on the supply or supplies for which such sums (or any part thereof) is or are the whole or part of the consideration for VAT purposes. If any Payee makes (or is deemed for VAT purposes to make) any supply to the Payer pursuant to this Agreement and VAT is or becomes chargeable in respect of such supply, the Payer shall pay to the Payee (within 14 days of the receipt of a valid VAT invoice) an additional sum equal to the amount of such VAT or, in the case of VAT payable in respect of amounts payable under clause 9.5, the Payee may deduct in respect of such VAT.

9.10

In any case where the Company is obliged to pay a sum to HM Treasury, to the Joint Sponsors (or any one of them) to CGMEL or to any other Indemnified Person under this Agreement by way of indemnity, reimbursement, damages or compensation for or in respect of any fee, liability, cost, charge or expense (the “Relevant Cost”), the Company shall pay to HM Treasury, to the Joint Sponsors (or any one of them) to CGMEL or to any other Indemnified Person (as the case may be) at the same time an additional amount determined as follows:

(A)

if the Relevant Cost is for VAT purposes the consideration for a supply of goods or services made to HM Treasury, to the Joint Sponsors (or any one of them), to CGMEL or to any other Indemnified Person (including, for the avoidance of doubt, where such supply is made to HM Treasury, the Joint Sponsors (or any of them), CGMEL or any other Indemnified Person acting as agent for the Company within the terms of section 47 VATA), such additional amount shall be equal to any input VAT which was incurred by HM Treasury, by any Joint Sponsor, by CGMEL or by any other Indemnified Person (as the case may be) in respect of that supply and which it is not able to recover from the relevant Tax Authority; and

(B)

if the Relevant Cost is for VAT purposes a disbursement incurred by HM Treasury, any Joint Sponsor, CGMEL, or any other Indemnified Person as agent on behalf of the Company and the relevant supply is made to the Company for VAT purposes, such additional amount shall be equal to any amount in respect of VAT which was paid in respect of the Relevant Cost by HM Treasury, by any Joint Sponsor, by CGMEL or by any other Indemnified Person, and HM Treasury, the relevant Joint Sponsor, CGMEL or the relevant other Indemnified Person shall use reasonable endeavours to procure that the relevant third party issues a valid VAT invoice in respect of the Relevant Cost to the Company.

10.	COVENANTS

10.1

The Company shall comply in all material respects with the Companies Acts, FSMA, the Prospectus Rules, the Listing Rules, the DTRs and the Admission and Disclosure Standards and all other applicable laws and regulations, in each case insofar as they are relevant to the Open Offer (including, for the avoidance of doubt, the allotment and issue of the New Shares), the redemption of the Preference Shares or Accepted Shares Admission or Non-Accepted Shares Admission.

10.2

To the extent that it is required, at the general meeting of the Company to approve the terms of the APS, the Company shall table a resolution, in a form acceptable to HM Treasury pursuant to which Ordinary Shareholders are to waive any obligation of HM Treasury to make an offer under Rule 9 of the City Code on Takeovers and Mergers in relation to the subscription and holding of Class B Shares (including as a result of their conversion to Ordinary Shares and the voting rights attaching to the Class B Shares becoming exercisable).

10.3

Except for the publication of the Issue Documents, the Company undertakes to HM Treasury, to the Joint Sponsors and to CGMEL that, until the close of business on the sixtieth day after the Closing Date, it shall not, and will procure that each Group Company does not, publish, make or despatch a public announcement or communication concerning, or which is reasonably likely to be material in the context of, the Open Offer, the subscription of Non-Accepted Shares by subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares or implementation of, and the Company’s participation in, the APS:

(A)

where the announcement or communication is required by law, the FSA, the DTRs, the LSE, or under the Regulations or the rules, practices and procedures laid down by Euroclear, without prior consultation with HM Treasury, the Joint Sponsors and CGMEL (where legally permitted and practicable) and having due regard to all reasonable requests which HM Treasury or the Joint Sponsors or CGMEL may make; or

(B)

in any other case, without the prior consent of HM Treasury, the Joint Sponsors and CGMEL as to the content, timing and manner of the publication, making or despatch of the announcement or communication (such consent not to be unreasonably withheld).

10.4	Between the date of this Agreement and the close of business on the sixtieth day after the Closing Date, the Company undertakes to HM Treasury, to the Joint Sponsors and to CGMEL that it shall:

(A)

not, and shall procure that each Group Company shall not, without the prior written consent of HM Treasury, the Joint Sponsors and CGMEL, take any steps (including, without limitation, making any public statement or issuing or publishing any material or document) which, in the opinion of HM Treasury or the Joint Sponsors or CGMEL (acting in good faith), would be materially inconsistent with any expression of policy or intention or statement contained in the Prospectus, subject in each case to applicable law and regulation (including the fiduciary duties of the Directors) (provided that where any Group Company considers itself or the directors thereof consider themselves bound by law or by regulation to take any such steps they shall consult with HM Treasury, the Joint Sponsors and CGMEL before doing so);

(B)

use, and shall procure that each Group Company uses, all reasonable endeavours to ensure that the Company or Group Company concerned consults with HM Treasury, the Joint Sponsors and CGMEL as early as reasonably practicable in advance of the entry into or variation (other than in the ordinary course of business) of any commitment, agreement or arrangement, or any Group Company placing itself in a position where it is obliged to announce that any commitment, agreement or arrangement may be entered into or varied which, in any case, is either material in the context of the Group or may involve an increase in the issued capital of a Group Company (other than an increase in the issued capital of a Group Company where all the capital is to be issued to another Group Company);

(C)

consult with HM Treasury, the Joint Sponsors and CGMEL as early as reasonably practicable in advance regarding any public statement or document which relates to the Group’s results, dividends, participation in the APS or prospects, or to any acquisition, disposal, re-organisation, takeover, management development or any other significant matter (whether or not similar to the foregoing) and which it or any Group Company proposes to make or publish; and

(D)

consult with HM Treasury, the Joint Sponsors and CGMEL as early as reasonably practicable in advance with respect to any other information which may be required to be notified to a Regulatory Information Service in accordance with Chapter 2 of the DTRs.

10.5

The Company shall use all reasonable endeavours to procure that employees of the Company and its subsidiaries and advisers to and agents of the Company (other than the Joint Sponsors, Joint Bookrunners and their respective Affiliates) and its subsidiaries observe the restrictions set out in clauses 10.2 and 10.4 as if they were parties thereto.

10.6

The Company shall not (without the prior written consent of HM Treasury) directly or indirectly, issue, offer, pledge, sell, contract to issue or sell, issue or sell any option or contract to purchase or subscribe, purchase any option or contract to sell or issue, grant any option, right or warrant to purchase, deposit into any depositary receipt facility or otherwise transfer or dispose of (or publicly announce any such issue, pledge, sale, grant, deposit, transfer or disposal of) any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly any of the economic consequences of the ownership of Ordinary Shares at any time before the expiry of the period of 60 days following Accepted Shares Admission or, if later, Non-Accepted Shares Admission save in respect of the New Shares and any Ordinary Shares or Class B Shares to be issued to HM Treasury pursuant to the APS or any Ordinary Shares to be issued pursuant to the grant or exercise of options, awards or other rights to acquire Ordinary Shares pursuant to any employee share scheme or the grant of options or making of awards under the Group’s employee share incentive plans provided that this clause 10.6 shall not prevent the Company from doing any thing or executing any document which is conditional upon this Agreement lapsing, failing to become unconditional or being terminated.

10.7

The Company undertakes to make all such announcements concerning the Open Offer and the redemption of the Preference Shares as shall be necessary to comply with the Listing Rules, the DTRs, the Prospectus Rules, the Admission and Disclosure Standards and section 118, sections 118A to 118C inclusive and section 397 of the FSMA, or which any of the Joint Sponsors, CGMEL or HM Treasury otherwise reasonably considers to be necessary or desirable and any of the Joint Sponsors, CGMEL and HM Treasury shall be entitled to make any such announcement if the Company fails (in the opinion of HM Treasury or such Joint Sponsor or CGMEL acting in good faith) promptly to fulfil its obligations under this clause 10.7.

10.8	The Company undertakes to provide:

	(A)	publications, reports and other information with respect to the Company and its subsidiaries and affiliates and their businesses; and

	(B)	access to the books and records and management and other employees of the Company and its subsidiaries and affiliates and their businesses,

as may be required in order to allow HM Treasury (including any agent or nominee of HM Treasury) to comply fully with all legal and regulatory and other requirements under the laws and regulations of any jurisdiction applicable to HM Treasury (and/or any such agent or nominee of HM Treasury) as a direct or indirect consequence of its shareholdings in the Company, including by subscription for New Shares and the redemption of the Preference Shares.

10.9

The Company will promptly provide to the Joint Sponsors and the Joint Bookrunners, during the period commencing on the date hereof and ending on the date that is 90 days after Accepted Shares Admission or, if later, Non-Accepted Shares Admission, as many copies of the Prospectus, the Circular and any Supplementary Prospectus as they may reasonably require.

10.10

The Company will procure that each of the Circular and the Prospectus (and any amendments or supplements to either of them) is filed, published and /or issued in accordance with, or complies with, the Prospectus Rules and the Listing Rules (insofar as they apply) and that:

(A)

sufficient copies of the Prospectus and the Circular (and any amendment or supplement to either of them) are made available at the appropriate times to the public and at the offices of the Registrars and the Document Viewing Facility, in accordance with the requirements of the FSA and the London Stock Exchange; and

	(B)	the documents described in the Prospectus and the Circular (and any amendment or supplement to any of them) as being available for inspection are made available as described.

10.11

The Company undertakes to HM Treasury that it shall apply the proceeds of the issue of the New Shares (other than, for the avoidance of doubt, any amounts received from subscribers procured by the Joint Bookrunners pursuant to clause 3.5 which are in excess of the Minimum Rump Placing Amount which will, subject to clause 5.4(C), at all times be held as agent for and on trust for the Non-Accepting Shareholders pro rata to the number of New Shares each such Non-Accepting Shareholder did not validly apply to subscribe for (or was treated as having not validly applied to subscribe for)) to effect the redemption of the Preference Shares and to pay the commissions due to HM Treasury in terms of clauses 9.1(A) and 9.1(B) and, to the extent the proceeds of the issue of the New Shares are insufficient for such purpose, shall provide additional finance from its own resources and make use of its own reserves to enable such redemption to be effected in full. The Company and HM Treasury agree that the Preference Shares shall be redeemed at the date of Accepted Shares Admission to the extent of the proceeds of the Accepted Shares and by no later than Non-Accepted

Shares Admission to the extent of any outstanding Preference Shares at an aggregate amount equal to £4,040,000,000 together with an amount equal to the dividend accrued on the relevant Preference Shares from and including 15 January 2009 to but excluding the date of redemption. The Company shall, as soon as is practicable after the date hereof, propose such amendments to the terms of the Preference Shares to enable such redemption to take place and HM Treasury agrees, in its capacity as the holder of the Preference Shares, to vote in favour of such amendments and, in its capacity as a holder of Ordinary Shares, to vote in favour of the Resolutions (to the extent permitted to do so under the Listing Rules and applicable law). Upon such redemption, the Preference Share Subscription Agreement will terminate without further liability for any party thereto (but without prejudice to any accrued rights thereunder).

10.12	The Company undertakes to HM Treasury to comply in full with all statements, conditions and undertakings which are set out in the Press Announcement.

10.13

The Company undertakes to HM Treasury that it shall not issue any New Shares which are to be subscribed for by HM Treasury pursuant to this Agreement to any person referred to in section 67 or 70 of the Finance Act 1986 or section 93 or 96 of the Finance Act 1986 (such that stamp duty or SDRT would apply at the rate determined under any such section) unless HM Treasury requests that such New Shares are to be so issued.

11.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

11.1

The Company represents, warrants and undertakes to HM Treasury that, save as fairly disclosed in any Previous Announcement or in any Due Diligence Meetings, the representations, warranties and undertakings set out in Part I of Schedule 3 are true, accurate and not misleading as at the date of the Original Placing Agreement and, save as fairly disclosed in the Draft Circular, the Draft Prospectus, any Previous Announcement, the Chairmanship Announcement, the Second Press Announcement or in any Due Diligence Meetings, on the date of this Agreement.

11.1A

The Company represents, warrants and undertakes to each of the Joint Sponsors and to each of the Joint Bookrunners that (a) save as fairly disclosed in any Previous Announcement or in any Due Diligence Meetings, the representations, warranties and undertakings set out in Part I of Schedule 3 are true, accurate and not misleading as at the date of the Amended and Restated Placing Agreement and (b) save as fairly disclosed in the Draft Circular, the Draft Prospectus, any Previous Announcement, the Chairmanship Announcement, the Second Press Announcement or in any Due Diligence Meetings, on the date of this Agreement.

11.2

All Warranties in paragraphs 5 to 13 and paragraph 15 of Part II of Schedule 3 are qualified by information fairly disclosed in the Circular, the Prospectus, any Previous Announcement or in any Due Diligence Meetings or, if such Warranties are given on or after the publication of any Supplementary Prospectus, as fairly disclosed in the Prospectus as supplemented by such Supplementary Prospectus.

11.3

The Company agrees with HM Treasury and with each of the Joint Sponsors and each of the Joint Bookrunners that subject to clause 11.2, each statement set out in Part II of Schedule 3 will be true and accurate and not misleading on the Posting Date, at such time as a Supplementary Prospectus shall be issued in accordance with this Agreement, at the Time of Sale, if any, and immediately prior to each of Accepted Shares Admission and Non-Accepted Shares Admission, in each case by reference to the facts and circumstances then existing and will be treated as Warranties given and/or repeated on such dates. Warranties shall be deemed to be repeated under this clause in relation to the relevant document, announcement or event on the basis that any reference in any such Warranty to something being done or something being the case in relation to such document, announcement or event which is expressed in the future tense shall be regarded as being expressed in the present tense.

11.4

If it comes to the knowledge of the Company or any of the Directors that any of the Warranties was breached or untrue or inaccurate when made (whether under the Original Placing Agreement, the Amended and Restated Placing Agreement or this Agreement) and/or that any of the Warranties is or would be breached or untrue or inaccurate if it were to be repeated by reference to the facts and circumstances or the knowledge, opinions, intentions or expectations of any of the Directors subsisting at any time up to immediately prior to Accepted Shares Admission or Non-Accepted Shares Admission, if later, it will notify HM Treasury, the Joint Sponsors and the Joint Bookrunners immediately. The Company will make reasonable enquiries to ascertain whether any of the Warranties was, or if so repeated would be, breached or untrue or inaccurate and as to whether a Specified Event has occurred.

11.5

If, at any time prior to Accepted Shares Admission or Non-Accepted Shares Admission, if later, HM Treasury and the Joint Sponsors and the Joint Bookrunners shall receive a notice pursuant to clause 11.4 or otherwise become aware of any of the Warranties being or becoming or being likely (if repeated as referred to in clause 11.4) to become untrue or inaccurate, HM Treasury and the Joint Sponsors and the Joint Bookrunners may (without prejudice to any other provision of this Agreement) require the Company, at its own expense, to make or procure the making of such announcement or announcements and/or despatch such communication to Ordinary Shareholders as HM Treasury and the Joint Sponsors and the Joint Bookrunners shall, in their absolute discretion but after consultation with the Company, consider necessary.

11.6

The Warranties shall remain in full force and effect notwithstanding completion of the Open Offer and the redemption of the Preference Shares and all other matters and arrangements referred to in or contemplated by this Agreement.

11.7

The Company will deliver to HM Treasury and the Joint Sponsors and the Joint Bookrunners a certificate in the form set out in Part A of Schedule 1 prior to and with effect immediately before Accepted Shares Admission and Non-Accepted Shares Admission and in the form set out in Part B of Schedule 1 prior to and with effect immediately before the issue of any Supplementary Prospectus and at the Time of Sale, if any.

11.8

The Company acknowledges that HM Treasury and the Joint Sponsors and the Joint Bookrunners are entering into this Agreement in reliance on the Warranties and each such representation, warranty and undertaking shall not be limited by reference (express or implied) to the terms of any other representation, warranty or undertaking or any other provision of this Agreement.

11.9

For the purposes of this clause 11 and Schedule 3, where any of the Warranties is qualified by a reference to knowledge, awareness or belief, that reference shall be deemed to include a statement to the effect that it has been given after reasonable enquiry.

11.10	The Company undertakes to HM Treasury and to the Joint Sponsors and the Joint Bookrunners:

(A)

promptly to give notice to HM Treasury and to the Joint Sponsors and the Joint Bookrunners of the occurrence of any Specified Event, which shall come to the knowledge of the Company prior to the earlier of:

		(i)	this Agreement being terminated in accordance with its terms; and

		(ii)	the date of allotment of the New Shares pursuant to clauses 5 and/or 7 (as appropriate) (whichever is later); and

(B)

not to cause and to use all reasonable endeavours not to permit, and to procure that each Group Company and the Directors do not cause and use all reasonable endeavours not to permit, any Specified Event to occur before the earlier of:

		(i)	this Agreement being terminated in accordance with its terms; and

		(ii)	the date of allotment of the New Shares pursuant to clauses 5 and/or 7 (as appropriate) (whichever is later),

provided that any breach of the covenant in this clause 11.10(B) will not give rise to a remedy in damages against the Company in respect of such breach in circumstances where this Agreement has been terminated pursuant to clause 14 as a result of a Specified Event.

11.11

For the purposes of clauses 11.10(A) and 11.10(B), each of the Warranties and the undertakings contained in this clause 11 shall take effect with the exclusion of any qualification contained therein with respect to the knowledge, information, awareness or belief of the Company or any of the Directors or any other person.

11.12

Each Joint Sponsor and the Joint Bookrunners severally represents, warrants and undertakes to the Company that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

12.	INDEMNITIES

12.1

The Company agrees to fully and effectively indemnify and hold harmless each Indemnified Person on an after-Tax basis from and against any and all Losses or Claims, whatsoever, as incurred, (and whether or not the relevant Loss or Claim is suffered or incurred or arises in respect of circumstances or events existing or occurring before, on or after the Effective Date and regardless of the jurisdiction in which such Loss or Claim is suffered or incurred) if such Losses or Claims, arise, directly or indirectly, out of, or are attributable to, or connected with, anything done or omitted to be done by any person (including by the relevant Indemnified Person) in connection with the Open Offer, the redemption of the Preference Shares, Accepted Shares Admission or Non-Accepted Shares Admission or the arrangements contemplated by the Issue Documents or any of them (or any amendment or supplement to any of them), or this Agreement or any other agreement relating to the Open Offer or the redemption of the Preference Shares, including but not limited to:

(A)

any and all Losses or Claims whatsoever, as incurred, arising out of the Issue Documents, or any of them (or any amendment or supplement to any of them) not containing or fairly presenting, or being alleged not to contain or not to fairly present, all information required to be contained therein, or arising out of any untrue or inaccurate statement or alleged untrue or inaccurate statement of a material fact contained in the Issue Documents, or any of them (or any amendment or supplement to any of them), or the omission or alleged omission therefrom of a fact necessary in order to make the statements therein not misleading in any material respect, or any statement therein being or being alleged to be in any respect not based on reasonable grounds, in the light of the circumstances in which they were made; and/or

(B)

any and all Losses or Claims whatsoever, as incurred, arising out of any breach or alleged breach by the Company of any of its obligations, including any of the Warranties or the representations, covenants and undertakings set out in this Agreement or out of the arrangements contemplated by the Issue Documents or any of them (or any amendment or supplement to any of them) or this Agreement or any other agreement relating to the Open Offer or the redemption of the Preference Shares; and/or

(C)

any and all Losses or Claims whatsoever, as incurred, in connection with or arising out of the issue, publication or distribution of the Issue Documents, or any of them (or any amendment or supplement to any of them) and/or any other documents or materials relating to the applications for Accepted Shares Admission or Non-Accepted Shares Admission; and/or

(D)

any and all Losses or Claims whatsoever, as incurred, in connection with or arising out of any failure or alleged failure by the Company or any of the Directors or any of its or his agents, employees or advisers to comply with CA 1985, CA 2006, FSMA, the Listing Rules, the Prospectus Rules, the DTRs, the rules and regulations of the London Stock Exchange and the Admission and Disclosure Standards or any other requirement or statute or regulation in any jurisdiction in relation to the applications for Accepted Shares Admission or Non-Accepted Shares Admission, the Open Offer, or the arrangements contemplated by the Issue Documents (including, without limitation, the issue and allotment of the New Shares and the redemption of the Preference Shares), or any of them (or any amendment or supplement to any of them), or this Agreement or any other agreement relating to the Open Offer or the redemption of the Preference Shares; and/or

(E)	any and all Losses or Claims whatsoever, as incurred, suffered or incurred by such Indemnified Person:

(i)

as a person who has communicated or approved the contents of any financial promotion (other than the Issue Documents, or any of them, or any amendment or supplement to any of them) made in connection with the Open Offer or the applications for Accepted Shares Admission or Non-Accepted Shares Admission for the purpose of section 21 of FSMA; or

		(ii)	(in the case of each of the Joint Sponsors only) in their capacity as sponsor to the Company’s applications for Accepted Shares Admission and Non-Accepted Shares Admission,

PROVIDED THAT, the indemnity contained in this clause 12.1 shall not apply to any Losses or Claims (i) in respect of HM Treasury (otherwise than in connection with the matters referred to in clauses 12.1(A), (B), (C), (D) and (E)) to the extent finally and judicially determined to have arisen as a result of the fraud, bad faith or wilful default of that HMT Indemnified Person; (ii) in respect of CGMEL, UBS and JPMC (otherwise than in connection with the matters referred to in clauses 12.1(A), (B), (C) and (D)) to the extent judicially determined to have arisen as a result of the fraud, negligence, bad faith or wilful default of that CGMEL Indemnified Person or that UBS Indemnified Person or that JPMC Indemnified Person or (iii) if and to the extent arising out of a decline in market value of the New Shares suffered or incurred by HM Treasury as a result of it having been required to subscribe for New Shares pursuant to clause 7, save to the extent such decline is caused by or results from or is attributable to or would not have arisen but for (in each case directly or indirectly) the neglect or default of the Company in relation to the content, publication, issue or distribution of the Issue Documents or any breach by the Company of any of its obligations under this Agreement, including any of the Warranties, representations, undertakings or covenants. This clause 12.1 shall not apply to any Loss or Claim in respect of Tax which is covered by clauses 9.7, 9.8, 9.9 and 9.10 (or which would have been so covered but for any exclusion contained therein).

12.2	Each Indemnified Person shall and shall procure that its Indemnified Persons shall:

(A)

give notice as promptly as reasonably practicable to the Company of any action commenced against it after receipt of a written notice of any Claim or the commencement of any action, claim, suit, investigation or proceeding in respect of which a Claim for indemnification may be sought under this clause 12; and

(B)

as promptly as reasonably practicable notify the Company after any such action is formally commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim), and shall keep the Company informed of, and, to the extent reasonably practicable, consult with the Company in relation to, all material developments in respect thereof, but in each case, only insofar as may be consistent with the terms of any relevant insurance policy and provided (in each case) that to do so would not, in such Indemnified Person’s view (acting in good faith), be prejudicial to it (or to any Indemnified Person connected to it) or to any obligation of confidentiality or other legal or regulatory obligation which that Indemnified Person owes to any third party or to any regulatory request that has been made of it. However, the failure to so notify the

Company and keep the Company informed shall not relieve the Company from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve the Company from any liability which it may have otherwise than on account of the indemnity set out in this clause 12.

12.3

Legal advisers for Indemnified Persons shall be selected by HM Treasury in respect of HMT Indemnified Persons, CGMEL in respect of CGMEL Indemnified Persons, UBS in respect of UBS Indemnified Persons and JPMC in respect of JPMC Indemnified Persons.. The Company may participate at its own expense in the defence of any action commenced against it provided however that legal advisers for the Company shall not (except with the consent of the relevant Indemnified Person) also be legal advisers for the Indemnified Person.

12.4

In no event shall the Company be liable for fees and expenses of more than one legal adviser (in addition to any local legal advisers) separate from its own legal advisers for all CGMEL Indemnified Persons, UBS Indemnified Persons and JPMC Indemnified Persons in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

12.5

The Company shall not, without the prior written consent of the relevant Indemnified Persons (acting in good faith), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this clause 12 or clause 13 (whether or not the Indemnified Persons are actual or potential parties thereto), unless such settlement, compromise or consent:

	(A)	includes an unconditional release of each Indemnified Person from all liability arising out of such litigation, investigation, proceeding or claim; and

	(B)	does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

12.6

The Company will promptly notify HM Treasury and each of the Joint Sponsors and the Joint Bookrunners of any limitation (whenever arising) on the extent to which the Company and/or any of its respective subsidiary undertakings, affiliates, or associates may claim against any third party or parties and/or of any waiver or release of any right of the Company to so claim (each a “Limitation”) in respect of anything which may arise, directly or indirectly, out of or is based upon or is in connection with the Open Offer, the redemption of the Preference Shares, Accepted Shares Admission or Non-Accepted Shares Admission or the subject matter of the obligations or services to be performed under this Agreement or in connection with the Open Offer itself or the redemption of the Preference Shares, by HM Treasury or the Joint Bookrunners or by the Joint Sponsors or on its or their behalf. Where any damage or loss is suffered by the Company for which any Indemnified Person would otherwise be jointly and severally liable with any third party or third parties to the Company, or any of its relevant subsidiary undertakings, affiliates, or associates, the extent to which such damage or loss will be recoverable from the Indemnified Person shall be limited so as to be in proportion to the contribution of the Indemnified Person to the overall fault for such damage or loss, as agreed between the parties, or, in the absence of agreement, as determined by a court of competent jurisdiction, but in any event, the Indemnified Person shall have no greater liability than if the Limitation did not apply.

12.7

The degree to which any Indemnified Person shall be entitled to rely on the work of any adviser to the Company or any other third party will be unaffected by any Limitation (as defined in clause 12.6) which the Company may have agreed with any third party.

12.8	The provisions of this clause 12 will remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement.

13.	CONTRIBUTION

13.1

If and to the extent that the indemnification provided for in clause 12 is unavailable to or insufficient to hold harmless (to the extent specified in clause 12) an Indemnified Person in respect of any Loss or Claim referred to therein, then the Company, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss or Claim (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and HM Treasury or the Joint Sponsors or the Joint Bookrunners on the other hand from the Open Offer or (ii) if the allocation provided by sub-clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in sub-clause (i) above but also the relative fault of the Company on the one hand and HM Treasury or the Joint Sponsors or the Joint Bookrunners on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by HM Treasury on the one hand and the Company on the other shall be deemed to be in the same respective proportions respectively as the total fees received by HM Treasury pursuant to this Agreement bear to the aggregate Issue Price. The relative benefits received by the Company on the one hand and the Joint Sponsors and the Joint Bookrunners on the other shall be deemed to be in the same respective proportions respectively as the aggregate Issue Price and the total fees received by the Joint Bookrunners and the Joint Sponsors, as set forth in the Engagement Letters and clause 9.5, bear to the aggregate Issue Price. The relative fault of the Company on the one hand and HM Treasury or the Joint Sponsors and the Joint Bookrunners on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by HM Treasury or the Joint Sponsors or the Joint Bookrunners and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

13.2

Notwithstanding the provisions of this clause 13, neither HM Treasury nor the Joint Sponsors nor the Joint Bookrunners will be entitled to recover from the Company by way of contribution under clause 13.1 any amount in excess of the amount that the Company would have been liable to pay to HM Treasury or to the Joint Sponsors or the Joint Bookrunners (as the case may be) had the indemnification provided for in clause 12 been available to the extent provided in that clause in respect of the relevant Loss or Claim.

13.3

The parties hereto agree that it would not be just and equitable if contribution pursuant to this clause 13 were determined by pro rata allocation (even if HM Treasury and the Joint Sponsors and the Joint Bookrunners were treated as one entity for such purposes) or by any other method of allocation that does not take account of the equitable considerations referred to in clause 13.1. The amount paid or payable by an Indemnified Person as a result of the Loss or Claim referred to in clause 13.1 shall be deemed to include, any legal or other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim.

13.4

The indemnity and contribution agreements contained in this clause 13 are in addition to and shall not be construed to limit, affect or prejudice any liability which the Company may otherwise have to the Indemnified Persons referred to above or any other right or remedy in law or otherwise available to any Indemnified Person.

14.	TERMINATION

14.1

If following the date of this Agreement but (i) before Accepted Shares Admission it shall come to the notice of HM Treasury or any of the Joint Sponsors or CGMEL, or (ii) before Non-Accepted Shares Admission it shall come to the notice of either of the Joint Sponsors or CGMEL, that:

	(A)	any statement contained in the Issue Documents (or any amendment or supplement thereto) has become or been discovered to be untrue, inaccurate or misleading; or

(B)

matters have arisen or have been discovered which would, if any of the Issue Documents (or any amendment or supplement thereto) were to be issued at that time, constitute an omission therefrom and which would render any such Issue Documents (or any amendment or supplement thereto) to be misleading; or

	(C)	there has been a breach of any of the Warranties or of any other provision of this Agreement; or

	(D)	a Specified Event has occurred; or

(E)

the Company’s applications to the UK Listing Authority for admission of the New Shares to the Official List and/or the Company’s application to the London Stock Exchange for admission to trading of the New Shares on the London Stock Exchange’s market for listed securities is withdrawn by the Company and/or refused by the UK Listing Authority or London Stock Exchange (as appropriate), which, in each case, is in HM Treasury’s or any of the Joint Sponsors’ or CGMEL’s sole judgement, as relevant, material in the context of the Group and/or the context of the Open Offer, the subscription of Non-Accepted Shares by subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, or the redemption of the Preference Shares or Accepted Shares Admission or Non-Accepted Shares Admission, HM Treasury or such Joint Sponsor or CGMEL may forthwith give notice thereof to the Company, in which case clause 14.3 shall apply.

14.2	If following the date of this Agreement but before Accepted Shares Admission:

	(A)	in the sole opinion of HM Treasury (acting in good faith) there shall have been any Material Adverse Effect, whether or not foreseeable at the date of this Agreement;

	(B)	any matter has arisen which would require the publication of a Supplementary Prospectus;

	(C)	the condition set out in clause 2.1(BB) is not fulfilled; or

	(D)	there has been:

(i) a change in national or international financial, political, economic or stock market conditions (primary or secondary);

(ii) an incident of terrorism, outbreak or escalation of hostilities, war, declaration of martial law or any other calamity or crisis;

(iii)

a suspension or material limitation in trading of the securities of the Company by the London Stock Exchange or on any exchange or over-the-counter market, or if trading generally on the New York Stock Exchange, the NASDAQ National Market or the London Stock Exchange has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of such exchanges or by such system or by order of the SEC, the National Association of Securities Dealers, Inc. or any governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or in the EEA; or

(iv) a moratorium in commercial banking has been declared by the United States, the United Kingdom or a member state of the EEA,

as would in the sole opinion of HM Treasury, acting in good faith, be likely to materially prejudice the success of the Open Offer, the subscription of Non-Accepted Shares by subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or dealings in the New Shares in the secondary market, then HM Treasury may give notice of any such matter to the Company, in which case clause 14.3 shall apply.

14.3	Where this clause applies and:

	(A)	notice has been given to the Company pursuant to clause 14.1 or 14.2 by HM Treasury, HM Treasury may in its sole discretion:

(i) allow the Open Offer to proceed on the basis of the Issue Documents subject, if HM Treasury so requests, to (i) the publication of a Supplementary Prospectus pursuant to section 87G of FSMA (ii) the publication of a supplementary Circular and (iii) to any additional requirements of the Prospectus Rules or the FSA; or

(ii)

if it does not consider it to be necessary that the arrangements contemplated by this Agreement proceed to completion in order to maintain the financial stability of the United Kingdom, give notice to the Company and to the Joint Sponsors and CGMEL at any time prior to Accepted Shares Admission to the effect that this Agreement shall terminate and cease to have effect; and/or

	(B)	notice has been given to the Company pursuant to clause 14.1 by any of the Joint Sponsors or CGMEL, then clause 14.4 shall apply.

14.4

Where this clause applies, the Joint Sponsor that gave notice to the Company pursuant to clause 14.1 or CGMEL (the “Notifying Sponsor”) may, having consulted with HM Treasury and the UK Listing Authority, give notice to the Company and to HM Treasury terminating its appointment under this Agreement and all obligations of the Notifying Sponsor under this Agreement shall thereupon terminate and:

(A)

if an application for Accepted Shares Admission or Non-Accepted Shares Admission and/or a declaration on production of a circular has been submitted to the FSA, the Notifying Sponsor shall, if relevant notify the FSA of the termination of its appointment as sponsor in respect of the Open Offer and/or the publication of the Circular;

(B)

all references in this Agreement to the Joint Sponsors shall be deemed to be references to any Joint Sponsor that is not the Notifying Sponsor (if any) and, if the Notifying Sponsor is CGMEL, all reference to the Joint Bookrunners shall be deemed to be references to the Joint Bookrunners other than CGMEL;

(C)

in respect of the Notifying Sponsor, the Notifying Sponsor shall have no claim against any other party to this Agreement and no other party to this Agreement shall have any claim against the Notifying Sponsor, in each case for fees, costs, damages, compensation or otherwise in respect of such resignation except that:

		(i)	such termination shall be without prejudice to any accrued rights or obligations under this Agreement;

		(ii)	the provisions of this clause 14.4 and clauses 1, 9, 10.2, 10.3, 11, 12, 13, 15, 16, 17, 18, 19 and 20 shall remain in full force and effect,

and in particular the Company shall pay the commission and fees (to HM Treasury) and the costs and expenses as are payable in such circumstances under and in accordance with clauses 9.1 and 9.2; and

(D)

the Company shall consult with HM Treasury and with any Joint Sponsor that is not the Notifying Sponsor to determine whether a further sponsor (and where the Notifying Sponsor is CGMEL, a further bookrunner) should be appointed in relation to the Open Offer and/or the publication of the Circular, as appropriate.

14.5

HM Treasury, the Joint Sponsors and CGMEL shall have no right to terminate this Agreement on or after Accepted Shares Admission, without prejudice to any of the rights and remedies of HM Treasury, the Joint Sponsors and CGMEL in respect of any breach by the Company of its obligations under this Agreement.

14.6

In the event that this Agreement is terminated by HM Treasury pursuant to the provisions of this clause 14, no party to this Agreement will have any claim against any other party to this Agreement for fees, costs, damages, compensation or otherwise except that:

	(A)	such termination shall be without prejudice to any accrued rights or obligations under this Agreement;

	(B)	the Company shall pay the commissions, fees, costs and expenses as are payable in such circumstance under and in accordance with clause 9.1 and clause 9.2; and

	(C)	the provisions of this clause 14.6 and clauses 1, 9, 10.2, 10.3, 10.7, 11, 12, 13, 15, 16, 17, 18, 19 and 20 shall remain in full force and effect.

15.	EXCLUSIONS OF LIABILITY

15.1

Without prejudice to clause 15.2, no claim shall be made by the Company or any of its subsidiary undertakings, affiliates or associates or by HM Treasury, or any of the directors, officers or employees of any of them in any jurisdiction against any Indemnified Person to recover any Loss or Claim suffered or incurred by any person and which arises out of the carrying out by any Indemnified Person of obligations or services in connection with this Agreement, or the redemption of the Preference Shares or any other agreements relating to the Open Offer or the redemption of the Preference Shares, or in connection with the Open Offer itself or the redemption of the Preference Shares except (otherwise than in connection with the matters referred to in clauses 11 or 13 or otherwise than as a result of a payment made or an obligation or liability to make payment arising under clauses 12 or 13) to the extent only that the Loss or Claim is determined in a final judgement by a court of competent jurisdiction, in the case of a HMT Indemnified Person, to have resulted from the fraud, bad faith or wilful default of such HMT Indemnified Person and, in the case of a CGMEL Indemnified Person, a UBS Indemnified Person, or a JPMC Indemnified Person is judicially determined, to have resulted from the fraud, bad faith, negligence or wilful default of that CGMEL Indemnified Person, UBS Indemnified Person, or JPMC Indemnified Person.

15.2

Notwithstanding any rights or claims which the Company or any of its respective subsidiary undertakings, affiliates or associates or any of the directors, officers or employees of any of them may have or assert against the Joint Sponsors or CGMEL in connection with this Agreement, the Open Offer, the redemption of the Preference Shares, or any of the other arrangements contemplated by the Issue Documents, or any of them, or this Agreement, no claim will be brought by the Company or by any of its respective subsidiary undertakings, affiliates or associates or any of the directors, officers or employees of any of them against any director or any other officer and/or employee of any Indemnified Person in respect of any conduct, action or omission by the individual concerned in connection with this Agreement, the Open Offer, the redemption of the Preference Shares or any of the other arrangements contemplated by the Issue Documents, or any of them, or this Agreement.

16.	MISCELLANEOUS

16.1

For the avoidance of doubt, the Company acknowledges and agrees that it is responsible for its own due diligence carried out in relation to the Open Offer and the redemption of the Preference Shares and that neither HM Treasury nor any of the Joint Sponsors nor the Joint Bookrunners shall be responsible to the Company or any Director for any due diligence of the Company in relation thereto unless it or they have agreed in writing to take specific responsibility for such due diligence.

16.2

The Company agrees that for the purpose of the Open Offer (including for the purposes of seeking subscriber(s) for Non-Accepted Shares pursuant to clause 3.5 or clause 4.1) and the redemption of the Preference Shares and of obtaining Accepted Shares Admission and Non-Accepted Shares Admission, neither HM Treasury nor any of the Joint Sponsors or the Joint Bookrunners shall be responsible for the provision of or obtaining advice as to the requirements of any applicable laws or regulations of any jurisdictions nor shall any such person be responsible where it or the Company has acted in the absence of such advice or in reliance on any advice obtained by the Company in respect thereof.

16.3

For the avoidance of doubt, and without prejudice to the provisions of clauses 11, 12 and 14, any costs and expenses incurred by the Joint Bookrunners or Joint Sponsors in connection with the arrangements contemplated by this Agreement that do not fall to be paid by the Company pursuant to clause 9, shall be payable by the Joint Bookrunners and Joint Sponsors in such proportions as they may agree, failing which shall be payable in equal proportions by each Joint Bookrunner.

17.	GENERAL

17.1

Any liability to any party under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by any party in its absolute discretion as regards any other person under such liability without in any way prejudicing or affecting the first party’s rights against such other person under the same or a similar liability, whether joint and several or otherwise. For the avoidance of doubt, any reference in this Agreement to the agreement or consent of, or any notice or waiver by, HM Treasury or the Joint Sponsors or CGMEL shall be construed as the agreement or consent of, or any notice or waiver by (as the case may be), HM Treasury and each of the Joint Sponsors and CGMEL, except where expressly provided to the contrary.

17.2

No failure of any party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right. The rights provided in this Agreement are cumulative and not exclusive of any other rights (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed a waiver of any subsequent breach.

17.3

Each of the parties hereto acknowledges that the Warranties given by the Company and the indemnity contained in clause 12 are, subject as provided in clause 17.13, given to HM Treasury, the Joint Sponsors, CGMEL and the Indemnified Persons (as the case may be) for themselves and not to them as agent of, trustee for or otherwise for the benefit of any other person including (without limitation) any person who may subscribe or purchase any of the New Shares.

17.4

Time shall be of the essence of this Agreement, both as regards any dates, times or periods mentioned and as regards any dates, times or periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

17.5

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

17.6

Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

17.7

This Agreement, together with the Engagement Letters (in the case of the Company, the Joint Sponsors and the Joint Bookrunners), the Original Placing Agreement and the Amended and Restated Placing Agreement (to the extent contemplated by clause 3.2), constitute the whole agreement and understanding between the parties in relation to the Open Offer, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission and the publication of the Circular. Subject thereto, all previous agreements, understandings, undertakings, representations, warranties and arrangements of any nature whatsoever between the parties or any of them with any bearing on the Open Offer, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or the publication of the Circular are superseded and extinguished (and all rights and liabilities arising by reason of them, whether accrued or not at the date of this Agreement, are cancelled) to the extent they have such a bearing. In the event of any conflict between the terms of the Engagement Letters and this Agreement, this Agreement shall (as between the parties to the Engagement Letters) prevail. For the avoidance of doubt, the foregoing is without prejudice to the placing and open offer agreement dated 13 October 2008.

17.8	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

17.9

At any time after the date of this Agreement, the Company and the Joint Sponsors and the Joint Bookrunners shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of that party execute such documents and do such acts and things as the party may reasonably require for the purpose of giving full effect to all the provisions of this Agreement by which it is bound.

17.10

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

17.11

All payments by the Company under this Agreement shall be paid without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of Tax, unless required by law. If any Tax is required by law to be deducted or withheld from or in connection with any such payment, the Company will:

	(A)	promptly upon becoming aware thereof, notify HM Treasury, the Joint Sponsors and CGMEL thereof;

	(B)	make that deduction or withholding and any payment of Tax required in connection with that deduction or withholding within the time allowed and in the minimum amount required by law;

(C)

deliver to the payee such receipts, statements or other documents as the payee may reasonably request by way of evidence that the deduction or withholding has been made and any appropriate payment of Tax made to the relevant Tax Authority; and

(D)

increase the amount payable so that the amount received by the payee (after such deduction or withholding, including for the avoidance of doubt any additional deduction or withholding required as a result of such increase) is equal to the amount which the payee would have received if no such deduction or withholding had been made.

17.12

If the Company makes an increased payment to HM Treasury, any Joint Sponsor, CGMEL or any other Indemnified Person in accordance with clause 9.8 or 17.11 and HM Treasury, the relevant Joint Sponsor or CGMEL or such other Indemnified Person (as the case may be) determines in good faith that it has obtained, utilised and retained a relief from Tax or a refund of Tax which is attributable to such increased payment made by the Company, then HM Treasury, the relevant Joint Sponsor or CGMEL or such other Indemnified Person (as the case may be) shall reimburse to the Company as soon as reasonably practicable an amount equal to such proportion of the Tax so saved or refunded as will leave HM Treasury, the relevant Joint Sponsor or CGMEL or the relevant other Indemnified Person (as the case may be), after such reimbursement, in the same after-Tax position (having regard to the time value of money) that it would have been in if the circumstances giving rise to such additional payment had not arisen. For the avoidance of doubt, nothing in this Agreement shall require HM Treasury, a Joint Sponsor or CGMEL or such other Indemnified Person to disclose any information in relation to its Tax affairs to the Company or any person acting for or on behalf of the Company.

17.13

Each Indemnified Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 (which shall apply to this Agreement only to the extent provided in this clause 17.13) to enforce its rights against the Company under clause 12, clause 13, this clause 17 or clause 20.3, provided that HM Treasury will have the sole conduct of any action to enforce such rights on behalf of the HMT Indemnified Persons, CGMEL will have the sole conduct of any action to enforce such rights on behalf of the CGMEL Indemnified Persons, UBS will have the sole conduct of any action to enforce such rights on behalf of the UBS Indemnified Persons and JPMC will have the sole conduct of any action to enforce such rights on behalf of the JPMC Indemnified Persons. Except as provided above and as provided in clause 5.10, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. HM Treasury, the Joint Sponsors, CGMEL and the Company may agree to terminate this Agreement or vary any of its terms without the consent of any Indemnified Person or any other third party. Neither HM Treasury nor the Joint Sponsors nor CGMEL will have any responsibility to any Indemnified Person under or as a result of this Agreement.

18.	ASSIGNMENT OR NOVATION

18.1

Subject to clause 18.2, HM Treasury shall be permitted to novate its rights and obligations under this Agreement (including any obligation to subscribe for New Shares) to any entity which is wholly-owned, directly or indirectly, by HM Treasury (a “Wholly-Owned Entity”) and each of the Company, the Joint Bookrunners and the Joint Sponsors agrees to consent to, and to execute and deliver all such documentation as may be necessary to effect, any such novation provided that such novation is effected on substantially the same terms as are contained in the pro forma novation agreement set out in Schedule 4 to this Agreement.

18.2

In the event that HM Treasury novates its rights and obligations under this Agreement pursuant to clause 18.1, HM Treasury shall procure that, immediately prior to any such Wholly-Owned Entity ceasing to be wholly-owned directly or indirectly by HM Treasury, such rights and obligations under this Agreement shall be novated to HM Treasury or any other Wholly-Owned Entity.

18.3

Subject to clause 18.1, no party to this Agreement shall be permitted to assign or novate, or purport to assign or novate, all or any part of the benefit of, or its rights or benefits under, this Agreement to any other person without the prior written consent of each other party.

19.	NOTICES

19.1	Any notice, claim, demand or other communication in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent:

	(A)	in the case of the Company to:

Lloyds Banking Group plc
Henry Duncan House
129 George St
Edinburgh
Scotland EH2 4LH

Attention: Company Secretary

	(B)	in the case of the Joint Sponsors and CGMEL to:

(i) Citigroup Global Markets U.K. Equity Limited
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB

Fax: 020 7986 1103

Attention: ECM Syndicate

and

(ii) UBS Limited
1 Finsbury Avenue,
London, EC2M 2PP

Fax: 020 7567 4127

Attention: Equity Capital Markets Group

With a copy to Transactions Legal

Fax: 020 7567 2364

and

(iii) J.P. Morgan Cazenove Limited
20 Moorgate
London EC2R 6FA

Fax: 020 7155 9000

Attention: Legal Department

and

	(C)	in the case of HM Treasury to:

Treasury Solicitor
1 Horse Guards Road
London SW1A 2HQ

Fax: 0207 270 4844

Attention: Nikhil Rathi (team leader, financial stability)

19.2

Any such notice or other communication shall be delivered by hand or sent by fax or pre-paid first class post. In the absence of evidence of earlier receipt, a notice or other communication is deemed given: (i) if delivered by hand, when left at the address referred to in clause 19.1; (ii) if sent by fax, when confirmation of its transmission has been recorded on the sender’s fax machine; and (iii) if sent by post, 48 hours from the time of posting.

19.3

Any notice given by HM Treasury or by a Joint Sponsor or Joint Bookrunner under clause 14.1 or 14.2 may also be given to the Company’s representative referred to in clause 19.1 or to any Director by any director or other authorised representative of HM Treasury or the Joint Sponsors or the Joint Bookrunners either personally or by telephone (to be confirmed immediately in writing) and shall have immediate effect.

19.4

Any party may notify the other party to this Agreement of a change of its name, relevant addressee, address or fax number for the purposes of clause 19.1 provided that such notification shall only be effective on:

	(A)	the date specified in the notification as the date on which the change is to take place; or

(B)

if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

20.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

20.1	This Agreement and any non-contractual obligations arising out of or in connection with to it shall be governed by and construed in accordance with English Law.

20.2

Subject to clause 20.3, the courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes (including claims for set-off and counterclaims), which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, the Company and the Joint Sponsors and the Joint Bookrunners irrevocably submit to the jurisdiction of the courts of England.

20.3

Notwithstanding the provisions of clause 20.2, in the event that any Indemnified Person becomes subject to proceedings brought by a third party (the “Foreign Proceedings”) in the courts of any country other than England (including, without prejudice to the generality of the foregoing, in any court of competent jurisdiction in the United States) (the “Foreign Jurisdiction”), such Indemnified Person shall be entitled, without objection by the Company, to take such steps as are available in the Foreign Jurisdiction, in the circumstances of the Foreign Proceedings, including (if reasonably necessary) the issuing of separate proceedings, to ensure that any issues between any such Indemnified Person and the Company are determined in the Foreign Jurisdiction as part of, or as closely connected (as the procedure of the Foreign Jurisdiction will permit) with, the Foreign Proceedings and the Company hereby submits to the jurisdiction of the Foreign Jurisdiction for this purpose.

20.4	The Company and the Joint Sponsors and the Joint Bookrunners irrevocably waive any objection to the jurisdiction of any courts referred to in this clause 20.

20.5	The Company and the Joint Sponsors and the Joint Bookrunners irrevocably agree that a judgment and/or order of any court referred to in this clause 20 based on any matter arising out of or in connection with this Agreement (including but not limited to the enforcement of any indemnity) shall be conclusive and binding on it and may be enforced against it in any other jurisdiction, whether or not (subject to due process having been served on it) it participates in the relevant proceedings.

20.6

The Company agrees to appoint an agent for service of process in any Foreign Jurisdiction other than England in which any other party is subject to legal suit, action or proceedings based on or arising under this Agreement within 14 days of receiving written notice of such legal suit, action or proceedings and the request to appoint such agent for service. In the event that the Company does not appoint such an agent within 14 days of the notice requesting it to so, such other party may appoint a commercial agent for service for the Company on the Company’s behalf and at the Company’s expense and the Company agrees that subject to being notified of such appointment in writing, service upon such commercial agent will constitute service upon the Company.

20.7

The Company irrevocably appoints Lloyds TSB Bank plc of 25 Gresham Street, London EC2V 7HN to be its agent for the receipt of Service Documents. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

“Service Document” means a claim form, application notice, order, judgment or other document relating to any Proceedings.

20.8

If the agent at any time ceases for any reason to act as such, the Company shall appoint a replacement agent having an address for service in England or Wales and shall notify HM Treasury and the Joint Sponsors of the name and address of the replacement agent. Failing such appointment and notification, HM Treasury, the Joint Sponsors and CGMEL shall be entitled by notice to the Company to appoint a replacement agent to act on behalf of the Company. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

20.9

Process by which any Proceedings are begun in England may be served on a party by being delivered in accordance with clause 19. Nothing contained in this clause 19.9 affects the right to serve process in another manner permitted by law.

SCHEDULE 1
CERTIFICATES TO BE DELIVERED

Part A
Certificate to be delivered pursuant to clause 11.7 prior to and with effect immediately before Accepted Shares Admission and Non-Accepted Shares
Admission

[Company Letterhead]

To:	The Commissioners of Her Majesty’s Treasury
1 Horse Guards Road
London SW1A 2HQ

Attention of: Nikhil Rathi

[Joint Sponsors]

[Joint Bookrunners]

[date]

Dear Sirs

Proposed Open Offer of 10,408,535,000 Ordinary Shares of 25 pence each (the “Open Offer”)

Further to the open offer agreement between Lloyds Banking Group plc and HM Treasury dated 7 March 2009 as amended and restated between Lloyds Banking Group plc, HM Treasury, Citigroup Global Markets U.K. Equity Limited, J.P. Morgan, Cazenove Limited and UBS Limited on 20 March 2009 and on 18 May 2009 (the “Agreement”), we confirm that:

(a)	the FSA has agreed to admit the Accepted Shares/Non-Accepted Shares to the Official List subject only to the making of an announcement in accordance with paragraph 3.2.7G of the Listing Rules;

(b)

the LSE has agreed to admit the Accepted Shares/Non-Accepted Shares to trading on the LSE subject only to the making of an announcement in accordance with paragraph 2.1 of the Admission and Disclosure Standards;

(c)

it has not come to the notice of any Director that there is any fact or circumstance which constitutes a breach of any of the Warranties given under the Agreement or which has caused or would or might cause any of the Warranties given pursuant to the Agreement to become untrue, inaccurate or misleading by reference to the facts or circumstances existing at 8.00 a.m. on [●];

(d)	it has not come to the notice of any Director that a Material Adverse Effect has occurred;

(e)	it has not come to the notice of any Director that any other event has occurred that would entitle HM Treasury to terminate the Agreement;

(f)	the Resolutions have been passed without amendment at the GM;

(g)	it has not come to the notice of any Director that the Company is in breach of any of its obligations under the Agreement; and

(h)

[insofar as the Directors are aware (subject only to the giving of this letter and excluding any conditions set out in clause 2.1 of the Agreement, the satisfaction of which has been waived by HM Treasury pursuant to clause 2.4 of the Agreement or by the Company pursuant to clause 2.5 of the Agreement, or which is treated as waived pursuant to clause 2.6 of the Agreement) the conditions set out in clause 2.1 of the Agreement have all been fulfilled.][1]

For the purposes of this letter, where in a representation, warranty or undertaking there is an express or implied reference to the “date of this Agreement”, that reference is to be construed as a reference to “immediately prior to Accepted Shares Admission”/Non-Accepted Shares Admission.

Yours faithfully

Director

for and on behalf of
Lloyds Banking Group PLC

[1] Only for letter delivered at Accepted Shares Admission.

Part B
Certificate to be delivered pursuant to clause 11.7 prior to and with effect immediately before the issue of any Supplementary Prospectus and at the Time of Sale, if any

To:	The Commissioners of Her Majesty’s Treasury
1 Horse Guards Road
London SW1A 2HQ

Attention of: Nikhil Rathi

[Joint Sponsors]

[Joint Bookrunners]

[date]

Dear Sirs

Proposed Open Offer of up to 10,408,535,000 ordinary shares of 25 pence each (the “Open Offer”)

Further to the open offer agreement between Lloyds Banking Group plc, HM Treasury dated 7 March as amended and restated between Lloyds Banking Group plc, HM Treasury, Citigroup Global Markets U.K. Equity Limited, J.P. Morgan, Cazenove Limited and UBS Limited on 20 March 2009 and on 18 May 2009 (the “Agreement”), we confirm that:

(a)

it has not come to the notice of any Directors that there is any fact or circumstance which constitutes a breach of any of the Warranties given under the Agreement or which has caused or would or might cause a Warranty to become untrue, inaccurate or misleading by reference to the facts or circumstances existing at 8.00 a.m. on [•]; and

(b)	it has not come to the notice of any Director that the Company is in breach of any of its obligations under the Agreement;

(c)	it has not come to the notice of any Director that a Material Adverse Effect has occurred; and

(d)	it has not come to the notice of any Director that any other event has occurred that would entitle HM Treasury to terminate the Agreement.

For the purposes of this letter, where in a representation, warranty or undertaking there is an express or implied reference to the “date of this Agreement”, that reference is to be construed as a reference to “immediately prior to [●]”.

Yours faithfully

Director
for and on behalf of
Lloyds Banking Group PLC

SCHEDULE 2
DOCUMENTS TO BE DELIVERED

References in this Schedule 2 to copies or certified copies of documents, accounts, minutes, reports or other information shall be deemed to refer to one copy for each party to this Agreement other than the Company.

PART I
Documents to be delivered prior to, on or as soon as practical after execution of this
Agreement

Certified copies of an extract of the minutes of a meeting of the Board (or of the duly authorised committee of such Board) approving and authorising, the execution of this Agreement (and, if the said resolution is of such a committee, a certified copy of the resolution of the Board appointing such committee) are to be delivered by the Company to the Joint Sponsors, HM Treasury and the Joint Bookrunners prior to, on or as soon as practical after execution of this Agreement.

PART II
Documents relating to the Circular and the Application Form to be delivered on the
Posting Date under clause 3.19

The following documents are to be delivered by the Company to the Joint Sponsors, HM Treasury and, where agreed between the Company and the Joint Bookrunners, the Joint Bookrunners on the Posting Date, to the extent such documents are applicable under the Listing Rules and/or Prospectus Rules, as referred to in clause 3.19:

1.	copies of the Circular bearing evidence of the formal approval of the FSA pursuant to the Listing Rules;

2.

certified copies of letters in a form acceptable to the Joint Sponsors, acting reasonably, signed by each of the Directors authorising the publication of the Circular and accepting responsibility for the Circular and including a power of attorney in favour of each of the other Directors;

3.

certified copies of the Verification Materials prepared in connection with the Circular signed by or on behalf of each person to whom responsibility is therein assigned and copies of all evidence supporting answers in the notes;

4.

certified copies of the resolution of the Board of Directors (or of the duly authorised Committee of such Board) approving and authorising the issue of the Circular, the Form of Proxy, the Application Form and any other documents to be issued on the Posting Date (and if the said resolution is of such a Committee, a certified copy of the resolution of the Board of Directors appointing such Committee);

5.

certified copies of a memorandum to the Directors from Linklaters LLP in connection with the Open Offer explaining the nature of their responsibilities and obligations as directors of a listed company under the Listing Rules and DTRs, in a form acceptable to the Joint Sponsors, acting reasonably;

6.	original copies of the letter, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, duly signed by the Auditors and dated the Posting Date:

(a)	providing comfort on there being no significant change in the financial and trading position (including indebtedness) of the Group since 31 December 2008; and

(b)	providing comfort on the proper and accurate extraction of financial information relating to the Group contained in the Circular.

7.

original copies of the letter, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, duly signed by the Auditors and dated the Posting Date giving consent to the inclusion in the Circular of their name and reports and letters in the form and context in which they are respectively included;

8.	original copies of the letter, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, duly signed by the Company and dated the Posting Date providing comfort on there being no significant change in the financial and trading position (including indebtedness) of the Group since 31 December 2008;

9.	certified copies of any press release relating to the posting of the Circular;

10.	copies of the Form of Proxy;

11.	copies of the Application Form;

12.	copies of any other document(s) issued on the Posting Date;

13.	a certified copy of each of the other documents stated in the Prospectus and the Circular as being available for inspection; and

14.	such other documents as may be reasonably required by HM Treasury and/or the Joint Sponsors.

PART III
Documents relating to the Prospectus to be delivered on the Posting Date under clause 3.20

The following documents are to be delivered by the Company to the Joint Sponsors, HM Treasury and, (other than where the document is solely for the purposes of the Joint Sponsors in their capacity as sponsors), the Joint Bookrunners on the Posting Date as referred to in clause 3.20 and the date of publication of each Supplementary Prospectus:

1.	certified copies of the signed applications for admission to the Official List of the New Shares;

2.	certified copies of the signed application for admission to trading of the New Shares on the London Stock Exchange;

3.	certified copies of the passporting confirmation for the Prospectus issued by the competent authority in the Relevant Member State into which the Prospectus is being passported;

4.

certified copies of the completed ‘Form A’, to be submitted to the FSA in accordance with paragraph 3.1.1(1) of the Prospectus Rules for approval of a prospectus in accordance with Part VI of the FSMA;

5.	certified copies of the Prospectus bearing evidence of the formal approval of the FSA pursuant to the Listing Rules;

6.

original letters, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, duly signed by the Company’s counsel in relation to paragraph 8.3.4R of the UK Listing Rules and dated the Posting Date;

7.

original letters, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, duly signed by the Company’s counsel in relation to paragraphs, 8.4.8R and 8.4.9R of the UK Listing Rules and dated the Posting Date;

8.

original letters, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, duly signed by the Company in relation to paragraphs 8.3.4R, 8.4.8R and 8.4.9R of the UK Listing Rules and dated the Posting Date;

9.

original letters, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, duly signed by the Auditors in relation to paragraphs 8.4.8(1), 8.4.8(2) and 8.4.9(3) of the UK Listing Rules and dated the Posting Date;

10.

original letters, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, signed by each of the Directors authorising the publication of the Prospectus, accepting responsibility for information contained in the Prospectus and any Supplementary Prospectus and acknowledging their understanding of their responsibilities under the UK Listing Rules and the Disclosure Rules in accordance with paragraph 8.3.4R of the UK Listing Rules and dated the Posting Date;

11.

certified copies of the Verification Materials prepared in connection with the Prospectus signed by or on behalf of each person to whom responsibility is therein assigned and copies of all evidence supporting answers in the notes;

12.

certified copies of the resolution of the Board of Directors (or of the duly authorised Committee of such Board) approving and authorising the issue of the Prospectus (and if the said resolution is of such a Committee, a certified copy of the resolution of the Board of Directors appointing such Committee);

13.

to the extent not provided under Part II of Schedule 2, original copies of any pro forma financial information report incorporated in the Prospectus, duly signed by the Auditors and dated the Posting Date;

14.	to the extent not provided under Part II of Schedule 2, certified copies of the Profit Forecast Report;

15.	certified copies of each of the documents stated in the Prospectus as being available for inspection and incorporated by reference into the Prospectus;

16.	original copies of the letter, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, duly signed by the Auditors and dated the Posting Date:

(a)	providing comfort on there being no significant change in the financial and trading position (including indebtedness) of the Group since 31 December 2008;

(b)	providing comfort on the proper and accurate extraction of financial information relating to the Group contained in the Prospectus; and

(c)	providing comfort on the capitalisation and indebtedness statement included in the Prospectus;

17.

original copies of the letter, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, duly signed by the Auditors and dated the Posting Date providing comfort on UK taxation information as contained in the Prospectus;

18.

original copies of the letter, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, duly signed by the Auditors and dated the Posting Date giving consent to the inclusion in the Prospectus of their name and reports and letters in the form and context in which they are respectively included;

19.

original copies of letters, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, duly signed by the Auditors and dated the same date as the Prospectus on the matters contemplated in the U.S. Statement of Auditing Standards No. 72 (and including four original copies of a “SAS 72 look-a-like” letter) with respect to the financial statements and certain financial information relating to the Group contained, or incorporated by reference, in the Prospectus;

20.	original copies of the letter, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, duly signed by KPMG LLP and dated the Posting Date, providing comfort on the proper and accurate extraction of historical financial information relating to the HBOS Group contained in the Prospectus;

21.

original copies of the letter, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, duly signed by KPMG LLP and dated the Posting Date, in relation to paragraphs 8.4.8R and 8.4.9R of the Listing Rules;

22.

original copies of the letter, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, duly signed by the Company and dated the Posting Date providing comfort on there being no significant change in the financial and trading position (including indebtedness) of the Group since 31 December 2008;

23.

original copies of a rule 10b-5 disclosure letter and no-registration, tax disclosure and “investment company” opinions from Linklaters LLP (as U.S. counsel for the Company), and a rule 10b-5 disclosure letter and no-registration opinion from US Counsel for the Joint Bookrunners, in each case, in a form acceptable to the Joint Sponsors and CGMEL and to HM Treasury, acting reasonably;

24.

certified copies of a memorandum to the Directors from Linklaters LLP in connection with the Open Offer explaining the nature of their responsibilities and obligations as directors of a listed company under the Listing Rules and DTRs, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably;

25.	certified copies of the registrar’s agreement entered into by the Company with the Registrar in relation to the Open Offer;

26.	certified copies of the press release relating to the posting of the Prospectus;

27.	certified copies of the Memorandum and Articles of Association of the Company;

28.	certified copies of any power of attorney pursuant to which any Director signed any of the documents mentioned above in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably;

29.

original copies of the Working Capital Report relating to the Group duly signed by PricewaterhouseCoopers LLP, in a form acceptable to the Joint Sponsors and CGMEL, acting reasonably, and dated the Posting Date; and

30.	such other documents as may be reasonably required by HM Treasury, the Joint Bookrunners and/or the Joint Sponsors.

PART IV
Documents to be delivered immediately prior to Accepted Shares Admission, at the Time of Sale, if any, and immediately prior to Non-Accepted Shares Admission

The following documents are to be delivered by the Company to the Joint Sponsors, HM Treasury and, where agreed between the Company and the Joint Bookrunners, the Joint Bookrunners (other than where the document is solely for the purposes of the Joint Sponsors in their capacity as sponsors) not later than 5.00 p.m. on the Dealing Day immediately preceding the proposed date of Accepted Shares Admission/Non-Accepted Shares Admission and at the Time of Sale, if any (where indicated):

1.	certified copies of the Resolutions;

2.

certified copies of the resolution of the Board (or of the duly authorised committee of the Board) provisionally allotting the relevant New Shares (and, if the said resolution is of such a committee, a certified copy of the resolution of the Board appointing such committee (if not previously delivered to the HM Treasury, the Joint Sponsors and CGMEL));

3.

certified copies of the resolution of the Board of Directors (or of the duly authorised committee of the Board) approving the redemption of the Preference Shares (and, if the said resolution is of such a committee, a certified copy of the resolution of the Board appointing such committee (if not previously delivered to HM Treasury, to the Joint Sponsors and CGMEL));

4.

original copies of a letter addressed to HM Treasury, to the Joint Sponsors and to CGMEL in the form set out in Part A of Schedule 1 dated as of the date of Accepted Shares Admission/Non-Accepted Shares Admission and in the form set out in Part B of Schedule 1 dated as at the Time of Sale, if any;

5.

original copies of updating versions of the letters referred to in paragraphs 6 and 8 of Part II of this Schedule 2 and paragraphs 7, 8, 16, 17, 18, 19 and 20 of Part III of this Schedule 2 to the extent in each case such letters related to the Prospectus as well as written opinions in the form previously provided to HM Treasury, the Joint Sponsors and to CGMEL from Linklaters LLP, the Solicitors to the Joint Sponsors and Joint Bookrunners and from Maclay Murray & Spens LLP, all dated the date of Accepted Shares Admission and Non-Accepted Shares Admission (and, in the case of the items referred to in paragraphs 6 and 8 of Part II of this Schedule 2 and paragraphs 7, 8, 16, 17, 18, 19 and 20 of Part III of this Schedule 2, also referencing the Time of Sale, if any); and

7.	such other documents as may be reasonably required by HM Treasury, the Joint Bookrunners and/or the Joint Sponsors.

Note: It is agreed that, other than in respect of the Linklaters LLP and Solicitors to the Joint Sponsors and Joint Bookrunners opinions, the parties will discuss (acting reasonably) the extent, to which it is necessary and customary to update all of the documents referred to in paragraph 5.

SCHEDULE 3
WARRANTIES

PART I
Representations, warranties and undertakings given under clauses 11.1 and 11.1A

1.	Compliance

1.1

Each member of the Group, other than those undertakings in which the Company holds a proportion of the capital that is not likely to have a significant effect on the assessment of its own assets and liabilities, financial position or profits and losses, has been duly incorporated and is validly existing as a company with limited liability under the laws of the country of its incorporation with full corporate power and authority to own, lease and operate the properties which it owns, leases and operates and to own its other assets and carry on its business as presently carried on and as intended to be carried on in all material respects as described in the Prospectus, when published.

1.2

All licences, permissions, authorisations and consents which are material for carrying on the business of the Group have been obtained and are in full force and effect and, so far as the Company is aware, there are no circumstances which might lead to any of such licences, permissions, authorisations and consents being revoked, suspended, varied or refused renewal to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

1.3

Save as would not be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, all sums due in respect of the issued share capital of the Company at the date of this Agreement have been paid to and received by the Company. No owner or holder of any of the share capital of the Company shall, with effect from Accepted Shares Admission or Non-Accepted Shares Admission, have any right, in his capacity as such, in relation to the Group other than as set out in the memorandum and articles of association of the Company.

1.4

Save as would not be (singly or in the aggregate) material in the context of the Open offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, the Company is the beneficial owner free from all Adverse Interests of the shares it holds in each of its subsidiary undertakings.

1.5	Save as would not be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or

subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, the Company and the Directors have at all times complied with the provisions of the Company’s memorandum and articles of association and the Companies Acts and, subject to the passing of the Resolutions, have or will have the right, power and authority under the memorandum and articles of association of the Company, or pursuant to resolution passed in general meeting, to enter into and perform this Agreement (including, without limitation, the power to pay commissions, fees, costs and expenses provided for in this Agreement), to make the Open Offer, to allot and issue the New Shares in certificated and uncertificated form, to redeem the Preference Shares, to issue the Issue Documents in the manner proposed without any sanction or consent by members of the Company or any class of them and, subject to Accepted Shares Admission, there are no other consents, authorisations or approvals required by the Company in connection with the entering into and the performance of this Agreement and the actions referred to in this paragraph 1.5 which have not been irrevocably and unconditionally obtained. The Company’s existing Ordinary Shares are participating securities in, and have not been suspended from, CREST.

1.6

Save as would not be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, the allotment and issue of the New Shares, the issue and distribution of the Issue Documents and any other document by or on behalf of the Company in connection with Accepted Shares Admission or Non-Accepted Shares Admission, the Open Offer or the redemption of the Preference Shares will comply in all material respects with all agreements to which any Group Company is a party or by which any such Group Company is bound and will comply with: (a) all applicable laws and regulations of the United Kingdom (including, without limitation, the Companies Acts, FSMA, the Listing Rules, the Prospectus Rules, the DTRs and the Admission and Disclosure Standards) and all applicable United States laws and regulations and (in all material respects) with all applicable laws and regulations of any relevant jurisdiction; (b) the memorandum and articles of association of the Company; and (c) when published, the Working Capital Report; and will not exceed or infringe any restrictions or the terms of any contract, indenture, security, obligation, commitment or arrangement by or binding upon the board of directors of any Group Company or their respective properties, revenues or assets or result in the implementation of any right of pre emption or any other material provision thereof, or result in the imposition or variation of any material rights or obligations of any Group Company.

1.7	The statement set out in clause 2.1(J) is true and accurate and not misleading.

1.8	The New Shares will, upon allotment, be free from all Adverse Interests and will rank pari passu in all respects with the existing issued shares in the issued share capital of the Company.

1.9	The Company has complied in all material respects with the requirements of Euroclear and the Regulations.

1.10

No member of the Group or any person acting on its behalf has taken, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result in stabilisation or manipulation of the price of any security of the Company.

1.11	The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any New Shares (except as contemplated in this Agreement).

1.12

All information provided by the Company, and any of its subsidiary undertakings or any of its or their officers or employees in connection with the Open Offer, the APS, the Class B Shares and at the Due Diligence Meetings to HM Treasury and/or to the Joint Sponsors and/or CGMEL and/or the Auditors in connection with its or their due diligence enquiries or similar requests for information has been supplied in good faith and such information was when supplied, and remains, true and accurate in all material respects and no further information requested has been withheld, the absence of which might reasonably be considered to be material to such due diligence enquiries or requests for information.

2.	Announcements

2.1

The Press Announcement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that this warranty shall not cover information contained in the Press Announcement which was furnished in writing to the Company by the Joint Sponsors expressly for use therein; and all expressions of opinion, intention, belief or expectation of the Company or the Directors contained in the Press Announcement are truly and honestly held and made on reasonable grounds after due and careful enquiry.

2.2

With respect to all Previous Announcements, all statements of fact contained therein were at the date of the relevant Previous Announcement and, save to the extent corrected, amended or supplemented in any document or announcement issued or made by or on behalf of the Company or any member of the Group subsequent thereto, remain true and accurate in all material respects and not misleading in any material respect and all estimates, expressions of opinion or intention or expectation of the Directors contained therein were made on reasonable grounds and were honestly held by the Directors and were fairly based and there were no facts known (or which could on reasonable enquiry have been known by the Directors) the omission of which would make (i) any material statement of fact, or (ii) any estimate or statement or expression of opinion, intention or expectation in any of the Previous Announcements misleading and all Previous Announcements complied in all material respects with the memorandum and articles of association of the Company, the Listing Rules, the DTRs, the Prospectus Rules, the Companies Acts, FSMA, all applicable rules and requirements of the London Stock Exchange and the FSA, all applicable US laws and regulations and (in all material respects) all other applicable requirements of statute, statutory regulation or any regulatory body.

3.	Accounts

3.1	The Accounts:

	(A)	have been prepared and audited in accordance and comply with IFRS, the Companies Acts and all applicable laws and regulations;

(B)

give a true and fair view of the financial condition and of the state of affairs of the Group as at the end of each of the relevant financial periods (including the Accounts Date) and of the profit, loss, cash flow and changes in equity of the Group for such periods; and

(C)

either made proper provision for, or, where appropriate, in accordance with IFRS, include a note in respect of all material liabilities or commitments, whether actual, deferred or contingent, of the Group.

3.2

The Directors have established procedures which provide a reasonable basis for them to make proper judgements on an ongoing basis as to the financial position and prospects of the Company and the Group.

3.3

There are no, and during the past four years have been no: (i) material weaknesses in the internal controls over financial reporting (whether or not remediated) of the Company or the Group; (ii) changes in the internal controls over financial reporting of the Company or the Group that have materially adversely affected, or would be reasonably likely to materially adversely affect, the internal controls over financial reporting of the Company or the Group; or (iii) material fraud that involves any current member of management of the Company or (so far as the Company is aware) of any other member of the Group and no material fraud that involves any employee of the Company or (so far as the Company is aware) of any other member of the Group.

4.	Guarantees, indemnities, borrowings and default

4.1	Save for:

	(A)	guarantees or indemnities given by any member of the Group in the ordinary course of business; and

	(B)	any guarantees, indemnities or other similar arrangements given by the Company or any Group Company to HM Treasury or any other UK government department and/or the Joint Sponsors,

no member of the Group has given or has agreed to give any guarantee or indemnity or similar obligation in favour of a third party and no member of the Group has any current or known future liability, howsoever arising which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

4.2

No event has occurred nor have any circumstances arisen (and the making and completion of the Open Offer itself, the redemption of the Preference Shares and the allotment and issue of the New Shares will not give rise to any such event or circumstance) so that any person is or would be entitled, or could, with the giving of notice or lapse of time or the fulfilment of any condition or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any indebtedness of any member of the Group and no person to whom any indebtedness, of any member of the Group which is payable on demand is owed has demanded or threatened to demand repayment of, or taken or threatened to take any step to enforce any guarantee, indemnity or other security for, the same, which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material or have material consequences in each case in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares or the business of the Group.

4.3

There are no companies, undertakings, partnerships or joint ventures in existence in which any member of the Group has an ownership interest but whose results are not consolidated with the results of the Group, but whose default would affect the indebtedness or increase the contingent liabilities of the Group to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

4.4

No event or circumstance exists, has occurred or arisen or, so far as the Company is aware, is about to occur which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the making of a relevant determination, constitute, or result in, termination of or a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any member of the Group is a party or by which any such member of the Group or any of its properties, revenues or assets are bound, in any of the foregoing cases to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

5.	Taxation

No stamp duty, SDRT or other issuance or transfer taxes or similar duties are payable in connection with the allotment, issue and delivery of the New Shares by the Company in accordance with the terms of this Agreement or otherwise in connection with the making or implementation of the Open Offer or the redemption of the Preference Shares, save for any stamp duty or SDRT payable under sections 67, 70, 93 or 96 of the Finance Act 1986 in relation to the issue of the New Shares.

6.	Intellectual property

6.1

Except to an extent that would not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, and so far as the Company is aware, the Group does not infringe the Intellectual Property Rights of any third party nor so far as the Company is aware does any third party infringe the Intellectual Property Rights owned or used by the Group.

6.2

All material Intellectual Property Rights used by the Group are either legally or beneficially owned by the Group in all material respects or are used under a licence and are not subject to any Adverse Interests to an extent that would or might (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

6.3

Save as would not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, (i) all Intellectual Property Rights registered in the name of a member of the Group (if any) are beneficially owned by it and subsisting and if granted not subject to revocation and (ii) all requisite registration and renewal fees in respect thereof have been duly and timeously paid.

6.4

Save as would not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, (i) all Intellectual Property Rights owned and used or reasonably likely to be used by the Group and capable of legal protection are subject to appropriate and enforceable protection (including, where reasonably appropriate, by registration), and (ii) so far as the Company is aware there is no restriction of the rights of the Group to use any Intellectual Property Rights owned by or licensed to the Company to engage in any of the activities presently or proposed to be undertaken by it.

7.	Insurance

Save would not be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or

subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, the Group is insured to adequate levels against all risks which the Company reasonably believes to be commonly insured against by persons carrying on the same or similar businesses as those carried on by the Group and against all risks against which the Group might reasonably be expected to insure in the particular circumstances of the businesses carried on by each member of the Group, all such insurances are in full force and effect and to the best knowledge, information and belief of the Company, there are no circumstances which could render any such insurances void or voidable and there is no material insurance claim, pending, threatened or outstanding against any member of the Group and all premiums due in respect of all insurances have been duly paid.

8.	Rating

Except as publicly announced the Company has not received notice of any intended or potential downgrading of the rating assigned to the Company’s (or any other member of its Group) credit or debt by a ratings agency.

9.	Insolvency

9.1	No member of the Group is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or is otherwise insolvent.

9.2

Save in the context of a solvent voluntary winding up or otherwise as would not (singly or in the aggregate) be material in the content of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, no order has been made, petition presented or resolutions passed for the winding up of any member of the Group and no meeting has been convened for the purpose of winding up any member of the Group. No member of the Group has been a party to any transaction which could be avoided in a winding up.

9.3	No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the assets of any member of the Group.

9.4

By reason of actual or anticipated financial difficulties, no member of the Group has commenced negotiations with its creditors or any class of its creditors with a view to rescheduling any of its indebtedness or has made or proposed any arrangement or composition with its creditors or any class of its creditors.

10.	Regulatory

10.1

Each member of the Group required to be licensed (as a bank or otherwise) is duly licensed in its jurisdiction of incorporation and domicile and, except as would not reasonably be expected to be material, is duly licensed or authorised in each other jurisdiction where it is required to be licensed or authorised to conduct its business.

10.2

Save as otherwise as would not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, the Company is not subject to any special or additional surveillance or supervision by the FSA or to any special or additional reporting requirements in relation to its assets, liquidity position, funding position or otherwise and the Company has not been subject to any visits, beyond customary visits, by the FSA.

10.3

The operations of each member of the Group are and have been conducted at all times in material compliance with the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any member of the Group with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

10.4

Except as previously disclosed by the Company, none of the Company, any other member of the Group or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company is currently subject to any sanctions administered by the U.S. Department of the Treasury (“OFAC”) or any similar sanctions imposed by the European Union, the United Nations or any other body, governmental or other, to which the Company or ay of its Affiliates is subject (collectively, “other economic sanctions”); and the Company will not directly or indirectly use the proceeds of the Open Offer, or lend, contribute or otherwise make available such proceeds to any other member of the Group, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC or any other economic sanctions.

10.5

None of the Company, any other member of the Group or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company, is aware of or has taken any action, directly or indirectly, that could result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder (the FCPA) (including, without limitation, making use of the mail or any means or instrument of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political office, in contravention of the FCPA), the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (the OECD Convention) or any similar law or regulation, to which the Company, any other member of the Group, any director, officer, agent, employee of any member of the Group or, to the knowledge of the Company, any Affiliate is subject; and the Company, each member of the Group and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance with the FCPA, the OECD Convention and any applicable similar law or regulation and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

11.	United States Securities Regulations

11.1	The Company is a “foreign issuer” (as defined in Regulation S under the Securities Act).

11.2	The Company reasonably believes that there is no “substantial US market interest” (as defined in Rule 902(j) of Regulation S under the Securities Act) in any of the New Shares.

11.3

The Company does not believe that it is and does not expect to become (whether as a result of the receipt and application of the proceeds of the sale of the New Shares or otherwise) a “passive foreign investment company” within the meaning of section 1297 of the US Internal Revenue Code of 1986.

11.4

The Company is not, and, immediately after giving effect to the offering and sale of the New Shares and the application of the proceeds thereof as set forth in the Draft Prospectus and, when published, the Prospectus, will not be, an “investment company” as such term is defined in the US Investment Company Act of 1940.

11.5

Other than HM Treasury, there are no persons with registration rights or other similar rights to have any shares registered by the Company under the Securities Act except to the extent that HM Treasury has transferred any of its registration rights to any person in accordance with the relevant provisions of the Registration Rights Agreement in effect from 12 January 2009.

11.6

During the period of six months after Accepted Shares Admission or, if later, Non-Accepted Shares Admission, the Company will not, and will not permit any of its Affiliates to, resell any New Shares which constitute “restricted securities” under Rule 144 that have been reacquired by any of them other than in transactions that meet the applicable requirements of Regulation S.

PART II
Representations, warranties and undertakings given on the Posting Date, on the date of publication of each Supplementary Prospectus, at the Time of Sale, if any, and
immediately prior to Accepted Shares Admission and Non-Accepted Shares Admission

1.	The Issue Documents

1.1

The Issue Documents contain all particulars and information required by, and comply in all respects with the memorandum and articles of association of the Company, the Companies Acts, FSMA, the Listing Rules (including, without limitation, Chapters 10, 11 and 13 of the Listing Rules (as applicable)), the DTRs, the Prospectus Rules, the City Code on Takeovers and Mergers, all applicable rules and requirements of the London Stock Exchange, the FSA and all applicable US laws and regulations and all other applicable requirements of statute, statutory regulation or any regulatory body.

1.2

The Issue Documents (and any amendments or supplements thereto) do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

1.3

All expressions of opinion, intention or expectation contained in any Issue Document are, and were on the respective dates of such Issue Document, honestly held by the Directors and are fairly based and have been made on reasonable grounds after due and careful consideration and enquiry.

1.4

There are no facts or matters known, or which could on reasonable enquiry have been known, to the Company or any of the Directors and which are omitted from any Issue Document, the omission of which would make any statement of fact or expression of opinion, intention or expectation contained in a Issue Document misleading.

1.5

Having regard to the particular nature of the Company, the Group and the Company’s share capital and the other matters referred to in section 87A of the FSMA, the Issue Documents contain all information about the Group, which is or might be material for disclosure to potential investors and their professional advisers and which they would reasonably require and reasonably expect to find there for the purpose of making an informed assessment of the matters specified in section 87A(2) of the FSMA.

1.6

All statements made or information provided by or on behalf of and with the knowledge of the Company to the FSA or to any of the Joint Sponsors or to CGMEL (including in connection with any application for certain information to be omitted from the Prospectus and/or the Circular), are (or, when made, will be) true and accurate in all material respects and are not (or, when made, will not be) misleading and there are no facts which have not been disclosed to the FSA in connection therewith which by their omission make any such statements misleading or which are material for disclosure to the FSA. All expressions of opinion, intention, belief or expectation made by or on behalf of and with the knowledge of the Company to the FSA or to any of the Joint Sponsors or to CGMEL (including in connection with any application for certain information to be omitted from the Prospectus and/or the Circular), are (or, when made, will be) truly and honestly held and have been (or, when made, will be) made on reasonable grounds after due and careful consideration and enquiry.

1.7

There is no fact or circumstance which is not disclosed with sufficient prominence in the Issue Documents which ought to be taken into account by the UK Listing Authority in considering the application for listing of the New Shares.

1.8

The Open Offer (including without limitation, the creation, allotment and issue of the New Shares and the publication and distribution of the Issue Documents) has been and will be conducted in all material respects in accordance with the terms and conditions of the Issue Documents and the Company has complied and will comply with all laws, rules and regulations applicable to the Open Offer in each jurisdiction in which the New Shares are offered.

1.9

The Verification Materials have been prepared with due care and attention by persons who, collectively, have appropriate knowledge and responsibility to enable them to provide appropriate supporting materials for the statements in the Issue Documents in respect of which they are compiled.

2.	Provision of Information

2.1

The pro forma financial information on the Group incorporated by reference in the Prospectus has been duly and carefully prepared on the bases incorporated by reference in the Prospectus, in accordance with the Prospectus Rules and is presented on a basis consistent with the accounting principles, standards and practices normally applied by the Company.

2.2

The summary and selected financial information on the Group set out in the Prospectus has been duly and carefully extracted from the Accounts and has been properly compiled on a basis consistent with the accounting policies applied in the Accounts.

2.3

The capitalisation and indebtedness table in relation to the Group set out in the Prospectus has been properly compiled on a basis that is consistent with the accounting policies applied in the Accounts.

2.4	No member of the Group has any off balance sheet financing, investment or liability material for disclosure in the Prospectus that is not so fairly disclosed.

2.5

There are no facts or circumstances, which have not been included the Prospectus or any other information provided to the UK Listing Authority, which would cause the UK Listing Authority not to be satisfied that the Company’s capital adequacy is regulated by the FSA or suitably regulated by another regulatory body.

2.6

The particulars of the employees schemes contained in the Prospectus or, when published, any Supplementary Prospectus and, in particular, the information as to the dates on which options or other rights may be exercised and the number of options or other rights granted (conditionally or otherwise) on or before the date of this Agreement are accurate in all material respects and not misleading.

2.7

The share capital of the Company will, upon Accepted Shares Admission and on Non-Accepted Shares Admission, be as described in the Prospectus in all material respects; all of the New Shares will, upon Accepted Shares Admission and on Non-Accepted Shares Admission, be duly and validly allotted, authorised and issued and fully paid or credited as fully paid; and, except as disclosed in any previous announcements made by or on behalf of the Company or any other member of the Group in respect of public debt or preference share issuance, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of the Company or any member of the Group under any option or other agreement (including conversion rights and rights of pre emption); all of the issued share capital of each other member of the Group has been duly and validly authorised and issued and fully paid or credited as fully paid and is owned by the Company or one or more wholly-owned subsidiaries of the Company and is free of all encumbrances.

3.	Reports

3.1

All information supplied by the Company or any member of the Group to the Joint Sponsors and/or CGMEL and/or the Auditors for the purposes of the Working Capital Report and/or any other report or letter prepared by the Auditors in connection with the Open Offer and in respect of any updates thereto, has been supplied to them in good faith; and such information was when supplied and remains true and accurate in all material respects and not misleading, and no information has been withheld the absence of which might reasonably have affected the contents of the Working Capital Report and/or any other such report or letter.

3.2

The Reports are fairly presented and all information contained in the Reports is true and accurate in all material respects and is not misleading and no fact or matter has been omitted from the Reports which would be necessary to make the information therein not misleading; and the Company has read and does not disagree with the statements of opinion contained in, or the contents of, the Reports and (where relevant) the statements of opinion, intention or expectation attributed to the Group in the Reports are accurate statements of the opinions, intentions or expectations held by the Group, which are fairly based upon facts within the knowledge of the Company, and have been made after due and careful consideration and enquiry.

3.3

The Working Capital Report has been approved by the Directors or a duly authorised committee thereof, the cashflow and working capital projections contained in the Working Capital Report have been prepared after due and careful consideration and enquiry, all assumptions on which such projections are based are set out in the Working Capital Report and are reasonable and such projections take into account all material matters of which the Company is aware concerning the Company, the other members of the Group or the markets in which any of them is carrying on, or is expecting to carry on, business and all factual information supplied to the Auditors by the Company or any other member of the Group or any of such person’s officers for the purpose of enabling the Auditors to identify or evaluate the assumptions underlying the relevant projections is true, accurate and not misleading and all other information (including any forecast or projection) supplied for that purpose was carefully prepared and given in good faith.

4.	Derogation

Each statement made by or on behalf of the Company (and of which the Company is aware) in connection with any application to the London Stock Exchange or the UK Listing Authority for information to be omitted from the Prospectus is true, complete and accurate and not misleading. There is no information which has not been disclosed in writing to the London Stock Exchange or the UK Listing Authority in connection with such an application which by its omission makes such a statement untrue, inaccurate or misleading.

5.	Compliance

5.1

Each member of the Group has conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom and all relevant foreign countries or authorities, and there is no order, decree or judgment of any court or any governmental or other competent authority or agency of the United Kingdom or any foreign country outstanding against any member of the Group or any person for whose acts any member of the Group is vicariously liable which in any of the foregoing cases would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

5.2

This Agreement and the other agreements to be entered into by the Company in connection with Accepted Shares Admission or Non-Accepted Shares Admission, the redemption of the Preference Shares and the Open Offer have been or will be duly authorised, executed and delivered on behalf of the Company and assuming due authorisation, execution and delivery by the other parties thereto, do or will constitute valid and binding obligations of the Company enforceable against it in accordance with their terms (subject to mandatory rules of law relating to insolvency).

5.3

Other than pursuant to options or other rights granted under the Group’s share option schemes and save as otherwise would not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, there are no rights (conditional or otherwise) (i) to require the issue of any shares or other securities (including without limitation, any loan capital) or securities convertible into or exchangeable for, or warrants, rights or options to purchase, or obligations, commitments or intentions to create the same or (ii) to sell or otherwise dispose of any shares or other securities of a Group Company (other than to another Group Company, as the case may be) which are outstanding and in force.

6.	Position since Accounts Date

6.1	Since the Accounts Date and save as disclosed in the Press Announcement or via a Regulatory Information Service:

(A)	each Group Company has carried on its respective business in the ordinary course in all material respects, and there has been no Material Adverse Effect;

(B)

there has been no material impairment to charges in respect of any assets of the Company or of any Group Company, and there has been no increase in the provisions in respect of losses in relation to any mortgage, loans or other assets of the Company or of any Group Company that, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares;

(C)

save for any utilisation by the Company of the short-term liquidity measures being made available by the Bank of England (in the form notified by HM Government to the European Commission on 12 October 2008) or of the HM Treasury 2008 Credit Guarantee Scheme, no Group Company has, otherwise than in the ordinary course of business, entered into or assumed or incurred any contract, commitment (whether in respect of capital expenditure or otherwise), borrowing, indebtedness in the nature of borrowing, guarantee, liability (including contingent liability) or any other agreement or obligation that, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares;

(D)

other than in the ordinary course of business, no debtor has been released by the Company to an extent which (singly or in the aggregate) is material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares on terms that he pays less than the book value of his debt and no debt of such material amount owing to the Company or any Group Company has been deferred, subordinated or written off or has proven irrecoverable to any material extent;

(E)

no Group Company has been involved in any transaction (other than any transaction provided for in this Agreement or a previous placing and open offer agreement between the parties entered into as of 13 October 2008) which has resulted or would be reasonably likely to result (singly or in the aggregate) in any liability for Tax on the Company or any Group Company, which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New

Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares other than a transaction in the ordinary course of business; and

(F)

no Group Company has been in default in any material respect under any agreement or arrangement to which any Group Company is a party and which is or is reasonably likely to be material and there are no circumstances likely to give rise to such default, to an extent which (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

7.	Litigation

7.1

No member of the Group or any of its officers or agents or employees is involved, or has during the recent past (being not less than 12 months ending on the date of this Agreement) been involved in any civil, criminal, arbitration, administrative, governmental or other proceedings or governmental regulatory or similar investigation or enquiry, whether as plaintiff, defendant or otherwise which, by itself or with other proceedings, which would be, or is reasonably likely to be, material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

7.2

No litigation or arbitration, administrative, governmental, civil, criminal or other proceedings nor governmental, regulatory or similar investigation or enquiry are pending or have been threatened by or against any Group Company or any of its officers, agents or employees in relation to the affairs of any Group Company and, to the best of the knowledge, information and belief of the Company and the Directors, there are no facts or circumstances likely to give rise to any such litigation or arbitration, administrative, criminal, governmental, civil, or other proceedings or governmental, regulatory or similar investigation or enquiry, in each case, to an extent which, by itself or with other proceedings, would be, or is reasonably likely to be, material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

7.3

No member of the Group or any of their respective officers or agents or employees in relation to the affairs of any Group Company has been a party to any undertaking or assurance given to any court or governmental agency or the subject of any injunction which in any of the foregoing cases is still in force and which, by itself or with other proceedings, which would be, or is reasonably likely to be, material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

7.4

For the purpose of this paragraph 7, proceedings includes any action by any governmental, public or regulatory authority (including any investment exchange or any authority or body which regulates investment business or takeovers or which is concerned with regulatory, licensing, competition, taxation matters or matters concerning Intellectual Property Rights).

8.	Arrangements with directors, shareholders and advisors

8.1

Save for the articles of association of the Company, any service agreement with a Director and any contracts entered into in the ordinary course of business, there are no existing contracts or engagements or other arrangements to which any Group Company is a party and in which any of the directors of any Group Company and/or any associate of any of them is interested which would be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares; and to the extent that any such contracts, engagements or other arrangements exist they comply with the related party requirements of the Listing Rules of the UK Listing Authority (or other relevant regulator).

8.2	Other than HM Treasury, no Shareholder has any rights, in his capacity as such, in relation to any Group Company other than as set out in the articles of association of the Company.

8.3

The Company is not aware of any claim, demand or right of action against any member of the Group otherwise than for accrued remuneration in accordance with their contracts of employment by any officer or employee (or former officer or employee) of the Group and/or any associate of them in any of the foregoing cases, to an extent that (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

8.4

So far as the Company is aware, no Director nor any person connected with such Director nor any of the employees of the Group nor any person connected with any such employee is in breach of any restrictive covenant, employment agreement or contract for services which would, or would be reasonably likely to, affect the Company, any other member of the Group and so far as the Company is aware, there are no circumstances which might give rise to any claim of such a breach or any other dispute with any employer, former employer or other person for whom any Director or employee of the Group provides or has provided services, in any of the foregoing cases to an extent that (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the Open Offer, any acquisition of New Shares or subscription for Preference Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

8.5	For the purpose of this paragraph 8, associate has the meaning:

	(A)	in the case of an individual, given to “connected person” under section 96B(2) of FSMA; and

	(B)	in the case of a body corporate, given to “associated company” in sections 416 et seq. of the Income and Corporation Taxes Act 1988.

9.	Information technology

Save as otherwise would not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares or by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares:

(A)

systems used or planned to be used in connection with the businesses of the Group are all the systems required for the present needs of the business of the Group, including, without limitation, as to system capacity and ability to process current peak volumes and anticipated volumes in a timely manner;

(B)

in the 12 months prior to the date of this Agreement, the Group has not suffered any failures or bugs in or breakdowns of any systems used in connection with the businesses of the Group which have caused any substantial disruption or interruption in or to its use and the Company is not aware of any fact or matter which may so disrupt or interrupt or affect the use of such equipment following the date of this Agreement on the same basis as it is presently used;

(C)

all hardware comprised in any systems, excluding any software and any external communications lines, used in the businesses of the Group are owned (except those items which are subject to finance leases) and operated by and are under the control of a member of the Group and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Group or (where governed by outsourcing or other similar arrangements) are otherwise openly accessible to the Group; and

	(D)	each member of the Group is validly licensed to use the software used in its business.

10.	Share Schemes

Save as otherwise would not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, and except for options or other rights granted under the Company’s approved share option schemes or other employee incentive arrangements in accordance with normal practice, there are no arrangements which (contingently or otherwise) may give rise to an obligation on the Company or any Group Company to allot, issue or grant any relevant securities as defined in section 80 of the CA 1985.

11.	Pension schemes

Save as would otherwise not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, the Group is not paying, and is not under any liability (actual or contingent) to pay or secure (other than by payment of employers’ contributions under national insurance or social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

12.	Agreements

Save as otherwise disclosed in any previous announcements made by or on behalf of the Company or any member of the Group in respect of public debt or preference share issuance and otherwise as would not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares or by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, there is no agreement, undertaking, instrument or arrangement requiring the creation, allotment, issue, redemption or repayment, or the grant to any person of the right (whether conditional or not) to require the allotment, issue, redemption or repayment, of any shares in the capital of the Company or any subsidiary undertaking of the Company (including, without limitation, an option or right of pre-emption or conversion).

13.	Regulatory

13.1

No member of the Group or any of its officers has failed to comply with any statutory provision or any rules, regulations, directions, requirements, notices and provisions of the FSA or any other regulatory body applying to such member of the Group in relation to its business including (without limitation) in respect of the maintenance of its Capital Resources Requirement and satisfaction of the Overall Financial Resources Rule and any equivalent capital requirements in any other jurisdiction that are applicable to any member of the Group; no obligation has arisen in respect of the general notification requirements under Chapter 15.3 of SUP, save in any of the foregoing cases to an extent which would not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

13.2

Save as otherwise would not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, no member of the Group is the subject of any investigation, enforcement action (including, without limitation to vary the terms of any permission of licence) or disciplinary proceeding by the FSA or any other regulatory body having jurisdiction over such member of the Group, and no such investigation, enforcement action or disciplinary proceeding is threatened or pending.

14.	Competition

14.1

No member of the Group is a party to (or is concerned in) any agreement, arrangement, concerted practice or course of conduct which infringes, or of which particulars have or should have been delivered to any relevant governmental or other authority in any jurisdiction under any relevant legislation in any territory regarding anti-competitive or restrictive trade or business practices or which falls within Articles 81 and/or 82 of the EC Treaty, or otherwise, in any of the foregoing cases to an extent that (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the Open Offer, any subscription for New Shares or by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

14.2

No member of the Group is, or has been, in connection with its business or that of any other member of the Group, engaged in any practice which contravenes any such legislation as is referred to in the preceding paragraph or which is under investigation by any authority referred to in the preceding paragraph or which is the subject of undertakings to any such authority and, so far as the Company is aware, none of the practices carried on by any member of the Group contravenes or may contravene any such legislation or is reasonably likely to be subject to such investigation, in any of the foregoing cases to an extent that would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

15.	Compliance

15.1

Each member of the Group, other than those undertakings in which the Company holds a proportion of the capital that is not likely to have a significant effect on the assessment of its own assets and liabilities, financial position or profits and losses, has been duly incorporated and is validly existing as a company with limited liability under the laws of the country of its incorporation with full corporate power and authority to own, lease and operate the properties which it owns, leases and operates and to own its other assets and carry on its business as presently carried on and as intended to be carried on in all material respects as described in the Circular and the Prospectus and, in relation to each member of the Group, to enter into and perform its obligations pursuant to the Open Offer itself and the redemption of the Preference Shares and to enter into and consummate all transactions in connection therewith.

15.2

The Company has duly authorised, executed and delivered this Agreement and the other agreements to be entered into by it in connection with the Open Offer itself and the redemption of the Preference Shares and each of them constitute valid and binding obligations enforceable against it in accordance with their respective terms.

15.3

All licences, permissions, authorisations and consents which are material for carrying on the business of the Group have been obtained and are in full force and effect and, so far as the Company is aware, there are no circumstances which might lead to any of such licences, permissions, authorisations and consents being revoked, suspended, varied or refused renewal to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealing in the Ordinary Shares.

15.4

Save as would not be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, all sums due in respect of the issued share capital of the Company at the date of this Agreement have been paid to and received by the Company. No owner or holder of any of the share capital of the Company shall, with effect from Accepted Shares Admission or Non-Accepted Shares Admission, have any right, in his capacity as such, in relation to the Group other than as set out in the memorandum and articles of association of the Company.

15.5

Save as would not be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, the Company is the beneficial owner free from all Adverse Interests of the shares it holds in each of its subsidiary undertakings.

15.6

Save as would not be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, the Company and the Directors have at all times complied with the provisions of the Company’s memorandum and articles of association and the Companies Acts and, subject to the passing of the Resolutions, have or will have the right, power and authority under the memorandum and articles of association of the Company, or pursuant to resolution passed in general meeting, to enter into and perform this Agreement (including, without limitation, the power to pay commissions, fees, costs and expenses provided for in this Agreement), to make the Open Offer, to allot and issue the New Shares in certificated and uncertificated form to redeem the Preference Shares, to issue the Issue Documents in the manner proposed without any sanction or consent by members of the Company or any class of them and, subject to Accepted Shares Admission and, solely in relation to Non-Accepted Shares, Non-Accepted Shares Admission (if any), there are no other consents, authorisations or approvals required by the Company in connection with the entering into and the performance of this Agreement and the actions referred to in this paragraph 15.6 which have not been irrevocably and unconditionally obtained. The Company’s existing Ordinary Shares are participating securities in, and have not been suspended from, CREST.

15.7

Save as would not be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, the allotment and issue of the New Shares, the issue and distribution of the Issue Documents and any other document by or on behalf of the Company in connection with Accepted Shares Admission or Non-Accepted Shares Admission (if any), the Open Offer or the redemption of the Preference Shares will comply with all agreements to which any Group Company is a party or by which any such Group Company is bound and will comply with: (a) all applicable laws and regulations of the United Kingdom (including, without limitation, the Companies Acts, FSMA, the Listing Rules, the Prospectus Rules, the DTRs and the Admission and Disclosure Standards) and all applicable United States laws and regulations and with all applicable laws and regulations of any relevant jurisdiction; (b) the memorandum and articles of association of the Company; and (c) when published, the Working Capital Report; and will not exceed or infringe any restrictions or the terms of any contract, indenture, security, obligation, commitment or arrangement by or binding upon the board of directors of any Group Company or their respective properties, revenues or assets or result in the implementation of any right of pre emption or any other material provision thereof, or result in the imposition or variation of any material rights or obligations of any Group Company.

15.8

Save as would not be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted

Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, none of the Company or any other member of the Group is and, so far as the Company is aware, no event is about to occur which would result in the Company or any other member of the Group being (a) in violation of its memorandum or articles of association or other governing or constitutional documents or (b) in breach or default in the performance or observance of any obligation, agreement, covenant or condition contained in any Agreement or Instruments, or (c) in violation of any applicable law, statute, rule, regulation, judgment, order, writ, claim form or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any other member of the Group or any of their respective assets, revenues or properties. Save as would not be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, the Company and each other member of the Group has complied and will comply with applicable securities laws and regulations in relation to the Open Offer itself and the redemption of the Preference Shares.

15.9	The statement set out in clause 2.1(J) is true and accurate and not misleading.

15.10	The New Shares will, upon allotment, be free from all Adverse Interests and will rank pari passu in all respects with the existing issued shares in the issued share capital of the Company.

15.11	The Company has complied in all material respects with the requirements of Euroclear and the Regulations.

15.12

No member of the Group or any person acting on its behalf has taken, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result in stabilisation or manipulation of the price of any security of the Company.

15.13	The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any New Shares (except as contemplated in this Agreement).

15.14

All information provided by the Company, and any of its subsidiary undertakings or any of its or their officers or employees in connection with Open Offer, the APS, the Class B Shares and at the Due Diligence Meetings to HM Treasury and/or to the Joint Sponsors and/or CGMEL and/or the Auditors in connection with its or their due diligence enquiries or similar requests for information has been supplied in good faith and such information was when supplied, and remains, true and accurate in all material respects and no further information requested has been withheld, the absence of which might reasonably be considered to be material to such due diligence enquiries or requests for information.

16.	Announcements

16.1

The Press Announcement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that this warranty shall not cover information contained in the Press Announcement which was furnished in writing to the Company by the Joint Sponsors expressly for use therein; and all expressions of opinion, intention, belief or expectation of the Company or the Directors contained in the Press Announcement are truly and honestly held and made on reasonable grounds after due and careful enquiry.

16.2

With respect to all Previous Announcements, all statements of fact contained therein were at the date of the relevant Previous Announcement and, save to the extent corrected, amended or supplemented in any document or announcement issued or made by or on behalf of the Company or any member of the Group subsequent thereto, remain true and accurate in all material respects and not misleading in any material respect and all estimates, expressions of opinion or intention or expectation of the Directors contained therein were made on reasonable grounds and were honestly held by the Directors and were fairly based and there were no facts known (or which could on reasonable enquiry have been known by the Directors) the omission of which would make (i) any material statement of fact, or (ii) any estimate or statement or expression of opinion, intention or expectation in any of the Previous Announcements misleading and all Previous Announcements complied in all material respects with the memorandum and articles of association of the Company, the Listing Rules, the DTRs, the Prospectus Rules, the Companies Acts, FSMA, all applicable rules and requirements of the London Stock Exchange and the FSA, all applicable US laws and regulations and (in all material respects) all other applicable requirements of statute, statutory regulation or any regulatory body. There is no existing profit forecast outstanding in respect of the Company, the Group taken as a whole, or any member thereof.

17.	Accounts

17.1	The Accounts incorporated by reference into the Circular and the Prospectus:

	(A)	have been prepared and audited in accordance and comply with IFRS, the Companies Acts and all applicable laws and regulations;

(B)

give a true and fair view of the financial condition and of the state of affairs of the Group as at the end of each of the relevant financial periods (including the Accounts Date) and of the profit, loss, cash flow and changes in equity of the Group for such periods; and

(C)

either made proper provision for, or, where appropriate, in accordance with IFRS, include a note in respect of all material liabilities or commitments, whether actual, deferred, or contingent of the Group.

17.2	The HBOS Accounts incorporated by reference into the Prospectus:

	(A)	have been prepared and audited in accordance and comply with IFRS, the Companies Acts and all applicable laws and regulations;

(B)

give a true and fair view of the financial condition and of the state of affairs of HBOS and the HBOS Group as at the end of each of the relevant financial periods (including the HBOS Accounts Date) and of the profit, loss, cash flow and changes in equity of HBOS and the HBOS Group for such periods; and

(C)

either made proper provision for, or, where appropriate, in accordance with IFRS, include a note in respect of all liabilities or commitments, whether actual, deferred, contingent or disputed, of the HBOS Group.

17.3

The Directors have established procedures which provide a reasonable basis for them to make proper judgements on an ongoing basis as to the financial position and prospects of the Company and the Group.

17.4

The Directors have established procedures which provide a reasonable basis for them to make proper judgements on an ongoing basis as to the financial position and prospects of the Company and the Group.

17.5

There are no, and during the past four years have been no: (i) material weaknesses in the internal controls over financial reporting (whether or not remediated) of the Company or the Group; (ii) changes in the internal controls over financial reporting of the Company or the Group that have materially adversely affected, or would be reasonably likely to materially adversely affect, the internal controls over financial reporting of the Company or the Group; or (iii) material fraud that involves any current member of management of the Company or (so far as the Company is aware) of any other member of the Group and no material fraud that involves any employee of the Company or (so far as the Company is aware) of any other member of the Group.

18.	Guarantees, indemnities, borrowings and default

18.1	Save for:

	(A)	guarantees or indemnities given by any member of the Group in the ordinary course of business; and

	(B)	any guarantees, indemnities or other similar arrangements given by the Company or any Group Company to HM Treasury or any other UK government department and/or the Joint Sponsors,

no member of the Group has given or has agreed to give any guarantee or indemnity or similar obligation in favour of a third party and no member of the Group has any current or known future liability, howsoever arising which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

18.2

No event has occurred nor have any circumstances arisen (and the making and completion of the Open Offer itself, the redemption of the Preference Shares and the allotment and issue of the New Shares will not give rise to any such event or circumstance) so that any person is or would be entitled, or could, with the giving of notice or lapse of time or the fulfilment of any condition or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any indebtedness of any member of the Group and no person to whom any indebtedness, of any member of the Group which is payable on demand is owed has demanded or threatened to demand repayment of, or taken or threatened to take any step to enforce any guarantee, indemnity or other security for, the same, which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material or have material consequences in each case in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares or the business of the Group.

18.3

There are no companies, undertakings, partnerships or joint ventures in existence in which any member of the Group has an ownership interest but whose results are not consolidated with the results of the Group, but whose default would affect the indebtedness or increase the contingent liabilities of the Group to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

18.4

No event or circumstance exists, has occurred or arisen or, so far as the Company is aware, is about to occur which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the making of a relevant determination, constitute, or result in, termination of or a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any member of the Group is a party or by which any such member of the Group or any of its properties, revenues or assets are bound, in any of the foregoing cases to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

19.	Taxation

No stamp duty, SDRT or other issuance or transfer taxes or similar duties are payable in connection with the allotment, issue and delivery of the New Shares by the Company in accordance with the terms of this Agreement or otherwise in connection with the making or implementation of the Open Offer or the redemption of the Preference Shares, save for any stamp duty or SDRT payable under sections 67, 70, 93 or 96 of the Finance Act 1986 in relation to the issue of the New Shares.

20.	Intellectual property

20.1

Except to an extent that would not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, and so far as the Company is aware, the Group does not infringe the Intellectual Property Rights of any third party nor so far as the Company is aware does any third party infringe the Intellectual Property Rights owned or used by the Group.

20.2

All material Intellectual Property Rights used by the Group are either legally or beneficially owned by the Group in all material respects or are used under a licence and are not subject to any Adverse Interests to an extent that would or might (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares.

20.3

Save as would not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, (i) all Intellectual Property Rights registered in the name of a member of the Group (if any) are beneficially owned by it and subsisting and if granted not subject to revocation and (ii) all requisite registration and renewal fees in respect thereof have been duly and timeously paid.

20.4

Save as would not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, (i) all Intellectual Property Rights owned and used or reasonably likely to be used by the Group and capable of legal protection are subject to appropriate and enforceable protection (including, where reasonably appropriate, by registration), and (ii) so far as the Company is aware there is no restriction of the rights of the Group to use any Intellectual Property Rights owned by or licensed to the Company to engage in any of the activities presently or proposed to be undertaken by it.

21.	Insurance

Save as would not be (singly or in the aggregate) material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or

subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, the Group is insured to adequate levels against all risks which the Company reasonably believes to be commonly insured against by persons carrying on the same or similar businesses as those carried on by the Group and against all risks against which the Group might reasonably be expected to insure in the particular circumstances of the businesses carried on by each member of the Group, all such insurances are in full force and effect and to the best knowledge, information and belief of the Company, there are no circumstances which could render any such insurances void or voidable and there is no material insurance claim, pending, threatened or outstanding against any member of the Group and all premiums due in respect of all insurances have been duly paid.

22.	Rating

Except as publicly announced the Company has not received notice of any intended or potential downgrading of the rating assigned to the Company’s (or any other member of its Group’s) credit or debt by a ratings agency.

23.	Insolvency

23.1	No member of the Group is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or is otherwise insolvent.

23.2

Save in the context of a solvent voluntary winding up or otherwise as would not (singly or in the aggregate) be material in the content of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, no order has been made, petition presented or resolutions passed for the winding up of any member of the Group and no meeting has been convened for the purpose of winding up any member of the Group. No member of the Group has been a party to any transaction which could be avoided in a winding up.

23.3	No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the assets of any member of the Group.

23.4

By reason of actual or anticipated financial difficulties, no member of the Group has commenced negotiations with its creditors or any class of its creditors with a view to rescheduling any of its indebtedness or has made or proposed any arrangement or composition with its creditors or any class of its creditors.

24.	Regulatory

24.1

Each member of the Group required to be licensed (as a bank or otherwise) is duly licensed in its jurisdiction of incorporation and domicile and, except as would not reasonably be expected to be material, is duly licensed or authorised in each other jurisdiction where it is required to be licensed or authorised to conduct its business.

24.2

Save as otherwise as would not (singly or in the aggregate) be material in the context of the Open Offer, any subscription for New Shares by HM Treasury, Ordinary Shareholders or subscriber(s) procured by the Joint Bookrunners pursuant to clause 3.5 or clause 4.1, the redemption of the Preference Shares, Accepted Shares Admission, Non-Accepted Shares Admission or post-Accepted Shares or Non-Accepted Shares Admission dealings in the Ordinary Shares, the Company is not subject to any special or additional surveillance or supervision by the FSA or to any special or additional reporting requirements in relation to its assets, liquidity position, funding position or otherwise and the Company has not been subject to any visits, beyond customary visits, by the FSA.

24.3

The operations of each member of the Group are and have been conducted at all times in material compliance with the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any member of the Group with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

24.4

Except as previously disclosed by the Company, none of the Company, any other member of the Group or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company is currently subject to any sanctions administered by the U.S. Department of the Treasury (“OFAC”) or any similar sanctions imposed by the European Union, the United Nations or any other body, governmental or other, to which the Company or ay of its Affiliates is subject (collectively, “other economic sanctions”); and the Company will not directly or indirectly use the proceeds of the Open Offer, or lend, contribute or otherwise make available such proceeds to any other member of the Group, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC or any other economic sanctions.

24.5

None of the Company, any other member of the Group or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company, is aware of or has taken any action, directly or indirectly, that could result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder (the FCPA) (including, without limitation, making use of the mail or any means or instrument of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political office, in contravention of the FCPA), the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (the OECD Convention) or any similar law or regulation, to which the Company, any other member of the Group, any director, officer, agent, employee of any member of the Group or, to the knowledge of the Company, any Affiliate is subject; and the Company, each member of the Group and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance with the FCPA, the OECD Convention and any applicable similar law or regulation and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

25.	United States Securities Regulations

25.1	The Company is a “foreign issuer” (as defined in Regulation S under the Securities Act).

25.2	The Company reasonably believes that there is no “substantial US market interest” (as defined in Rule 902(j) of Regulation S under the Securities Act) in any of the New Shares.

25.3

The Company does not believe that it is and does not expect to become (whether as a result of the receipt and application of the proceeds of the sale of the New Shares or otherwise) a “passive foreign investment company” within the meaning of section 1297 of the US Internal Revenue Code of 1986.

25.4

The Company is not, and, immediately after giving effect to the offering and sale of the New Shares and the application of the proceeds thereof as set forth in the Draft Prospectus and, when published, the Prospectus, will not be, an “investment company” as such term is defined in the US Investment Company Act of 1940.

25.5

Other than HM Treasury, there are no persons with registration rights or other similar rights to have any shares registered by the Company under the Securities Act except to the extent that HM Treasury has transferred any of its registration rights to any person in accordance with the relevant provisions of the Registration Rights Agreement in effect from 12 January 2009.

25.6

During the period of six months after Accepted Shares Admission or, if later, Non-Accepted Shares Admission, the Company will not, and will not permit any of its Affiliates to, resell any New Shares which constitute “restricted securities” under Rule 144 that have been reacquired by any of them other than in transactions that meet the applicable requirements of Regulation S.

26.	Panel Confirmation

The Panel has confirmed that subject to the independent shareholders of the Company voting in favour of the Whitewash Resolution, the Panel will disapply the requirement to make a general offer under the terms of Rule 9 of the City Code on Takeovers and Mergers which would otherwise be required by the subscription by HM Treasury (or its nominee) for the New Shares.

27.	Profit forecast

27.1

The forecast loss before tax, before the recognition of negative goodwill, for the period ending 31 December 2009 set out in Part XVII of the Prospectus represents the honest belief of the Directors, has been made after due and careful enquiry by the Company, presents fairly the information shown therein, has been prepared in accordance with applicable guidelines and rules and has been properly compiled on the basis set out therein (and the basis of accounting used is consistent with the accounting policies of the Group) and the assumptions used in the preparation thereof are reasonable.

27.2	The Profit Forecast Report has been approved by the Directors or a duly authorised committee thereof, and takes into account all material matters and sensitivities of which the Company is aware concerning the Company, the other members of the Group or the markets in which any of them is carrying on, or is expecting to carry on, business. All assumptions on which such projections are based are set out in the Profit Forecast Report and are reasonable and such projections take into account all material matters of which the Company is aware concerning the Company, the other members of the Group or the markets in which any of them is carrying on, or is expecting to carry on, business and all factual information supplied to the Auditors by the Company or any other member of the Group or any of such person’s officers for the purpose of enabling the Auditors to identify or evaluate the assumptions underlying the relevant projections is true, accurate and not misleading and all other information (including any forecast or projection) supplied for that purpose was carefully prepared and given in good faith.

SCHEDULE 4
PRO FORMA NOVATION AGREEMENT

THIS NOVATION AGREEMENT is made the [●] day of [●], 20[●]

BETWEEN:

1.	THE COMMISSIONERS OF HER MAJESTY’S TREASURY, of 1 Horse Guards Road, London SW1A 2HQ (“HMT”)

2.

LLOYDS BANKING GROUP PLC, a company incorporated in Scotland with registered number 095000 and whose registered office is at Henry Duncan House, 120 George St, Edinburgh, Scotland EH2 4LH (the “Lloyds”);

3.

CITIGROUP GLOBAL MARKETS U.K. EQUITY LIMITED, a company incorporated in England and Wales with registered number 2019774 and whose registered office is at Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB (“CGMEL”);

4.	UBS LIMITED, a company incorporated in England and Wales with registered number 2035362 whose registered office is at 1 Finsbury Avenue, London EC2M 2PP (“UBS”); and

5.	J.P. MORGAN CAZENOVE LIMITED, a company incorporated in England and Wales with registered number 04153386 and whose registered office is 20 Moorgate, London EC2R 6DA (“JPMC”); and

6.	[ ] of [ ] [(registered in England No. [ ])] (the “Company”)

WHEREAS:

(A)	HMT, Lloyds, CGMEL, UBS and JPMC have entered into the Open Offer Agreement (as defined in this Agreement).

(B)

HMT wishes to be released and discharged from the Open Offer Agreement and the Company, CGMEL, UBS, and JPMC have agreed to release and discharge HMT from the Open Offer Agreement upon the terms of the Company’s undertaking to perform the Open Offer Agreement and be bound by its terms in the place of HMT and HMT agreeing to guarantee the Company’s obligations in respect of the Open Offer Agreement.

NOW IT IS AGREED as follows:-

1.	INTERPRETATION

1.1	In this Agreement:

“Open Offer Agreement”

means the agreement as amended and restated on 20 March 2009 and on 18 May 2009 between HMT and Lloyds, CGMEL, UBS and JPMC relating to, inter alia, the open offer of a number of Lloyds ordinary shares; and

“Continuing Parties”	means, Lloyds, CGMEL, UBS and JPMC and “Continuing Party” shall be construed accordingly.

1.2	In this Agreement, unless otherwise specified:

	(A)	references to clauses and sub-clauses are to clauses and sub-clauses of this Agreement; and

	(B)	headings to clauses and schedules are for convenience only and do not affect the interpretation of this Agreement.

2.	COMPANY’S UNDERTAKING

With effect from the date of this Agreement and in consideration of the undertakings given by the Continuing Parties in clause 3, the Company hereby undertakes to observe, perform, discharge and be bound by the Open Offer Agreement as if the Company were a party to that agreement in the place of HMT. Notwithstanding this undertaking, nothing in this Agreement shall:

	(A)	require the Company to perform any obligation created by or arising under the Open Offer Agreement falling due for performance, or which should have been performed, before the date of this Agreement;

	(B)	make the Company liable for any act, neglect, default or omission in respect of the Open Offer Agreement committed by HMT or occurring before the date of this Agreement; or

	(C)	impose any obligation on the Company for or in respect of any obligation performed by HMT under the Open Offer Agreement before the date of this Agreement.

3.	CONTINUING PARTIES’ UNDERTAKING AND RELEASE OF HMT

3.1

With effect from the date of this Agreement and in consideration of the undertakings given by the Company in clause 2 and the undertakings and guarantee given by HMT in clauses 4 and 5 respectively, each of the Continuing Parties hereby:

	(A)	releases and discharges HMT from all obligations to observe, perform, discharge and be bound by the Open Offer Agreement;

	(B)	accepts the Company’s undertaking to observe, perform, discharge and be bound by the Open Offer Agreement (such undertaking being set out in clause 2); and

	(C)	agrees to observe, perform, discharge and be bound by the Open Offer Agreement as if the Company were a party to the Open Offer Agreement in the place of HMT.

3.2

Notwithstanding the provisions of sub-clause 3.1(A), nothing in this Agreement shall affect or prejudice any claim or demand whatsoever which any Continuing Party may have against HMT in relation to the Open Offer Agreement and arising out of matters prior to the date of this Agreement.

4.	HMT’S UNDERTAKING AND RELEASE OF THE CONTINUING PARTIES

With effect from the date of this Agreement and in consideration of the undertakings given by the Continuing Parties in clause 3, HMT hereby releases and discharges each of the Continuing Parties from all obligations to observe, perform, discharge and be bound by the Open Offer Agreement. Notwithstanding this undertaking and release, nothing in this Agreement shall affect or prejudice any claim or demand whatsoever which HMT may have against any Continuing Party in relation to the Open Offer Agreement and arising out of matters prior to the date of this Agreement.

5.	GUARANTEE AND INDEMNITY

5.1

In consideration of the undertakings given by the Continuing Parties in clause 3, HMT hereby unconditionally and irrevocably guarantees to each Continuing Party the due and punctual performance and observance by the Company of all its obligations, commitments and undertakings under or pursuant to this Agreement and agrees to indemnify each Continuing Party on an after-tax basis against all loss, damage, costs and breach by the Company of its obligations, commitments or undertakings under or pursuant to this Agreement. The liability of HMT under this Agreement shall not be released or diminished by any variation of the terms of this Agreement or the Open Offer Agreement as novated by this Agreement (whether or not agreed by HMT), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

5.2

If and whenever the Company defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by the Company under or pursuant to this Agreement, HMT shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made and so that the same benefits shall be conferred on each Continuing Party as such party would have received if such obligation or liability had been duly performed and satisfied by the Company.

5.3

This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations, commitments and undertakings of the Company referred to in sub-clause 5.1 shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which any

Continuing Party may now or hereafter have or hold for the performance and observance of the obligations, commitments and undertakings of the Company under or in connection with this Agreement.

5.4

As a separate and independent stipulation HMT agrees that any obligation expressed to be undertaken by the Company (including, without limitation, any moneys expressed to be payable under this Agreement or the Open Offer Agreement as novated by this Agreement) which may not be enforceable against or recoverable from the Company by reason of any legal limitation, disability or incapacity on or of the Company or any other fact or circumstance (other than any limitation imposed by this Agreement or the Open Offer Agreement as novated by this Agreement) shall nevertheless be enforceable against and recoverable from HMT as though the same had been incurred by HMT and HMT were the sole or principal obligor in respect thereof.

6.	COMPANY CEASES TO BE WHOLLY-OWNED BY HMT

In the event that the Company at any time after the date of this Agreement ceases to be directly or indirectly wholly-owned by HMT, the Company shall, and HMT will procure that the Company shall, enter into a novation agreement upon substantially the same terms as this Agreement such that the rights and obligations assumed by the Company under this Agreement are novated either to HMT or to an entity which is, directly or indirectly, wholly-owned by HMT. The Continuing Parties agree to consent to, and to execute and deliver all such documentation as may be necessary to effect, such novation.

7.	NOTICES

For the purposes of all provisions in the Open Offer Agreement concerning the service of notices, the address of the Company is its registered office as shown above from time to time and its fax number is [●]. All notices served on the Company under the Open Offer Agreement should be marked for the attention of [●].

8.	COUNTERPARTS

8.1	This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

8.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

8.3

Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

9.	GOVERNING LAW

The Continuing Parties and the Company hereby agree that this Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and that the courts of England and Wales are to have exclusive jurisdiction to settle any matter, claim or dispute arising hereunder and submits to the jurisdiction of the English Courts.

10.	AGENT FOR SERVICE OF PROCESS

The Company shall at all times maintain an agent for service of process and for service of any other documents and proceedings in England, or any other proceedings in connection with this Agreement. Such agent shall be [agent with address in England] and any writ, judgment or other notice of legal process shall be sufficiently served on the Company if delivered to such agent at its address for the time being. The Company irrevocably undertakes not to revoke the authority of the above agent and if, for any reason, the agent ceases to act as such, the Company shall appoint a replacement agent having an address for service in England and shall notify Lloyds, CGMEL, UBS and JPMC and HMT of the name and address of such replacement agent. If the Company fails to appoint another agent, Lloyds, having consulted with CGMEL, UBS and JPMC, shall be entitled to appoint one on the Company’s behalf and at the Company’s expense.

IN WITNESS of which this Agreement has been executed on the date which first appears on page 1 of this Agreement.

For and on behalf of
The Commissioners of Her Majesty’s Treasury

For and on behalf of
Citigroup Global Markets U.K. Equity Limited

For and on behalf of
UBS Limited

For and on behalf of
J.P. Morgan Cazanove Limited

For and on behalf of
[Insert name of the Company]

SCHEDULE 5
US INVESTOR LETTER

[Name, address, fax number and attention details for the Company]

[Names, addresses, fax numbers and attention details for the Placing Agents]

cc: [You must fax a copy of this letter
to the financial intermediary through
which your existing ordinary shares
are held. Accordingly please insert
here name, address and contact
details of the relevant financial
intermediary.]

_________________, 2009

Ladies and Gentlemen

In connection with our proposed subscription for new shares (the “New Shares”) of [insert name of company] (the “Company”), which are being offered by way of an open offer (the “Open Offer”), we represent, warrant, agree and confirm that:

1.	To the extent we are an existing shareholder of the Company, we are the beneficial holder of and/or exercise full investment discretion with respect to our ordinary shares of the Company.

2.

We are an institution which (a) has such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of our investments in the New Shares, and (b) we, and any accounts for which we are acting, are able to bear the economic risk, and sustain a complete loss, of such investment in the New Shares.

3.

We are a “qualified institutional buyer” (a “QIB”) as defined in Rule 144A (“Rule 144A”) under the US Securities Act of 1933, as amended (the “Securities Act”). Further, if we are subscribing for the New Shares as a fiduciary or agent for one or more investor accounts, (a) each such account is a QIB, (b) we have investment discretion with respect to each account, and (c) we have full power and authority to make the representations, warranties, agreements and acknowledgements herein on behalf of each such account.

4.

We will base our investment decision on a copy of the Company’s prospectus dated [●], 2009, including the documents incorporated by reference therein (the “Prospectus”). We acknowledge that neither the Company nor any of its affiliates nor any other person (including [insert names of placing agents] (together, the “Placing Agents”)) has made any representations, express or implied, to us with respect to the Company, the Open Offer, the New Shares or the accuracy, completeness or adequacy of any financial or other information concerning the Company, the Open Offer or the New Shares, other than (in the case of the Company and its affiliates only) the information contained or incorporated by reference in the Prospectus. We acknowledge that we have not relied on any information contained in any research reports prepared by the Placing Agents or any of their respective affiliates. We understand that the Prospectus has been prepared in accordance with UK format, style and content, which differs from US format, style and content. In particular, but without limitation, the financial information contained in the Prospectus have been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial statements of US companies prepared in accordance with US generally accepted accounting principles. We will not distribute, forward, transfer or otherwise transmit the Prospectus, or any other presentational or other materials concerning the Open Offer (including electronic copies thereof) to any person within the United States (other than a QIB on behalf of which we act). We acknowledge that we have read and agreed to the matters set forth under the heading “[insert name of relevant section of Prospectus containing notices to oversees investors, including US investors]” in the Prospectus.

5.

We will make our own independent investigation and appraisal of the business, results, financial condition, prospects, creditworthiness, status and affairs of the Company and we will make our own investment decision to subscribe for the New Shares. We understand that there may be certain consequences under US and other tax laws resulting from an investment in the New Shares, including that we must bear the economic risk of an investment in the New Shares for an indefinite period of time, and we will make such investigation and consult such tax and other advisors with respect thereto as we deem appropriate.

6.

Any New Shares we subscribe for will be for our own account (or for the account of a QIB as to which we exercise sole investment discretion and have authority to make the statements contained in this letter) for investment purposes, and not with a view to resale or distribution within the meaning of the US securities laws, subject to the understanding that the disposition of our property shall at all times be and remain within our control.

7.

We understand that the New Shares are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act and that the New Shares are not being and will not be registered under the Securities Act or with any State or other jurisdiction of the United States. We acknowledge and agree that we are not taking up the New Shares as a result of any general solicitation or general advertising (as those terms are defined in Regulation D under the Securities Act). We understand and agree that, although offers and sales of the New Shares are being made in the United States to QIBs, they are not being made under Rule 144A, and that the New Shares are not eligible for resale pursuant to Rule 144A.

8.	We understand that the New Shares will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and we agree that for so long as such securities are “restricted securities” (as so defined), they may not be deposited into any unrestricted depositary facility established or maintained by any depositary bank, including the current American Depositary Receipt (“ADR”) facility maintained by The Bank of New York Mellon, as depositary for the Company’s ADR facility (the “Depositary”).

9.

As long as the New Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, we will not reoffer, resell, pledge or otherwise transfer the New Shares, except in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act (which, for the avoidance of doubt, includes a sale over the London Stock Exchange) and in accordance with any applicable securities laws of any state or other jurisdiction of the United States.

10.

We understand that, to the extent the New Shares are delivered in certificated form, the certificate delivered in respect of the New Shares will bear a legend substantially to the following effect for so long as the securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE SHARES MAY NOT BE DEPOSITED INTO ANY UNRESTRICTED DEPOSITARY RECEIPT FACILITY IN RESPECT OF SHARES ESTABLISHED OR MAINTAINED BY A DEPOSITARY BANK. EACH HOLDER, BY ITS ACCEPTANCE OF THESE SHARES, REPRESENTS THAT IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS.

11.	We acknowledge that, whether or not we currently hold the Company’s ADRs, we will receive the New Shares in the form of ordinary shares and not in the form of ADRs.

12.

We acknowledge that until six months after the latest date on which the New Shares are delivered in the Open Offer (which is currently expected to be [•] 2009), the Depositary will not accept deposits of the New Shares in the ADR facility, or permit pre-releases of the Company’s American Depositary Shares from the ADR facility, unless we (or a broker on behalf of us) certify, among other things, that the shares to be deposited were not subscribed or purchased pursuant to the Open Offer, and that we have not borrowed shares to be deposited with the intention of replacing them with New Shares subscribed or purchased pursuant to the Open Offer.

13.

We understand and acknowledge that the Company shall have no obligation to recognize any offer, sale, pledge or other transfer made other than in compliance with the restrictions on transfer set forth and described herein and that the Company may make notation on its records or give instructions to [insert name of registrar] and any transfer agent of the New Shares and to the Depositary under its ADR facility in order to implement such restrictions.

14.

We understand that the foregoing representations, warranties, agreements and acknowledgements are required in connection with United States and other securities laws and that the Company, its affiliates, the Placing Agents and their respective affiliates, and others are entitled to rely upon the truth and accuracy of the representations, warranties, agreements and acknowledgements contained herein. We agree that if any of the representations, warranties, agreements and acknowledgements made herein are no longer accurate, we shall promptly notify the Company and the Placing Agents. All representations, warranties, agreements and acknowledgements we have made in this letter shall survive the execution and delivery hereof.

15.

We confirm that, to the extent we are purchasing the New Shares for the account of one or more other persons, (a) we have been duly authorized to sign this letter and make the confirmations, acknowledgements and agreements set forth herein on their behalf and (b) the provisions of this letter constitute legal, valid and binding obligations of us and any other person for whose account we are acting.

16.

We irrevocably authorize the Company, its affiliates, the Placing Agents and their respective affiliates and any person acting on their behalf to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings, dispute or official inquiry with respect to the matters covered hereby.

17.	This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

18.	We agree to promptly notify you if, at any time prior to [insert relevant date], any of the foregoing ceases to be true.

Yours truly,

[Signature of authorized signatory]

ON BEHALF OF [Institution]

By:	[Name of authorized signatory]

[Title of authorized signatory]

[Institution]

[Address]

[Name of nominee, if applicable]

IN WITNESS WHEREOF the Original Placing Agreement has been entered into as of 7 March 2009 and has been amended and restated by way of the Amended and Restated Placing Agreement as of 20 March 2009 and the Amended and Restated Placing Agreement has been amended and restated by way of this Agreement as of the date which appears on page 1 of this Agreement.

121	Project Broom Open Offer Agreement

SIGNED by and for and on behalf of LLOYDS BANKING GROUP PLC	) ) )	ERIC DANIELS

SIGNED by and for and on behalf of CITIGROUP GLOBAL MARKETS U.K. EQUITY LIMITED	) ) )	ANDREW THOMPSON

SIGNED by and for and on behalf of UBS LIMITED	) ) )	MICHAEL O’BRIEN DANIEL HOLMES

SIGNED by and for and on behalf of J.P. MORGAN CAZENOVE LIMITED	) ) )	TIM WISE

SIGNED by two of THE COMMISSIONERS OF HER MAJESTY’S TREASURY	) ) ) )	BOB BLIZZARD STEVE McCABE

Conformed copy

Dated as of 7 March 2009,
as Amended and Restated as at 20 March 2009 and as at 18 May 2009

LLOYDS BANKING GROUP PLC

and

CITIGROUP GLOBAL MARKETS U.K. EQUITY LIMITED

and

UBS LIMITED

and

J.P. MORGAN CAZENOVE LIMITED

and

THE COMMISSIONERS OF HER MAJESTY’S TREASURY

OPEN OFFER AGREEMENT

Slaughter and May
One Bunhill Row
London
EC1Y 8YY

(RRO/CPYC)
CD090780056

SCHEDULE 3 WARRANTIES	81

SCHEDULE 4 PRO FORMA NOVATION AGREEMENT	111

SCHEDULE 5 US INVESTOR LETTER	116